Filed Pursuant to Rule 424(b)(3)
Registration No. 333-165263

The information in this prospectus supplement is not complete and may be changed. This prospectus supplement and the accompanying prospectus are part of an effective registration statement filed with the Securities and Exchange Commission. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and we are not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

Subject to completion, dated October 23, 2012

Preliminary prospectus supplement

To prospectus dated March 5, 2010

PXP

Plains Exploration & Production Company

$2,250,000,000

    % Senior Notes due 2020

    % Senior Notes due 2023

Interest will be payable on the notes due 2020 on            and            of each year, and interest will be payable on the notes due 2023 on            and            of each year. The notes due 2020 will mature on            , 2020, and the notes due 2023 will mature on            , 2023. Interest on each series of notes will accrue from            , 2012. The first interest payment on the notes due 2020 will be due on            , 2013, and the first interest payment on the notes due 2023 will be due on            , 2013. We refer to the notes due 2020 and the notes due 2023 collectively as the “notes.”

We may redeem all or part of the notes due 2020 on or after            , 2015 and the notes due 2023 on or after             , 2018, in each case, at the applicable redemption prices described in this prospectus supplement and prior to such dates, at a “make-whole” redemption price, in each case, together with any accrued and unpaid interest to the date of redemption. The optional redemption provisions are more fully described in this prospectus supplement under “Description of notes—Redemption—Optional redemption.” In addition, prior to             , 2015, we may, at our option, redeem up to 35% of the principal amount of the notes of each series with the proceeds of certain equity offerings. If we undergo a change of control coupled with a ratings downgrade or sell assets, we may be required to offer to purchase notes.

The notes are being offered to fund a portion of the consideration to acquire certain oil and gas interests in and near the Holstein, Diana, Hoover, Horn Mountain, Marlin, Dorado, King and Ram Powell Fields located in the Gulf of Mexico. The oil and gas interests will be acquired pursuant to two purchase and sale agreements, including an agreement with BP Exploration & Production Inc. and BP America Production Company, which we refer to collectively as BP. Prior to the consummation of the acquisitions, a portion of the net proceeds from this offering will be used to repay borrowings outstanding under our senior revolving credit facility. If the BP acquisition does not close on or prior to March 15, 2013, or if the BP purchase and sale agreement is terminated at any time prior to the consummation of the BP acquisition, we will be required to redeem all of the notes of each series in cash at a redemption price equal to 100% of the aggregate principal amount of the notes, plus accrued and unpaid interest to, but not including, the date of redemption. Additionally, if we determine it is reasonably likely that the BP acquisition will not close on or prior to March 15, 2013, or the BP purchase agreement will be terminated at any time prior to the consummation of the BP acquisition, we may, at our option, redeem all but not less than all of the notes then outstanding in cash at a redemption price equal to 100% of the aggregate principal amount of the notes, plus accrued and unpaid interest to, but not including, the date of redemption. See “Description of notes—Redemption—Special redemption.”

The notes will be our general unsecured, senior obligations, will be equal in right of payment with any of our existing and future unsecured indebtedness that is not by its terms subordinated to the notes, and will be effectively junior to our existing and future secured indebtedness to the extent of the value of the collateral securing that indebtedness. The notes will initially be guaranteed on a senior unsecured basis by certain of our subsidiaries. The notes will be structurally junior to the indebtedness and other liabilities and the preferred stock of our non-guarantor subsidiaries.

Investing in the notes involves risks. See “Risk factors” beginning on page S-25 of this prospectus supplement and on page 1 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per note due 2020	Total	Per note due 2023	Total
Public offering price(1)%		$	%	$
Underwriting discount	%	$	%	$
Proceeds, before expenses, to us	%	$	%	$
(1)	Plus accrued interest, if any, from , 2012 if settlement occurs after that date. Excludes expenses directly associated with the offering.

The notes will not be listed on any securities exchange. Currently, there is no public market for the notes. Delivery of the notes, in book-entry form, will be made on or about                 , 2012 through The Depository Trust Company.

Joint book-running managers

J.P. Morgan		Barclays
BMO Capital Markets	Citigroup	Wells Fargo Securities

Senior co-managers

BofA Merrill Lynch	RBC Capital Markets
Scotiabank	TD Securities

Co-managers

Capital One Southcoast		Deutsche Bank Securities
Goldman, Sachs & Co.	ING	SunTrust Robinson Humphrey
UBS Investment Bank	BNP PARIBAS	CIBC
Comerica Securities	Fifth Third Securities, Inc.	Mizuho Securities

The date of this prospectus supplement is            , 2012.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

We are not, and the underwriters are not, making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted.

You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate only as of the respective dates on the front of those documents or earlier dates specified herein or therein. Our business, financial condition, results of operations and prospects may have changed since those dates.

Prospectus supplement

Prospectus

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About this prospectus supplement

This prospectus supplement and the accompanying prospectus are part of a shelf registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC. Under the shelf registration process, we may sell any combination of common stock and debt securities in one or more offerings from time to time. In the accompanying prospectus, we provide you a general description of the securities we may offer from time to time under our shelf registration statement. This prospectus supplement describes the specific details regarding this offering, including the price, the aggregate principal amount of debt being offered and the risks of investing in our securities. This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein include important information about us, the notes being offered and other information you should know before investing.

Except in the “Description of notes” or unless otherwise indicated or the context otherwise requires, all references to “Plains,” “PXP,” “we,” “us” and “our” in this prospectus supplement refer to Plains Exploration & Production Company and its direct and indirect subsidiaries on a consolidated basis.

Incorporation by reference

The SEC allows us to “incorporate by reference” the information that we file with it, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents and all documents that we subsequently file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (other than information furnished rather than filed):

•	our Annual Report on Form 10-K and Form 10-K/A for the year ended December 31, 2011;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2012 and June 30, 2012;

•	our Current Reports on Form 8-K and 8-K/A filed on February 13, 2012, April 24, 2012, April 27, 2012, May 22, 2012, September 10, 2012 and October 23, 2012;

•	our Definitive Proxy Statement on Schedule 14A filed on April 13, 2012; and

•

the description of our common stock contained in our Form 10 registration statement filed with the SEC on November 8, 2002, as amended by Amendment No. 1 filed November 21, 2002, Amendment No. 2 filed December 3, 2002, and Amendment No. 3 filed December 6, 2002.

Forward-looking statements

This prospectus supplement includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and the Private Securities Litigation Reform Act of 1995 about us that are subject to risks and uncertainties. All statements other than statements of historical fact included in this document are forward-looking statements. Forward-looking statements may be found under “Prospectus supplement

S-ii

summary,” “Risk factors” and elsewhere in this document regarding our financial position, business strategy, production and reserve growth, possible or assumed future results of operations, and other plans and objectives for our future operations. All forward-looking statements in this prospectus supplement are made as of the date hereof, and you should not place undue reliance on these statements without also considering the risks and uncertainties associated with these statements and our business that are discussed in this prospectus supplement, the accompanying prospectus and our other filings with the SEC. Forward-looking statements are subject to risks and uncertainties. Although we believe that in making such statements our expectations are based on reasonable assumptions, there are risks, uncertainties, and other factors that could cause actual results to be materially different from those in the forward-looking statements. Except as required by law, we do not undertake any obligation to release publicly any revisions to any forward-looking statements, to report events or circumstances after the date of this prospectus supplement, or to report the occurrence of unanticipated events. Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “will,” “would,” “should,” “plans,” “likely,” “expects,” “anticipates,” “intends,” “believes,” “estimates,” “thinks,” “may,” and similar expressions, are forward-looking statements. The following important factors, in addition to those discussed under “Risk factors” and elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, could affect the future results of the energy industry in general, and us in particular, and could cause those results to differ materially from those expressed in or implied by such forward-looking statements:

•	our ability to consummate the GOM Acquisition (as defined herein) and to realize the expected benefits therefrom;

•	unexpected difficulties in integrating our operations as a result of any significant acquisitions, including the GOM Acquisition;

•	the impact of hurricanes and other weather conditions on our offshore operations;

•	the impact of the lack of physical and oilfield service infrastructure in deeper waters on our ability to bring production online;

•	our ability to borrow under our new credit facilities;

•	uncertainties inherent in the development and production of oil and gas and in estimating reserves;

•	unexpected future capital expenditures (including the amount and nature thereof);

•	the impact of oil and gas price fluctuations, including the impact on our reserve volumes and values and on our earnings;

•

the effects of our indebtedness, which could adversely restrict our ability to operate, could make us vulnerable to general adverse economic and industry conditions, could place us at a competitive disadvantage compared to our competitors that have less debt, and could have other adverse consequences;

•	the success of our derivative activities;

•	the success of our risk management activities;

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•	the effects of competition;

•	the availability (or lack thereof) of acquisition, disposition or combination opportunities;

•	the availability (or lack thereof) of capital to fund our business strategy and/or operations;

•	the impact of current and future laws and governmental regulations, including those related to climate change and hydraulic fracturing;

•	the effects of future laws and governmental regulation that result from the Macondo accident and oil spill in the U.S. Gulf of Mexico;

•	the value of the common stock of McMoRan Exploration Co., or McMoRan, and our ability to dispose of those shares;

•	liabilities that are not covered by an effective indemnity or insurance;

•	the ability and willingness of our current or potential counterparties to fulfill their obligations to us or to enter into transactions with us in the future;

•	our ability to divest our low margin non-operated gas assets; and

•	general economic, market, industry or business conditions.

All written and oral forward-looking statements attributable to us are expressly qualified in their entirety by such factors. For additional information with respect to these factors, see “Incorporation by reference.”

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Prospectus supplement summary

This summary highlights information from this prospectus supplement and the accompanying prospectus to help you understand the notes. You should read carefully the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein for a more complete understanding of this offering. You should read “Risk factors” beginning on page S-25 of this prospectus supplement and on page 1 of the accompanying prospectus, as well as “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2011, for more information about important risks that you should consider before making a decision to purchase notes in this offering.

We have defined certain oil and gas industry terms used in this document in the “Glossary of oil and gas terms” beginning on page S-110 of this prospectus supplement. Except in the “Description of notes” or unless otherwise indicated or the context requires otherwise, references to “Plains,” “PXP,” “we,” “us” and “our” mean Plains Exploration & Production Company together with its subsidiaries.

Plains Exploration & Production Company

General

We are an independent energy company engaged in the upstream oil and gas business. The upstream business acquires, develops, explores for and produces oil and gas. Our upstream activities are located in the United States. We own oil and gas properties with principal operations in:

•	Onshore California;
•	Offshore California;
•	the Gulf Coast Region;
•	the Gulf of Mexico; and
•	the Rocky Mountains.

Assets in our principal focus areas include mature properties with long-lived reserves and significant development opportunities as well as newer properties with development and exploration potential. We believe our balanced portfolio of assets and our ongoing risk management program position us well for both the current commodity price environment and future potential upside as we develop our attractive resource opportunities, including our California, Eagle Ford Shale, Haynesville Shale and Gulf of Mexico plays.

As of December 31, 2011, we had estimated proved reserves of 410.9 million BOE, of which 59% was comprised of oil and 55% was proved developed. As of that date, we had a total proved reserve life of approximately 12 years and a proved developed reserve life of approximately seven years. As of December 31, 2011, and based on the twelve-month average of the first-day-of-the-month reference prices as adjusted for location and quality differentials, our proved reserves had a standardized measure of $5.1 billion. As of December 31, 2011, we had estimated probable reserves of 292.1 million BOE, of which 37% was comprised of oil and 2% was probable developed. We believe our long-lived, low production decline reserve base, combined with our active risk management program, should provide us with relatively stable and recurring cash flow.

As of December 31, 2011, after giving effect to the GOM Acquisition (as defined below), our pro forma proved reserves would have been 564.6 million BOE, of which 66% would have been comprised of oil and 57% would have been proved developed.

Our principal executive offices are located at 700 Milam, Suite 3100, Houston, Texas 77002, and our telephone number is (713) 579-6000.

GOM Acquisition

Overview

On September 4, 2012, we entered into a purchase and sale agreement with BP to acquire certain oil and gas interests in and near the Holstein, Diana, Hoover, Horn Mountain, Marlin, Dorado, King and Ram Powell Fields located in the Gulf of Mexico, in exchange for $5.55 billion in cash, subject to customary purchase price adjustments. Additionally, on September 7, 2012, we entered into a purchase and sale agreement with Shell Offshore Inc., or Shell, to acquire certain oil and gas interests in the Holstein Field located in the Gulf of Mexico, in exchange for $560 million in cash, subject to customary purchase price adjustments. We refer to the interests to be acquired from each of BP and Shell as the BP properties and the Shell properties, respectively, and collectively as the GOM Properties. We refer to the transactions with each of BP and Shell as the BP acquisition and the Shell acquisition, respectively, and collectively as the GOM Acquisition.

Under the terms of the BP purchase agreement, we made a performance deposit of $555 million with BP, which BP will be permitted to retain as liquidated damages if it terminates the agreement under certain circumstances. The Shell properties and certain of the BP properties are subject to preferential rights. Each purchase agreement contains customary conditions to closing. We expect that the GOM Acquisition will close on November 30, 2012, and will be effective as of October 1, 2012; however, there can be no assurance that all of the conditions to closing the GOM Acquisition will be satisfied or that either the BP acquisition or the Shell acquisition will be consummated.

This offering is not conditioned upon the completion of the GOM Acquisition, but if the BP acquisition is not consummated by March 15, 2013, or if the BP purchase agreement is terminated at any time prior to the consummation of the BP acquisition, we will be required to redeem all of the notes of each series in cash at a redemption price equal to 100% of the aggregate principal amount of the notes, plus accrued and unpaid interest to, but not including, the date of redemption. Additionally, if we determine it is reasonably likely that the BP acquisition will not close on or prior to March 15, 2013, or the BP purchase agreement will be terminated at any time prior to the consummation of the BP acquisition, we may, at our option, redeem all but not less than all of the notes then outstanding in cash at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest to, but not including, the date of redemption. See “Description of notes—Redemption—Special redemption.”

Description of GOM Properties

Upon completion of the GOM Acquisition, we will hold a 100% working interest and operate the Holstein, Horn Mountain, Marlin, Dorado and King Fields. Additionally, we will hold a 31% working interest in the Ram Powell Field and a 33.33% working interest in the Diana and Hoover Fields, and will be a non-operator of those fields. At the end of July 2012, the BP properties and Shell properties were producing an estimated 67,000 BOE net per day, of which nearly 87% was oil with an average American Petroleum Institute gravity of 34 degrees.

Holstein Field

The Holstein Field is located in Green Canyon blocks 644, 645 and 688. The Holstein platform is a truss spar in water depth of approximately 4,300 feet, and production commenced in December 2004. The capacity is approximately 113,500 barrels of oil per day, 142,300 Mcf of gas per day and 45,900 barrels of water per day. We plan to upgrade the Holstein drilling rig and infrastructure and focus on further developing existing field pay intervals through recompletion, sidetrack, and water injection projects. In addition, we plan to develop and explore via subsea tiebacks deeper potential on the Holstein structure and leases in the Green Canyon area.

Horn Mountain Field

The Horn Mountain Field is located in Mississippi Canyon blocks 82, 126 and 127. The Horn Mountain platform is a truss spar in water depth of approximately 5,400 feet, and production commenced in November 2002. The capacity is approximately 75,000 barrels of oil per day, 72,000 Mcf of gas per day and 30,000 barrels of water per day. We plan to focus on further developing the field primarily through sidetracks of existing producing wells to undrained portions of the field pay reservoir intervals. In addition, we plan to develop and explore via subsea tiebacks additional amplitude driven resource opportunities as well as deeper potential on the Horn Mountain leases.

Marlin Hub

The Marlin Hub is the production facility for three fields: the Marlin Field (S/2 Viosca Knoll block 871 and N/2 Viosca Knoll block 915), the Dorado Field (S/2 Viosca Knoll block 915) and the King Field (Mississippi Canyon 84, 85, 128 and 129). The Marlin Hub is a tension leg platform in water depth of approximately 3,200 feet and production commenced in December 2000. The capacity is approximately 60,000 barrels of oil per day, 235,000 Mcf of gas per day and 20,000 barrels of water per day. The Marlin Field currently produces via a combination of platform and subsea tieback wells while the Dorado and King Fields currently produce exclusively via subsea wells and tieback infrastructure. Our development plans focus on installation of additional compression, deepening of existing wells, and drilling of additional producing wells to optimize recovery and target additional resources primarily in the King and Dorado Fields. In addition, we plan to target deeper potential in the King Field for future tieback to the Marlin Hub.

Ram Powell Field

The Ram Powell Field is located in Viosca Knoll blocks 911 through 913 and 955 through 957. The Ram Powell platform is a tension leg platform in water depth of approximately 3,200 feet, commissioned in 1997 with capacity of approximately 70,000 barrels of oil per day and 310,000 Mcf of gas per day. A drilling rig is scheduled to be installed on the platform in the fourth quarter of 2012. We intend to participate in production optimization projects as well as drilling opportunities in the main field pay intervals as planned by the operator.

Diana and Hoover Fields

The Diana Field is located in East Breaks blocks 945, 946 and 989, and the Hoover Field is located in Alaminos Canyon blocks 25 and 26. The Hoover platform is a deep draft caisson vessel located in Alaminos Canyon block 25 in water depth of approximately 4,800 feet. Production commenced

May 2000, and the platform has a capacity of approximately 100,000 barrels of oil per day, 325,000 Mcf of gas per day and 60,000 barrels of water per day. While the Hoover Field is developed via platform wells, production from the Diana Field is produced via subsea tieback at the Hoover platform. Several additional drilling opportunities exist in established field pay intervals in the Diana Field.

Marketing and transportation

Our share of oil and gas production from the GOM Properties will be sold under a series of arms-length contracts awarded on a competitive bid basis or entered into following negotiations. Oil will be sold directly to companies with refineries in the Gulf Coast regions of Texas and Louisiana at prices based on widely-used industry benchmarks. Gas will be processed in one of three large onshore gas plants, where we will be paid our contractual share of revenues from the sale of natural gas liquids. We will sell or deliver our residue gas to various industrial and energy markets as well as intrastate and interstate pipeline systems.

Historically, the markets for oil and gas have been volatile and are likely to continue to be volatile in the future. The prices we receive for our oil and gas production are subject to wide fluctuations and depend on numerous factors beyond our control, including location and quality differentials, seasonality, economic conditions, foreign imports, political conditions in other oil-producing and gas-producing countries, the actions of OPEC, and domestic government regulation, legislation and policies. Decreases in oil and gas prices have had, and could have, in the future, an adverse effect on the carrying value and volumes of our proved reserves and our revenues, profitability and cash flow.

We will use a series of pipelines, some of which will be ours, to transport our oil and gas production from the platforms to shore. These movements will be made under a combination of transportation contracts and tariffs subject to Federal Energy Regulatory Commission regulation. Currently all the pipelines we will rely upon are operating normally, but natural disasters or other operational situations beyond our control could result in increased transportation costs to us or require us to find transportation alternatives. Such circumstances may also result in significant decreases in our oil and gas production.

Business Strategy

Our strategy is centered on generating attractive returns on our capital employed through oil and gas production, development, expansion and exploration to increase our inventory of oil and gas reserves. Our capital investments are allocated to asset areas with the greatest expected returns and highest growth prospects.

Continue long-term development of our high margin oil-weighted asset base. We have been focusing our capital on high margin oil-weighted properties where we receive premium price realizations that are tied more heavily to Brent crude oil than West Texas Intermediate, or WTI, crude oil, which has been trading at a discount to world benchmark oil prices. These investments are expected to support a diversified growth strategy with sustained development and exploration of our base properties in California, the Eagle Ford Shale, and the Gulf of Mexico. We expect to continue to maintain our stable reserve and production profile through the development of our existing inventory of projects in each of these operating areas.

Over the last several years, we have continued our rotation from low margin gas assets to high margin oil assets. Beginning in 2010, we completed the divestment of our Gulf of Mexico shallow water shelf properties to McMoRan in exchange for approximately $86 million in cash, including $11 million in working capital adjustments, and 51 million shares of McMoRan common stock. In November 2011, we raised $450 million, or $430.2 million net of transaction costs, through the sale of convertible preferred stock in our subsidiary Plains Offshore Operations Inc., or POI, which is being used to fund POI’s share of capital investment in our Lucius oil discovery expected to commence production in 2014 and the Phobos exploration prospect for which results are expected in 2013. In December 2011 and February 2012, we completed the divestment of our Texas Panhandle properties and all of our South Texas conventional gas properties for approximately $779 million.

The GOM Acquisition is a continuation of our high margin oil-weighted growth strategy. The GOM Properties to be acquired recently produced 67,000 BOE net per day, of which 87% was oil with an average American Petroleum Institute gravity of 34 degrees. The producing GOM Properties have established production histories and will complement our existing asset base. Additionally, given the GOM Properties’ proximity to Gulf coast and global markets, we expect to realize premium crude oil pricing compared to WTI crude oil.

To complement our development activities, we expect to continue to expand on our success in exploratory drilling by taking advantage of our exploratory projects in the Gulf of Mexico, California and the Eagle Ford Shale. To implement these plans, we will focus on:

•	developing and extending our resource position through development and step-out drilling in our substantial drilling location inventory;

•	continuing to optimize production practices, in particular by realigning and expanding on injection processes to maximize reservoir deliverability and long-term recoveries from our properties;

•	performing stimulations, sidetracks, recompletions, artificial lift upgrades and other operating margin and reserve enhancements;

•	employing modern seismic applications;

•	optimizing the utilization of our production, marketing, processing, and transportation infrastructure related to our properties including tiebacks of known hydrocarbon accumulations; and

•	using new technology applications in drilling and completion practices to reduce costs.

Maintain active risk management program. We plan to continue managing our exposure to commodity prices by actively hedging significant portions of our oil and gas production through the use of swaps, collars, puts, put spreads and calls. See “—Recent developments—Derivatives.”

Make opportunistic acquisitions. We believe that attractive property acquisition opportunities should become available in our core areas of operation. Our pending acquisition of the GOM Properties is an example of our acquisition strategy, and we believe that these properties may lead to additional expansion opportunities around our floating production systems. The GOM Acquisition will materially enhance our size and scale providing for both onshore and offshore oil development growth, and we will become one of the larger and geographically diverse oil-weighted U.S. independents. We anticipate that the increased size, scale and diversification will reduce cost of capital and operating costs in the long-run and allow us to take on larger projects. Our management team has extensive experience exploring for, developing and producing in deepwater offshore environments including our Lucius project and other exploration, development, construction, and production projects.

Maintain a disciplined financial policy. We intend to continue to pursue a disciplined financial policy by maintaining a prudent capital structure and managing our exposure to commodity price risk. Upon completion of the GOM Acquisition, we anticipate reducing our debt and strengthening our balance sheet. Our financial position is supported by the strong oil production profile of the GOM Properties to be acquired and is underpinned by our onshore oil business in California and the Eagle Ford Shale. Additionally, we anticipate divesting an estimated $1.5 billion to $2.0 billion of low margin non-operated gas assets in 2013 and using the net proceeds to reduce debt. Finally, strong production from the GOM Properties, continued growth from our onshore oil assets and Lucius volumes forecasted to come online in 2014 are expected to generate cash flow in excess of our capital expenditures and such excess cash flow may be applied to further reduce debt and strengthen our balance sheet over the next several years.

Recent developments

Commitment letter

In connection with the GOM Acquisition, on September 4, 2012, we entered into a commitment letter with JPMorgan Chase Bank, N.A. and J.P. Morgan Securities LLC. On September 7, 2012, eight additional financial institutions and their affiliates became parties to the commitment letter.

The commitment letter is subject to various conditions, including (i) the substantially concurrent consummation of the BP acquisition and the absence of a material adverse effect under the BP purchase and sale agreement, (ii) the execution of satisfactory definitive documentation and (iii) other customary closing conditions. Subject to the terms and conditions of the commitment letter, the financial institutions party to the commitment letter have agreed to amend and restate our existing senior revolving credit facility to provide us with senior secured revolving and term loan credit facilities, which we refer to as the amended and restated senior credit facilities, in an aggregate amount of $5.0 billion, with an initial borrowing base of $5.3 billion, comprised of:

•	a $3.0 billion 5-year revolving credit facility;
•	a $750.0 million 5-year term loan; and
•	a $1.25 billion 7-year term loan.

We expect the amended and restated senior credit facilities will be secured by 100% of the shares of stock in certain of our domestic subsidiaries, 65% of the shares of stock in certain foreign subsidiaries, secured subordinated intercompany debt and mortgages covering at least 75% of the total present value of our domestic proved oil and gas properties.

The financial institutions party to the commitment letter have also agreed to provide us with senior unsecured loans in an aggregate principal amount of up to $2.0 billion pursuant to a new senior unsecured bridge term loan facility. We do not expect to borrow under our new senior unsecured bridge term loan facility to fund a portion of the purchase price of the GOM Acquisition unless the net proceeds from this offering are less than $2.0 billion.

In October 2012, we successfully syndicated the $7.0 billion of committed financing to a group of banks and institutional lenders.

We refer to our amended and restated senior credit facilities and the senior unsecured bridge term loan as the new credit facilities. We expect to use the proceeds from the new credit facilities (i) to refinance certain of our existing indebtedness, (ii) to pay the cash consideration for the GOM Acquisition, (iii) to pay the fees and expenses incurred in connection with the GOM Acquisition and related financing transactions and (iv) for other general corporate purposes.

We cannot assure you that we will be able to enter into the new credit facilities on the terms set forth above or at all. For a more detailed description of the new credit facilities, see “Description of our other indebtedness.”

Derivatives

As part of our financing plan for the GOM Acquisition, we will continue to implement our crude oil hedging program by entering into derivative instruments for up to 90% of our crude oil production through 2015 to lock in strong cash flows and to provide downside commodity price protection through the use of swaps, collars, put spreads and calls. We have entered into Brent crude oil swap contracts for 2013 and Brent crude oil put option spread contracts for 2014 and 2015, achieving our target of hedging up to 90% of our crude oil production for 2013 and 2014 and making significant progress for 2015. We also plan to sell calls in the future to offset the premiums associated with our put option spread contracts creating three-way collars. Below is a summary of our open commodity positions as of October 19, 2012:

Period (1)	Instrument Type	Daily Volumes	Average Price (2)	Average Deferred Premium	Index

Sales of Crude Oil Production

2012
Oct - Dec	Three-way collars (3)	40,000 Bbls	$100.00 Floor with an $80.00 Limit $120.00 Ceiling	—	Brent

2013
Jan - Dec	Swap contracts (4)	40,000 Bbls	$109.23	—	Brent
Jan - Dec	Put options (5)	13,000 Bbls	$100.00 Floor with an $80.00 Limit	$6.800 per Bbl	Brent
Jan - Dec	Three-way collars (3)	25,000 Bbls	$100.00 Floor with an $80.00 Limit $124.29 Ceiling	—	Brent
Jan - Dec	Three-way collars (3)	5,000 Bbls	$90.00 Floor with a $70.00 Limit $126.08 Ceiling	—	Brent
Jan - Dec	Put options (5)	17,000 Bbls	$90.00 Floor with a $70.00 Limit	$6.253 per Bbl	Brent

2014
Jan - Dec	Put options (5)	5,000 Bbls	$100.00 Floor with an $80.00 Limit	$7.110 per Bbl	Brent
Jan - Dec	Put options (5)	30,000 Bbls	$95.00 Floor with a $75.00 Limit	$6.091 per Bbl	Brent
Jan - Dec	Put options (5)	75,000 Bbls	$90.00 Floor with a $70.00 Limit	$5.739 per Bbl	Brent

2015
Jan - Dec	Put options (5)	65,000 Bbls	$90.00 Floor with a $70.00 Limit	$6.904 per Bbl	Brent

Sales of Gas Production

2012
Oct - Dec	Put options (6)	120,000 MMBtu	$4.30 Floor with a $3.00 Limit	$0.298 per MMBtu	Henry Hub
Oct - Dec	Three-way collars (7)	40,000 MMBtu	$4.30 Floor with a $3.00 Limit $4.86 Ceiling	—	Henry Hub
Oct - Dec	Swap contracts (4)	80,000 MMBtu	$2.72	—	Henry Hub

2013
Jan - Dec	Swap contracts (4)	110,000 MMBtu	$4.27	—	Henry Hub

2014
Jan - Dec	Swap contracts (4)	100,000 MMBtu	$4.09	—	Henry Hub

(1)	All of our derivatives are settled monthly.

(2)	The average strike prices do not reflect any premiums to purchase the put options.

(3)	If the index price is less than the per barrel floor, we receive the difference between the per barrel floor and the index price up to a maximum of $20 per barrel. We pay the difference between the index price and the per barrel ceiling if the index price is greater than the per barrel ceiling. If the index price is at or above the per barrel floor but at or below the per barrel ceiling, no cash settlement is required.

(4)	If the index price is less than the fixed price, we receive the difference between the fixed price and the index price. We pay the difference between the index price and the fixed price if the index price is greater than the fixed price.

(5)	If the index price is less than the per barrel floor, we receive the difference between the per barrel floor and the index price up to a maximum of $20 per barrel less the option premium. If the index price is at or above the per barrel floor, we pay only the option premium.

(6)	If the index price is less than the per MMBtu floor, we receive the difference between the per MMBtu floor and the index price up to a maximum of $1.30 per MMBtu less the option premium. If the index price is at or above the per MMBtu floor, we pay only the option premium.

(7)	If the index price is less than the per MMBtu floor, we receive the difference between the per MMBtu floor and the index price up to a maximum of $1.30 per MMBtu. We pay the difference between the index price and the per MMBtu ceiling if the index price is greater than the per MMBtu ceiling. If the index price is at or above the per MMBtu floor but at or below the per MMBtu ceiling, no cash settlement is required.

The offering

The following summary contains basic information about the notes and is not intended to be complete. For a more complete understanding of the notes, please refer to the section of this prospectus supplement entitled “Description of notes.” For purposes of this section of the summary and the description of notes included in this prospectus supplement, references to “Plains,” “PXP,” “issuer,” “us,” “we” and “our” refer only to Plains Exploration & Production Company and do not include its subsidiaries or affiliates.

Issuer	Plains Exploration & Production Company.

Securities	$2,250,000,000 aggregate principal amount of notes consisting of:

•	$ aggregate principal amount of % senior notes due 2020; and

•	$ aggregate principal amount of % senior notes due 2023.

Maturity	The notes due 2020 will mature on , 2020. The notes due 2023 will mature on , 2023.

Interest payment dates	Interest will be payable on the notes due 2020 on and of each year, beginning on , 2013. Interest will be payable on the notes due 2023 on and of each year, beginning on , 2013.

Interest will accrue on each series of notes from , 2012.

Optional redemption	We may, at our option, redeem all or part of each series of notes at a make-whole price, plus accrued and unpaid interest, if any, to, but not including, the date of redemption at any time prior to:

•	, 2015, in the case of the notes due 2020; and

•	, 2018, in the case of the notes due 2023.

On or after such dates, we may redeem each series of notes at fixed redemption prices, plus accrued and unpaid interest, if any, to the date of redemption, as described under “Description of notes—Optional redemption.”

In addition, prior to , 2015, we may, at our option, redeem up to 35% of the principal amount of the notes of each series with the proceeds of certain equity offerings at a fixed redemption price, plus accrued and unpaid interest, if any, to the date of redemption, as described under “Description of notes—Redemption—Optional redemption.”

Special redemption

If the BP acquisition does not close on or prior to March 15, 2013, or if the BP purchase agreement is terminated at any time prior to the consummation of the BP Acquisition, we will be required to redeem all of the notes of each series in cash at a redemption price equal to 100% of the aggregate principal amount of the notes, plus accrued and unpaid interest to, but not including, the date of redemption. Additionally, if we determine it is reasonably likely that the BP acquisition will not close on or prior to March 15, 2013, or the BP purchase agreement will be terminated at any time prior to the consummation of the BP acquisition, we may, at our option, redeem all but not less than all of the notes of each series then outstanding in cash at a redemption price equal to 100% of the aggregate principal amount of the notes, plus accrued and unpaid interest to, but not including the date of redemption. See “Description of notes—Redemption—Special redemption.”

Ranking	The notes will be our general unsecured, senior obligations. Accordingly, they will rank:

•	senior in right of payment to all of our existing and future subordinated indebtedness;

•	pari passu in right of payment with any of our existing and future unsecured indebtedness that is not by its terms subordinated to the notes;

•

effectively junior to our existing and future secured indebtedness, including indebtedness under our senior revolving credit facility, our amended and restated senior credit facilities and the POI senior credit facility to the extent of the value of our assets constituting collateral securing that indebtedness; and

•

structurally subordinate to all existing and future indebtedness and other liabilities and preferred stock (other than indebtedness and liabilities owed to us) of our non-guarantor subsidiaries, including indebtedness under the POI senior credit facility, which we guarantee, and the shares of 8% convertible perpetual preferred stock issued by POI.

As of June 30, 2012, on a pro forma as adjusted basis after giving effect to the following transactions (the “Transaction Adjustments”):

•	our entry into the new credit facilities;

•

borrowings under our new credit facilities of $4.5 billion (i) to fund a portion of the purchase price of the GOM Acquisition, (ii) repay outstanding borrowings under our existing senior revolving credit facility, (iii) to pay costs and expenses associated with the GOM Acquisition and related financing and (iv) for other general corporate purposes; and

•	the issuance and sale of the notes and the application of the proceeds thereof as set forth under “Use of proceeds,”

we would have had total indebtedness of approximately $10.3 billion ($4.5 billion of which would have been secured), excluding approximately $1.2 million in outstanding letters of credit, and we would have had approximately $548 million and $300 million in additional secured borrowing capacity under the amended and restated senior credit facilities and the POI senior credit facility, respectively.

POI, which will not guarantee the notes, has 450,000 shares of 8% convertible perpetual preferred stock outstanding with an aggregate liquidation preference of at least $562.5 million plus accrued and unpaid dividends. For more information regarding this liquidation preference, see “Liquidity and Capital Resources” in our Annual Report on Form 10-K for the year ended December 31, 2011.

Subsidiary guarantees	The notes initially will be jointly and severally guaranteed on a senior unsecured basis by some of our existing domestic subsidiaries. In the future, the guarantees could be released or terminated under certain circumstances.

Each subsidiary guarantee will be a general unsecured obligation of the subsidiary guarantor and will rank:

•	senior in right of payment to all existing and future subordinated indebtedness of that subsidiary guarantor;

•	pari passu in right of payment to all existing and future unsecured indebtedness of that subsidiary guarantor that is not by its terms subordinated to the subsidiary guarantee; and

•

effectively junior to that subsidiary guarantor’s existing and future secured indebtedness, including its guarantee of indebtedness under our senior revolving credit facility, our amended and restated senior credit facilities and the POI senior credit facility, to the extent of the value of the assets of such subsidiary guarantor constituting collateral securing that indebtedness.

Not all of our subsidiaries will guarantee the notes.

Covenants	The indenture governing the notes contains covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:

•	incur additional debt;

•	make certain investments or pay dividends or distributions on our capital stock or purchase or redeem or retire capital stock;

•	sell assets, including capital stock of our restricted subsidiaries;

•	restrict dividends or other payments by restricted subsidiaries;

•	create liens that secure debt;

•	enter into transactions with affiliates; and

•	merge or consolidate with another company.

These covenants are subject to a number of important limitations and exceptions that are described later in this prospectus supplement under the caption “Description of notes—Covenants.”
Change of control offer	If we experience certain kinds of changes of control coupled with a ratings downgrade, we must give holders of the notes of each series the opportunity to sell us their notes at 101% of their principal amount, plus accrued and unpaid interest. However, in such an event, we might not be able to pay you the required repurchase price for the notes you present to us because we might not have sufficient funds available at that time, or the terms of our bank credit agreements, including our senior revolving credit facility, our new credit facilities and the POI senior credit facility, may prevent us from applying funds to repurchase the notes.

Use of proceeds	We will receive net proceeds from this offering of approximately $2.21 billion, after deducting the underwriting discount and estimated offering expenses. We intend to use the net proceeds of this offering to fund a portion of the consideration for the GOM Acquisition. Pending the use of proceeds for such purpose, we intend to use a portion of the net proceeds from this offering to repay borrowings outstanding under our senior revolving credit facility. If we are required to redeem the notes as described under “—Special redemption” above, we will use the net proceeds from this offering plus additional borrowings under our senior revolving credit facility to fund such redemption. See “Use of proceeds.”

Form	The notes will be represented by registered global securities registered in the name of Cede & Co., the nominee of the depositary, The Depository Trust Company, or DTC. Beneficial interests in the notes will be shown on, and transfers will be effected through, records maintained by DTC and its participants.

Risk factors	See “Risk factors” for a discussion of the risk factors you should carefully consider before deciding to invest in the notes.

Conflicts of interest	Certain underwriters or their affiliates are lenders under our senior revolving credit facility and accordingly will receive a portion of the net proceeds from this offering through the repayment of the borrowings they have extended under that facility. In addition, certain of the underwriters and their affiliates have entered into a commitment letter with us to amend and restate our existing senior revolving credit facility and provide us with the amended and restated senior credit facilities, as more fully described under “Summary—Recent developments—Commitment letter” “and “Description of our other indebtedness.” If a special redemption occurs as described above, certain underwriters or their affiliates may receive a portion of the net proceeds from this offering through the redemption of the notes.

Because 5% or more of the net proceeds of this offering, not including underwriting compensation, may be paid to affiliates of certain of the underwriters, this offering will be made in accordance with Rule 5121 of the Financial Industry Regulatory Authority, or FINRA, which requires that a qualified independent underwriter, or QIU, participate in the preparation of the registration statement, prospectus and prospectus supplement and perform the usual standards of due diligence with respect thereto. Deutsche Bank Securities Inc. is assuming the responsibilities of acting as QIU in connection with this offering. We have agreed to indemnify Deutsche Bank Securities Inc. against certain liabilities incurred in connection with it acting as QIU in this offering, including liabilities under the Securities Act. For more information, see “Underwriting; Conflicts of interest.”

Summary historical consolidated financial data of Plains

The following table sets forth summary historical consolidated financial information that has been derived from (a) our audited statements of income and cash flows for each of the years ended December 31, 2009, 2010 and 2011 and our audited balance sheets as of December 31, 2009, 2010 and 2011 and (b) unaudited statements of income and cash flows for each of the six months ended June 30, 2011 and 2012 and our unaudited balance sheets as of June 30, 2011 and 2012.

You should read this financial information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2011 and in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2012, as well as our historical financial statements and notes thereto, all of which are incorporated by reference into this document. Historical results are not necessarily indicative of results that may be expected for any future period.

	Year ended December 31,			Six months ended June 30,
(Dollars in thousands)	2009	2010(1)	2011(2)	2011	2012

				(unaudited)

Income statement data:
Revenues
Oil and gas sales	$1,185,124	$1,542,367	$1,956,876	$941,621	$1,086,479
Other operating revenues	2,006	2,228	7,612	3,478	4,520

	1,187,130	1,544,595	1,964,488	945,099	1,090,999

Costs and expenses:
Production costs	423,967	451,902	558,975	265,146	280,671
General and administrative	144,586	136,437	134,044	66,806	70,083
Depreciation, depletion, amortization and accretion	421,580	551,118	681,655	293,871	435,930
Impairment of oil and gas properties(3)	—	59,475	—	—	—
Legal recovery	(87,272)	(8,423)	—	—	—
Other operating expenses (income)	2,136	(4,130)	(735)	(607)	(2,537)

	904,997	1,186,379	1,373,939	625,216	784,147

Income from operations	282,133	358,216	590,549	319,883	306,852

Other (expense) income:
Interest expense	(73,811)	(106,713)	(161,316)	(69,646)	(98,230)
Debt extinguishment costs(4)	(12,093)	(1,189)	(120,954)	—	(5,167)
(Loss) gain on mark-to-market derivative contracts(5)	(7,017)	(60,695)	81,981	(32,084)	112,733
(Loss) gain on investment measured at fair value	—	(1,551)	(52,675)	110,561	(49,180)
Other income	27,968	15,942	3,356	1,550	429

Income before income taxes	217,180	204,010	340,941	330,264	267,437
Income tax expense	(80,875)	(100,745)	(134,262)	(134,393)	(108,465)

Net income	$136,305	$103,265	206,679	$195,871	158,972
Net income attributable to noncontrolling interest in the form of preferred stock of subsidiary			(1,400)		(18,092)

Net income attributable to common stockholders			$205,279		$140,880

	Year ended December 31,			Six months ended June 30,
(Dollars in thousands)	2009	2010(1)	2011(2)	2011	2012

				(unaudited)

Other financial data:
Net cash provided by operating activities	$499,046	$912,470	$1,110,755	$577,425	$630,956
Net cash used in investing activities	(1,280,399)	(1,575,308)	(1,154,591)	(857,212)	(790,143)
Net cash provided by financing activities	471,337	667,413	456,500	278,684	42,246
EBITDA(6)	$698,239	$844,139	$1,166,735	$685,210	$794,094
Ratio of earnings to fixed charges(7)	1.5	1.3	1.8	2.9	2.3

	At December 31,			At June 30,
(Dollars in thousands)	2009	2010(1)	2011(2)	2011	2012

				(unaudited)

Balance sheet data:
Cash and cash equivalents	$1,859	$6,434	$419,098	$5,331	$302,157
Total assets	7,734,731	8,894,937	9,791,472	9,584,442	10,231,435
Total liabilities	4,535,750	5,511,972	6,096,240	5,991,582	6,467,925
Total equity	$3,198,981	$3,382,965	$3,695,232	$3,592,860	$3,763,510

(1)	Reflects the December 2010 divestiture of our interests in all of our Gulf of Mexico leasehold located in less than 500 feet of water and the acquisition of oil and gas properties in the Eagle Ford oil and gas condensate windows in South Texas during the fourth quarter of 2010.

(2)	Reflects the December 2011 divestiture of interests in our Texas Panhandle and South Texas conventional gas properties.

(3)	During 2010, the costs related to our Vietnam oil and gas properties not subject to amortization were transferred to our Vietnam full cost pool where they were subject to the ceiling limitation. Because our Vietnam full cost pool had no associated proved oil and gas reserves, we recorded a non-cash pre-tax impairment charge of $59.5 million.

(4)	In December 2011, we recognized $121.0 million of debt extinguishment costs, including $30.9 million in unamortized debt issue costs and original issue discount, in connection with our debt retirement transactions.

(5)	The derivative instruments we have in place are not classified as hedges for accounting purposes. Consequently, these derivative contracts are marked-to-market each quarter with fair value gains and losses, both realized and unrealized, recognized currently as a gain or loss on mark-to-market derivative contracts on the income statement.

(6)	EBITDA represents net income before income tax expenses, interest expense, depreciation, depletion and amortization. EBITDA is a performance measure that is not calculated in accordance with generally accepted accounting principles, or GAAP, and should not be considered as an alternative to net income, income before taxes, net cash flow from operating activities or any other measure of financial performance presented in accordance with GAAP. We believe that EBITDA is a widely accepted financial indicator of a company’s ability to incur and service debt and to fund capital expenditures used by debt holders, lenders, ratings agencies, industry analysts and financial statement users. Because EBITDA is commonly used, we believe it is useful in evaluating our operating trends and our ability to meet our interest obligations in connection with this offering. EBITDA calculations may vary among entities, so our computation of EBITDA may not be comparable to EBITDA or similar measures of other entities.

(7)	In 2009, 2010, and the six months ended June 30, 2011, there were no outstanding shares of preferred stock.

The following table provides a reconciliation of net income to EBITDA:

	Year ended December 31,			Six months ended June 30,
(Dollars in thousands)	2009	2010(1)	2011(2)	2011	2012

				(unaudited)
Net income	$136,305	$103,265	$206,679	$195,871	$158,972
Income tax expense	80,875	100,745	134,262	134,393	108,465
Interest expense	73,811	106,713	161,316	69,646	98,230
Depreciation, depletion and amortization	407,248	533,416	664,478	285,300	428,427

EBITDA	$698,239	$844,139	$1,166,735	$685,210	$794,094

EBITDA includes the following items of (expense) income:

	Year ended December 31,			Six months ended June 30,
(Dollars in thousands)	2009	2010	2011	2011	2012

				(unaudited)
Impairment of oil and gas properties	$—	$(59,475)	$—	$—	$—
(Loss) gain on mark-to-market derivative contracts	(7,017)	(60,695)	81,981	(32,084)	112,733
(Loss) gain on investment measured at fair value	—	(1,551)	(52,675)	110,561	(49,180)
Stock-based compensation expense	(60,490)	(50,875)	(49,193)	(28,031)	(26,229)
Legal recovery	87,272	8,423	—	—	—
Pre-acquisition date royalty recovery	23,501	8,121	—	—	—
Debt extinguishment costs	(12,093)	(1,189)	(120,954)	—	(5,167)

Cash receipts (payments) for derivatives and stock appreciation rights, or SARS, were:

	Year ended December 31,			Six months ended June 30,
(Dollars in thousands)	2009	2010	2011	2011	2012

				(unaudited)
Derivative settlements	$449,443	$(29,921)	$(52,477)	$(30,039)	$17,862
Unwind of crude oil puts, swaps and collars	1,074,361	—	(2,935)	—	—
SARs	(355)	(566)	(2,922)	(1,950)	(15,320)

Summary historical financial data of the GOM Properties

The following table sets forth the statements of revenues and direct operating expenses of the GOM Properties, which has been derived from (a) the audited statements of revenues and direct operating expenses of the BP properties and the Shell properties, in each case for the years ended December 31, 2009, 2010 and 2011 and (b) the unaudited statements of revenues and direct operating expenses of the BP properties and the Shell properties, in each case for the six months ended June 30, 2011 and 2012. Historical results are not necessarily indicative of results that may be expected for any future period.

You should read this financial information in conjunction with the statements of revenues and direct operating expense of the BP properties and the Shell properties and notes thereto included in our Current Report on Form 8-K filed with the SEC on October 23, 2012.

	Year ended December 31,			Six months ended June 30,
(Dollars in thousands)	2009	2010	2011	2011	2012

				(unaudited)

BP properties:
Revenues - oil and gas sales	$1,820,347	$1,734,355	$1,854,708	$1,022,182	$962,436
Direct operating expenses	(133,503)	(131,202)	(169,781)	(71,827)	(83,579)

Excess of revenues over direct operating expenses	$1,686,844	$1,603,153	$1,684,927	$950,355	$878,857

Shell properties:
Revenues - oil and gas sales	$296,504	$234,357	$218,837	$105,441	$101,594
Direct operating expenses	(38,952)	(38,260)	(40,099)	(19,809)	(19,068)

Excess of revenues over direct operating expenses	$257,552	$196,097	$178,738	$85,632	$82,526

Summary unaudited pro forma condensed combined financial data

The following table sets forth pro forma condensed combined financial information for the year ended December 31, 2011 and the six months ended June 30, 2012, which has been derived from our unaudited pro forma financial statements included in our Current Report on Form 8-K filed with the SEC on October 23, 2012. The unaudited pro forma statements of income give effect to the GOM Acquisition as if the acquisition had occurred on January 1, 2011. In addition, the pro forma balance sheet gives effect to the GOM Acquisition as if the acquisition occurred on June 30, 2012. The unaudited pro forma financial information does not purport to represent what our results of operations would have actually been had the GOM Acquisition occurred on the dates noted above, or to project our results of operations as of any future date or for any future periods. The pro forma adjustments are based on available information and certain assumptions that we believe are reasonable. In our opinion, all adjustments necessary to present fairly the unaudited pro forma financial statements have been made.

You should read the pro forma financial information in conjunction with our Annual Report on Form 10-K for the year ended December 31, 2011 and our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2012, as well as our historical financial statements and the notes thereto, the historical statements of revenues and direct operating expenses for the BP Acquisition and notes thereto, the historical statements of revenues and direct operating expenses for the Shell Acquisition and notes thereto, and the unaudited pro forma financial statements and notes thereto included in our Current Report on Form 8-K filed with the SEC on October 23, 2012.

(Dollars in thousands)	Year ended December 31, 2011	Six months ended June 30, 2012

Income statement data:
Revenues
Oil and gas sales	$3,854,318	$2,150,509
Other operating revenues	7,612	4,520

	3,861,930	2,155,029

Costs and expenses:
Production costs	723,729	390,828
General and administrative	137,044	70,083
Depreciation, depletion, amortization and accretion	1,204,359	758,216
Other operating income	(735)	(2,537)

	2,064,397	1,216,590

Income from operations	1,797,533	938,439
Other (expense) income:
Interest expense	(402,181)	(199,646)
Debt extinguishment costs	(120,954)	(5,167)
Gain on mark-to-market derivative contracts(1)	81,981	112,733
Loss on investment measured at fair value	(52,675)	(49,180)
Other income	3,356	429

Income from continuing operations before income taxes	1,307,060	797,608
Income tax expense	(496,363)	(307,173)

Net income from continuing operations	$810,697	$490,435

Net income attributable to noncontrolling interest in the form of preferred stock of subsidiary	(1,400)	(18,092)

Net income attributable to common stockholders	$809,297	$472,343

(Dollars in thousands)	Year ended December 31, 2011	Six months ended June 30, 2012

Other financial data:
Pro forma EBITDA(2)	$2,874,980	$1,736,491

(Dollars in thousands)	At June 30, 2012

Balance sheet data:
Cash and cash equivalents	$302,157
Total assets	16,944,504
Total liabilities	13,191,292
Total equity	$3,753,212

(1)	The derivative instruments we have in place are not classified as hedges for accounting purposes. Consequently, these derivative contracts are marked-to-market each quarter with fair value gains and losses, both realized and unrealized, recognized currently as a gain or loss on mark-to-market derivative contracts on the income statement. Cash flow is only affected to the extent the actual settlements under the contracts result in making a payment to or receiving a payment from the counterparty.
(2)	Pro forma EBITDA represents net earnings before income tax expenses, interest expense, depreciation, depletion and amortization. EBITDA is a performance measure that is not calculated in accordance with GAAP and should not be considered as an alternative to net income, income before taxes, net cash flow from operating activities or any other measure of financial performance presented in accordance with GAAP. We believe that EBITDA is a widely accepted financial indicator of a company’s ability to incur and service debt and to fund capital expenditures used by debt holders, lenders, ratings agencies, industry analysts and financial statement users. Because EBITDA is commonly used, we believe it is useful in evaluating our operating trends and our ability to meet our interest obligations in connection with this offering. EBITDA calculations may vary among entities, so our computation of EBITDA may not be comparable to EBITDA or similar measures of other entities.

The following table provides a reconciliation of pro forma net income to pro forma EBITDA:

(Dollars in thousands)	Year ended December 31, 2011	Six months ended June 30, 2012
Pro forma income from continuing operations	$810,697	$490,435
Income tax expense	496,363	307,173
Interest expense	402,181	199,646
Depreciation, depletion and amortization	1,165,739	739,237

Pro forma EBITDA	$2,874,980	$1,736,491

Summary historical reserve and operating data of Plains

The following table sets forth certain information with respect to our consolidated oil and gas reserves as of December 31, 2009, 2010 and 2011 and production for the years ended December 31, 2009, 2010 and 2011 and the six months ended June 30, 2011 and 2012. The 2011 reserve information included in this table is based upon (1) reserve reports prepared by the independent petroleum engineers of Netherland, Sewell & Associates, Inc., or NSA (95% of proved reserve volumes and 40% of probable reserve volumes) and (2) reserve volumes prepared by us, which were not audited by an independent petroleum engineer (5% of proved reserve volumes and 60% of probable reserve volumes). The 2010 reserve information included in this table is based upon (1) reserve reports prepared by the independent petroleum engineers of NSA and Ryder Scott Company L.P., or Ryder Scott (collectively, 99% of proved reserve volumes) and (2) reserve volumes prepared by us, which were not audited by an independent petroleum engineer (1% of proved reserve volumes). In 2009, our reserves were based upon reserve reports prepared by NSA and Ryder Scott. The reserve volumes and values were determined using the methods prescribed by the SEC.

This information should be read in conjunction with our Annual Report on Form 10-K for the year ended December 31, 2011 and our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2012.

	At December 31,
	2009	2010	2011

Estimated net proved reserves (at end of period):
Oil (MBbl)	214,030	223,268	244,030
Gas (MMcf)	873,108	1,157,070	1,001,311
Total (MBOE)	359,548	416,113	410,915
Percent oil	60%	54%	59%
Percent proved developed	64%	57%	55%

Standardized measure ($/thousands)	$2,224,839	$3,093,135	$5,134,181
Net reserve additions (including revisions) (MBOE)	98,039	98,518	81,005
Reserve life (years)	11.2	13.0	12.2

	Year ended December 31,			Six months ended June 30,
	2009	2010	2011	2011	2012

				(unaudited)

Sales:
Oil and liquids (MBbl)	17,560	16,769	17,872	8,382	9,959
Gas (MMcf)	75,826	93,093	109,469	50,580	41,918

Total (MBOE)	30,198	32,285	36,117	16,812	16,945

Average sales price per unit before derivative transactions
Oil and liquids ($/Bbl)	$51.43	$68.14	$85.53	$87.23	$99.11
Gas ($/Mcf)	3.72	4.29	3.91	4.16	2.37
$/BOE	39.25	47.77	54.18	56.01	64.12
Production expenses($/BOE)(1)	14.03	14.00	15.47	15.78	16.56

	At December 31,
	2009	2010	2011

Estimated net probable reserves (at end of period)(2):
Oil (MBbl)			109,526
Gas (MMcf)			1,095,560
Total (MBOE)			292,119

(1)	Includes ad valorem and production taxes of $1.28, $0.91 and $1.53 for the years ended December 31, 2009, 2010 and 2011, respectively, and $1.69 and $1.87 for the six months ended June 30, 2011 and 2012, respectively.

(2)	We began reporting probable reserves in 2011. Probable reserves are additional reserves that are less certain to be recovered than proved reserves, but which, together with proved reserves, are as likely as not to be recovered. In addition to the uncertainties inherent in estimating quantities and values of proved reserves, probable reserves may be assigned to areas where data control or interpretations of available data are less certain and are structurally higher than proved reserves if they are adjacent to the proved reservoirs.

Summary historical reserve and operating data

of the GOM Properties

The following tables sets forth certain information with respect to the oil and gas reserves as of December 31, 2009, 2010 and 2011 and production for the years ended December 31, 2009, 2010 and 2011 and the six months ended June 30, 2011 and 2012 for the GOM Properties. The reserve information for the BP properties and the Shell properties included in this table is based upon our reserve studies prepared in accordance with the guidelines established by the SEC.

BP Properties
	At December 31,
	2009	2010	2011

Estimated net proved reserves (at end of period):
Oil (MBbl)	120,417	99,300	91,707
NGL (MBbl)	13,584	13,130	11,736
Gas (MMcf)	142,451	136,910	119,958
Total (MBOE)	157,743	135,248	123,435
Percent liquids	85%	83%	84%
Percent proved developed	62%	70%	69%

Standardized measure($/thousands)	$4,116,459	$4,697,738	$5,963,231

Net reserve additions (including revisions) (MBOE)	17,284	4,121	8,739
Reserve life (years)	4.5	5.1	6.0

	Year ended December 31,			Six months ended June 30,
	2009	2010	2011	2011	2012

				(unaudited)

Sales:
Total (MBOE)	29,770	25,638	18,740	9,982	9,269
$/BOE	$61.15	$67.65	$98.97	$102.40	$103.83
Production expenses($/BOE)	$4.48	$5.12	$9.06	$7.20	$9.02

Shell Properties
	At December 31,
	2009	2010	2011

Estimated net proved reserves (at end of period):
Oil (MBbl)	31,036	27,570	24,460
NGL (MBbl)	3,439	3,130	2,803
Gas (MMcf)	22,693	20,130	17,682
Total (MBOE)	38,257	34,055	30,210
Percent liquids	90%	90%	90%
Percent proved developed	50%	44%	40%

Standardized measure($/thousands)	$827,204	$1,017,215	$1,352,372

Net reserve additions (including revisions) (MBOE)	(1,739)	(88)	(1,287)
Reserve life (years)	6.6	8.3	11.8

	Year ended December 31,			Six months ended June 30,
	2009	2010	2011	2011	2012

				(unaudited)

Sales:
Total (MBOE)	5,024	3,377	2,117	1,067	951
$/BOE	$59.02	$69.40	$103.37	$98.82	$106.83
Production expenses($/BOE)	$7.75	$11.33	$18.94	$18.57	$20.05

Summary unaudited pro forma reserve data

The following table sets forth pro forma reserve data at December 31, 2011, giving effect to the GOM Acquisition. Future exploration and development expenditures, as well as future commodity prices and service costs will affect the reserve volumes attributable to the GOM Properties.

	Plains historical	BP acquisition historical	Shell acquisition historical	Pro forma adjustments (1)	Pro forma for GOM Properties

Estimated net proved reserves
Oil (MBbl)	244,030	103,442	27,263	—	374,735
Gas (MMcf)	1,001,311	119,958	17,682	—	1,138,951
Total (MBOE)	410,915	123,435	30,210	—	564,560

Estimated net proved developed reserves
Oil (MBbl)	151,480	69,945	10,778	—	232,203
Gas (MMcf)	454,248	88,614	7,985	—	550,847
Total (MBOE)	227,188	84,714	12,109	—	324,011

Standardized measure ($/thousands)
Future cash inflows	$29,502,864	$11,061,189	$2,802,805	$—	$43,366,858
Future development costs	(4,017,365)	(1,292,090)	(320,916)	—	(5,630,371)
Future production expense	(9,543,319)	(1,574,797)	(413,053)	—	(11,531,169)
Future income tax expense	(4,999,822)	—	—	(2,308,588)	(7,308,410)

Future net cash flows	10,942,358	8,194,302	2,068,836	(2,308,588)	18,896,908
Discounted at 10% per year	(5,808,177)	(2,231,071)	(716,464)	(1,782,752)	(10,538,464)

Standardized measure	$5,134,181	$5,963,231	$1,352,372	$(4,091,340)	$8,358,444
(1)	BP acquisition and Shell acquisition historical income tax expense was excluded from the standardized measure. Pro forma income tax expense reflects expense on the combined future net cash flows based on our estimated effective tax rate, after giving effect to the pro forma transactions. Variances in PXP’s effective tax rate from the 35% federal statutory rate primarily result from the effect of state income taxes.

Risk factors

An investment in the notes involves risks. You should consider carefully the risk factors included below and under the caption “Risk factors” beginning on page 1 of the accompanying prospectus, as well as those discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2011, together with all of the other information included in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus, when evaluating an investment in the notes.

Risks relating to the notes

We may not be able to generate enough cash flow to meet our debt obligations.

We expect our earnings and cash flow to vary significantly from year to year due to the cyclical nature of our industry. As a result, the amount of debt that we can manage in some periods may not be appropriate for us in other periods. In addition, our future cash flow may be insufficient to meet our debt obligations and commitments, including the notes. Any insufficiency could negatively impact our business. A range of economic, competitive, business and industry factors will affect our future financial performance, and, as a result, our ability to generate cash flow from operations and to pay our debt, including the notes. Many of these factors, such as oil and gas prices, economic and financial conditions in our industry and the global economy or competitive initiatives of our competitors, are beyond our control.

If we do not generate enough cash flow from operations to satisfy our debt obligations, we may have to undertake alternative financing plans, such as:

•	refinancing or restructuring our debt;

•	selling assets;

•	reducing or delaying capital investments; or

•	seeking to raise additional capital.

However, any alternative financing plans that we undertake may not allow us to meet our debt obligations. Our inability to generate sufficient cash flow to satisfy our debt obligations, including our obligations under the notes, or to obtain alternative financing, could materially and adversely affect our business, financial condition, results of operations and prospects.

Our debt could have important consequences to you. For example, it could:

•	increase our vulnerability to general adverse economic and industry conditions;

•

limit our ability to fund future working capital and capital expenditures, to engage in future acquisitions or development activities, or to otherwise realize the value of our assets and opportunities fully because of the need to dedicate a substantial portion of our cash flow from operations to payments of interest and principal on our debt or to comply with any restrictive terms of our debt;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	impair our ability to obtain additional financing in the future; and

•	place us at a competitive disadvantage compared to our competitors that have less debt.

In addition, if we fail to comply with the covenants or other terms of any agreements governing our debt, our lenders will have the right to accelerate the maturity of that debt and foreclose upon the collateral, if any, securing that debt. Realization of any of these factors could adversely affect our financial condition.

The notes and the guarantees will be unsecured and effectively subordinated to our and our subsidiary guarantors’ existing and future secured indebtedness and structurally subordinated to any existing or future indebtedness and other liabilities of our non-guarantor subsidiaries.

The notes and the guarantees will be general unsecured senior obligations ranking effectively junior in right of payment to all existing and future secured debt of ours and our subsidiary guarantors, including obligations under our senior revolving credit facility, our amended and restated revolving credit facilities and the POI senior credit facility, to the extent of the value of the collateral securing the debt, and will be subordinate in right of payment to any existing or future indebtedness and other liabilities and preferred stock of our non-guarantor subsidiaries, including the shares of 8% convertible perpetual preferred stock issued by POI. As of June 30, 2012, on a pro forma as adjusted basis after giving effect to the Transaction Adjustments, we would have had total indebtedness of approximately $10.3 billion ($4.5 billion of which would have been secured), excluding approximately $1.2 million in outstanding letters of credit, and we would have had approximately $548 million and $300 million in additional secured borrowing capacity under our amended and restated senior credit facilities and the POI senior credit facility, respectively. In addition, our subsidiary, POI, which will not guarantee the notes, has 450,000 shares of 8% convertible perpetual preferred stock outstanding, with an aggregate liquidation preference of at least $562.5 million plus accrued and unpaid dividends. For more information regarding this liquidation preference, see “Liquidity and Capital Resources” in our Annual Report on Form 10-K for the year ended December 31, 2011.

If we or a subsidiary guarantor is declared bankrupt, becomes insolvent or is liquidated or reorganized, any secured debt of ours or that subsidiary guarantor will be entitled to be paid in full from our assets or the assets of the guarantor, as applicable, securing that debt before any payment may be made with respect to the notes or the affected guarantees. Holders of the notes will participate ratably in our remaining assets with all holders of our unsecured indebtedness that does not rank junior to the notes, including all of our other general creditors, based upon the respective amounts owed to each holder or creditor. In any of the foregoing events, there may not be sufficient assets to pay amounts due on the notes. As a result, holders of the notes would likely receive less, ratably, than holders of secured indebtedness.

In addition, creditors of current and future subsidiaries that do not guarantee the notes will have claims, with respect to the assets of those subsidiaries, that rank structurally senior to the notes. In the event of any distribution or payment of assets of such subsidiaries in any dissolution, winding up, liquidation, reorganization, or other bankruptcy proceeding, the claims of those creditors must be satisfied prior to making any such distribution or payment to us in respect of our direct or indirect equity interests in such subsidiaries.

We may be able to incur substantially more debt in the future. This could exacerbate the risks associated with our indebtedness.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. As of June 30, 2012, on a pro forma as adjusted basis after giving effect to the Transaction Adjustments, we would have had approximately $548 million and $300 million in additional secured borrowing capacity under the amended and restated senior credit facilities and the POI senior credit facility, respectively. Any additional borrowings would be secured and, as a result, effectively senior to the notes and the guarantees of the notes by our subsidiary guarantors, to the extent of the value of the collateral securing that indebtedness. In addition, the holders of our previously issued senior notes (of which approximately $3.6 billion in principal is outstanding), as well as the holders of any future debt we may incur that ranks equally with the notes, will be entitled to share ratably with the holders of the notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us. This may have the effect of reducing the amount of proceeds paid to you.

If new debt is added to our current debt levels, the related risks that we and our subsidiaries now face could intensify. As of June 30, 2012, on a pro forma as adjusted basis after giving effect to the Transaction Adjustments, we would have had total indebtedness of approximately $10.3 billion ($4.5 billion of which would have been secured), excluding approximately $1.2 million in outstanding letters of credit. Our level of indebtedness may prevent us from engaging in certain transactions that might otherwise be beneficial to us by limiting our ability to obtain additional financing, limiting our flexibility in operating our business or otherwise. In addition, we could be at a competitive disadvantage relative to our less leveraged competitors that have more cash flow to devote to their business. Any of these factors could result in a material adverse effect on our business, financial condition, results of operations, business prospects and ability to satisfy our obligations under the notes.

Restrictions in our existing and future debt agreements could limit our growth and our ability to respond to changing conditions.

The indenture governing the notes and each series of our existing notes, our senior revolving credit facility and agreements governing our other indebtedness contain, and our new credit facilities will contain, a number of significant covenants in addition to covenants restricting the incurrence of additional debt. These covenants limit our ability and the ability of our restricted subsidiaries, among other things, to:

•	pay dividends or distributions on our capital stock or to repurchase our capital stock;
•	repurchase subordinated debt;
•	make certain investments;
•	create certain liens on our assets to secure debt;
•	merge or to enter into other business combination transactions;
•	issue and sell capital stock of our subsidiaries;
•	enter into certain transactions with affiliates; and
•	transfer and sell assets.

Our amended and restated senior credit facilities will require us to maintain a financial ratio, satisfy certain financial condition tests or reduce our debt. These restrictions may limit our ability to obtain future financings, withstand a future downturn in our business or the economy in general, or otherwise conduct necessary corporate activities. We may also be prevented from taking advantage of business opportunities that arise because of the limitations that the restrictive covenants under the indenture governing the notes and each series of our existing senior notes, our senior revolving credit facility and agreements governing our other indebtedness (including the new credit facilities) impose or may impose on us.

A breach of any covenant in the indenture governing the notes, our senior revolving credit facility or the POI senior credit facility or the agreements governing our other indebtedness (including the new credit facilities) would result in a default under that agreement after any applicable grace periods. A default, if not waived, could result in acceleration of the debt outstanding under the applicable agreement and in a default with respect to, and acceleration of, the debt outstanding under any other debt agreements. The accelerated debt would become immediately due and payable. If that should occur, we may not be able to make all of the required payments or borrow sufficient funds to refinance it. Even if new financing were then available, it may not be on terms that are acceptable to us. See “Description of our other indebtedness” and “Description of notes—Events of default.”

We may not be able to repurchase the notes upon a change of control.

If we experience certain kinds of changes of control coupled with a ratings downgrade with respect to the notes, we must give holders of the notes the opportunity to sell us their notes at 101% of their principal amount, plus accrued and unpaid interest. However, in such an event, we might not be able to pay you the required repurchase price for the notes you present to us because we might not have sufficient funds available at that time, or the terms of our bank credit agreements, including our senior revolving credit facility, our new credit facilities and the POI senior credit facility, may prevent us from applying funds to repurchase the notes. The source of funds for any repurchase required as a result of a change of control will be our available cash or cash generated from our oil and gas operations or other sources, including:

•	borrowings under our credit facilities or other sources;
•	sales of assets; or
•	sales of equity.

Sufficient funds may not be available at the time of any change of control to repurchase your notes after first repaying any of our senior debt that may exist at the time. In addition, restrictions under our existing senior revolving credit facility and our new credit facilities will not allow such repurchases prior to the repayment in full of borrowings under the respective facilities. A “change of control” (as defined in the indenture governing the notes) will also be an event of default under our senior revolving credit facility that would permit the lenders to accelerate the debt outstanding under the senior revolving credit facility and the POI senior credit facility. Any future credit facilities, including the new credit facilities, may also contain such restrictions. Finally, using available cash to fund the potential consequences of a change of control may impair our ability to obtain additional financing in the future, which could negatively impact our ability to conduct our business operations.

If the BP acquisition is not consummated by March 15, 2013, or if the BP purchase agreement is terminated at any time prior to the consummation of the BP acquisition, we will be required to redeem each series of notes. If we are required to redeem the notes at such time, you may not obtain your expected return on the notes.

If the BP acquisition is not consummated by March, 15, 2013, or the BP purchase agreement is terminated at any time prior to the consummation of the BP acquisition, we will be required to redeem each series of notes in cash at a redemption price equal to 100% of its principal amount, plus accrued and unpaid interest to the date of redemption. The BP purchase agreement contains customary conditions for closing, many of which are beyond our control and we may not be able to complete the BP acquisition prior to March 15, 2013. If your notes are redeemed, you may not obtain your expected return on the notes and may not be able to reinvest the proceeds from a special redemption in an investment that results in a comparable return.

We will not be obligated to redeem the notes if the Shell acquisition is not consummated.

We may not be able to pay the redemption price of the notes upon a special redemption.

Under the terms of the indenture governing the notes, if the BP acquisition is not consummated by March 15, 2013, or if the BP purchase agreement is terminated prior to the consummation of the BP acquisition, we will be required to redeem all of the notes of each series of notes in cash at a redemption price equal to 100% of its the aggregate principal amount of the notes, plus accrued and unpaid interest to the date of redemption. We intend to use the net proceeds from this offering to pay a portion of the cash consideration for the GOM Acquisition, and, pending the use of proceeds for such purpose, intend to repay borrowings outstanding under our senior revolving credit facility.

The source of funds for any such redemption of notes upon the occurrence of the foregoing conditions would be the proceeds that we have voluntarily retained or other sources of liquidity, including available cash, borrowings, sales of assets or sales of equity. Consequently, we may not be able to satisfy our obligations to redeem all of the notes of each series because we may not have sufficient financial resources to pay the aggregate redemption price for all the notes. Our failure to redeem all the notes of each series as required under the indenture governing the notes would result in a default under the indenture, which could result in defaults under our and our subsidiaries’ other debt agreements and have material adverse consequences for us and the holders of the notes.

A financial failure by us or our subsidiaries may result in the assets of any or all of those entities becoming subject to the claims of all creditors of those entities.

A financial failure by us or our subsidiaries could affect payment of the notes if a bankruptcy court were to substantively consolidate us and our subsidiaries. If a bankruptcy court substantively consolidated us and our subsidiaries, the assets of each entity would be subject to the claims of creditors of all entities. This would expose you not only to the usual impairments arising from bankruptcy, but also to potential dilution of the amount ultimately recoverable because of the larger creditor base. Furthermore, forced restructuring of the notes could occur through the cram-down provision of the bankruptcy code. Under this provision, the notes could be restructured over your objections as to their general terms, primarily interest rate and maturity.

If the subsidiary guarantees are deemed fraudulent conveyances or preferential transfers, a court may subordinate or void them.

Under various fraudulent conveyance or fraudulent transfer laws, a court could subordinate or void our subsidiary guarantees. Generally, a United States court may void or subordinate a subsidiary guarantee in favor of the subsidiary’s other obligations if it finds that at the time the subsidiary entered into a subsidiary guarantee it:

•	intended to hinder, delay or defraud any present or future creditor or contemplated insolvency with a design to favor one or more creditors to the exclusion of others;

•	did not receive fair consideration or reasonably equivalent value for issuing the subsidiary guarantee;

•	was insolvent or became insolvent as a result of issuing the subsidiary guarantee;

•	was engaged or about to engage in a business or transaction for which the remaining assets of the subsidiary constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they matured.

In addition, a guarantee may be voided based on the level of benefits that the subsidiary guarantor received compared to the amount of the subsidiary guarantee. If a subsidiary guarantee is voided or held unenforceable, you would not have any claim against that subsidiary and would be creditors solely of us and any subsidiary guarantors whose guarantees are not held unenforceable. After providing for all prior claims, there may not be sufficient assets to satisfy claims of holders of notes relating to any voided portions of any of the subsidiary guarantees.

There is a risk of a preferential transfer if:

•	a subsidiary guarantor declares bankruptcy or its creditors force it to declare bankruptcy within 90 days (or in certain cases, one year) after a payment on the guarantee; or

•	a subsidiary guarantee was made in contemplation of insolvency.

The subsidiary guarantee could be voided by a court as a preferential transfer. In addition, a court could require holders of notes to return any payments made on the notes during the 90-day (or, in certain cases, one-year) period.

Your ability to transfer the notes may be limited by the absence of an active trading market, and an active trading market may not develop for the notes.

Each series of notes is a new issue of securities for which there is no established trading market. An active trading market may not develop for the notes. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. The market, if any, for the notes may not be free from similar disruptions and any such disruptions may adversely affect the prices at which you may sell your notes. In addition, subsequent to their initial issuance, the notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our operating performance and financial condition and other factors.

Our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

Borrowings under any of our credit facilities and the POI senior credit facility bear interest at variable rates and expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase although the amount borrowed remained the same, and our net income and cash available for servicing our indebtedness would decrease.

Following consummation of the GOM Acquisition, our credit rating could be downgraded, which may increase our borrowing costs and could give rise to an obligation to offer to purchase existing indebtedness, including the notes.

As a result of the debt we expect to incur in order to finance the GOM Acquisition, we will have considerably higher aggregate levels of indebtedness than we have had historically. We may not maintain any credit rating assigned to us or our debt for any given period of time and such ratings may be lowered or withdrawn entirely by a rating agency if, in that rating agency’s judgment, circumstances relating to the basis of the rating, such as adverse changes in our business, so warrant. The notes have been rated by Moody’s and S&P and may in the future be rated by additional ratings agencies. Any downgrade, suspension or withdrawal of a rating by a rating agency of us or the notes (or any anticipated downgrade, suspension or withdrawal) could reduce the liquidity or market value of the notes. Any future lowering of our ratings or the ratings of the notes may make it more difficult or more expensive for us to obtain additional debt financing. If any credit rating initially assigned to the notes is subsequently lowered or withdrawn for any reason, or there is a negative change to our ratings, you may lose some or all of the value of your investment in the notes. In addition, the indenture that will govern the notes and that governs our other series of outstanding senior notes contains a provision allowing holders of our notes to require us to make an offer to purchase outstanding notes if we experience certain kinds of changes of control in connection with a ratings downgrade. See “Description of notes—Repurchase requirements at the option of holders—Change of control.”

Risks Relating to the GOM Acquisition

We may be subject to risks in connection with acquisitions, including the GOM Acquisition, and other strategic transactions and the integration of significant acquisitions and other strategic transactions may be difficult.

In addition to the GOM Acquisition, we periodically evaluate other potential acquisitions of reserves, properties, prospects and leaseholds and other strategic transactions that appear to fit within our overall business strategy. The successful acquisition of producing properties, including the pending acquisitions, requires an assessment of several factors, including:

•	recoverable reserves;
•	future oil and gas prices and their appropriate differentials;
•	development and operating costs and potential environmental and other liabilities; and
•	our ability to obtain external financing to fund the purchase price.

The accuracy of these assessments is inherently uncertain. In connection with these assessments, we perform a review of the subject properties that we believe to be generally consistent with industry practices. Our review will not reveal all existing or potential problems nor will it permit us to become sufficiently familiar with the properties to fully assess their deficiencies and potential recoverable reserves. Inspections may not always be performed on every well, and environmental problems are not necessarily observable even when an inspection is undertaken. Even when problems are identified, the seller may be unwilling or unable to provide effective contractual protection against all or part of the problems. We often are not entitled to contractual indemnification for environmental liabilities and acquire properties on an “as is” basis, and, as is the case with certain liabilities associated with the GOM Properties, we are entitled to only limited indemnification for environmental liabilities.

Significant acquisitions, including the GOM Acquisition, and other strategic transactions may involve other risks, including:

•	diversion of our management’s attention to evaluating, negotiating and integrating significant acquisitions and strategic transactions;

•	the challenge and cost of integrating acquired operations, information management and other technology systems and business cultures with those of ours while carrying on our ongoing business;

•	difficulty associated with coordinating geographically separate assets;

•	the challenge of attracting and retaining personnel associated with acquired operations; and

•

the failure to realize the full benefit that we expect in estimated proved reserves and resource potential, production volume or other benefits anticipated from an acquisition, or to realize these benefits within the expected time frame and costs.

The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of our business. Members of our senior management may be required to devote considerable amounts of time to this integration process, which will decrease the time they will have to manage our business. If our senior management is not able to effectively manage the integration process, or if any significant business activities are interrupted as a result of the integration process, our business could suffer.

As a result of the GOM Acquisition, we will have greater exposure to the substantial regulations and risks that affect our offshore operations, which could adversely affect our ability to operate and our financial results.

We currently conduct operations offshore California and in the U.S. Gulf of Mexico, and as a result of the GOM Acquisition, a substantially greater portion of our assets will be located in the U.S. Gulf of Mexico. Offshore oil and gas operations are subject to more extensive governmental regulation than our other oil and gas activities.

In addition, properties offshore Gulf of Mexico, including the GOM Properties, are vulnerable to risks relating to:

•	hurricanes and other adverse weather conditions;

•	oil field service costs and availability;

•	compliance with environmental and other laws and regulations;

•	remediation and other costs resulting from oil spill releases of hazardous materials and other environmental damages; and

•	failure of equipment or facilities.

We conduct all of our exploration in, and the GOM Properties are located in, the deeper waters of the U.S. Gulf of Mexico, where operations are more difficult and costly than in shallower waters. The deeper waters in the Gulf of Mexico lack the physical and oilfield service infrastructure present in its shallower waters and could result in significant delays in obtaining or maintaining production from the assets. As a result, deepwater operations may require a significant amount of time between a discovery and the time that we can market our production, thereby increasing the risk involved with these operations.

The extent to which our business is subject to the risks described above will increase as a result of the GOM Acquisition, and therefore our costs, ability to operate and financial results could be adversely affected.

Use of proceeds

We expect to receive net proceeds from this offering of approximately $2.21 billion, after deducting the underwriting discount and estimated offering expenses. We intend to use the net proceeds from this offering to fund a portion of the consideration for the GOM Acquisition. Pending the use of proceeds for such purpose, we intend to use a portion of the net proceeds from this offering to repay borrowings outstanding under our senior revolving credit facility. If we are required to redeem the notes as described under “Description of notes—Redemption—Special redemption” above, we will use the net proceeds from this offering plus additional borrowings under our senior revolving credit facility to fund such redemption.

As of June 30, 2012, the outstanding balance under our senior revolving credit facility was $298 million (excluding $1.2 million in letters of credit), bearing an effective interest rate of 1.75%. Under the terms of the BP purchase agreement, we made a performance deposit in September 2012 of $555 million with BP, which was funded by our senior revolving credit facility. In addition to the performance deposit, amounts borrowed under our senior revolving credit facility were used for general corporate purposes, including capital expenditures and stock repurchases. Our senior revolving credit facility matures May 4, 2016.

Certain underwriters or their affiliates are lenders under our senior revolving credit facility and, accordingly, will receive a portion of the net proceeds from this offering through repayment of the borrowings they have extended under our senior revolving credit facility. In addition, if a special redemption occurs as described in “Description of Notes—Redemption—Special redemption,” certain underwriters or their affiliates may receive a portion of the net proceeds from this offering through the redemption of the notes. See “Underwriting; Conflicts of interest.”

Capitalization

The following table sets forth our capitalization and cash balance as of June 30, 2012:

•	on a consolidated historical basis; and

•

on a pro forma basis, giving effect to (i) the consummation of the GOM Acquisition, (ii) our entry into the new credit facilities, (iii) borrowings of approximately $4.5 billion under our new credit facilities to fund a portion of the consideration for the GOM Acquisition, repay outstanding borrowings under our existing senior revolving credit facility, to pay costs and expenses associated with the GOM Acquisition and related financing and for other general corporate purposes, and (iv) the issuance and sale of $2.25 billion in aggregate principal amount of notes in this offering and application of the estimated net proceeds thereof as described in “Use of proceeds.”

You should read our historical financial statements and notes, as well as our unaudited pro forma financial statements related to the GOM Acquisition and accompanying notes included in our Current Report on Form 8-K filed with the SEC on October 23, 2012, that are incorporated by reference into this prospectus supplement.

	As of June 30, 2012
(Dollars in thousands)	Historical	Pro forma

Cash and cash equivalents	$302,157	$302,157

Long-term debt:
Senior revolving credit facility(1)	298,000	2,451,190
POI senior credit facility(2)	—	—
5-year term loan(3)	—	730,533
7-year term loan(4)	—	1,220,332
10% senior notes due 2016(5)	176,299	176,299
7 5/8% senior notes due 2018	400,000	400,000
6 1/8% senior notes due 2019	750,000	750,000
8 5/8% senior notes due 2019(6)	394,641	394,641
7 5/8% senior notes due 2020	300,000	300,000
6 5/8% senior notes due 2021	600,000	600,000
6 3/4% senior notes due 2022	1,000,000	1,000,000
New notes due 2020	—	1,125,000
New notes due 2023	—	1,125,000

Total long-term debt	3,918,940	10,272,995
Stockholders’ equity(7)	3,328,322	3,307,650

Noncontrolling interest:
Preferred stock of subsidiary	435,188	435,188

Total equity	3,763,510	3,742,838
Total capitalization	$7,682,450	$14,015,833

(1)	As of June 30, 2012, we had commitments under our senior revolving credit facility of $1.4 billion, of which $1.1 billion was available. Under the terms of the BP purchase and sale agreement, we made a performance deposit in September 2012 of $555 million with BP, which was funded by our senior revolving credit facility.

(2)	As of June 30, 2012, the POI senior credit facility had $300 million in commitments and no outstanding borrowings.

(3)	The balance is reflected net of $19.5 million of discount on issuance.

(4)	The balance is reflected net of $29.7 million of discount on issuance.

(5)	The balance is reflected net of unamortized discount of $8.6 million.

(6)	The balance is reflected net of unamortized discount of $5.4 million.

(7)	Retained earnings has been reduced by an estimated after-tax loss of $20.7 million associated with $3.1 million in deferred financing charges related to the amendment and restatement of our senior revolving credit facility and $30 million in commitment fees associated with our senior Bridge Facility, which will be expensed if we obtain alternate financing and do not borrow under the Bridge Facility.

Ratio of earnings to fixed charges

The following table sets forth our ratio of earnings to fixed charges for the periods indicated on a consolidated historical basis and pro forma basis.

	Year ended December 31,				Six months ended June 30,
	Historical			Pro Forma	Historical		Pro Forma
	2009	2010	2011	2011	2011	2012	2012

Pre-tax income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees	$217,180	$204,010	$340,941	$	$330,264	$267,437	$
Fixed charges (see below)	202,737	250,940	295,836		141,410	168,709
Amortization of capitalized interest	7,606	9,010	16,176		5,044	12,477
Interest capitalized	(116,231)	(130,892)	(117,367)		(64,626)	(32,316)
Preference security dividend of subsidiary	—	—	(2,310)		—	(30,458)

Total adjusted earnings available for payment of fixed charges	311,292	333,068	533,276		412,092	385,849

Fixed charges(a)
Interest expense	73,811	106,713	161,316		69,646	98,230
Interest capitalized	116,231	130,892	117,367		64,626	32,316
Amortization of debt-related expenses	8,355	9,240	10,765		5,326	5,391
Rental expense representative of interest factor	4,340	4,095	4,078		1,812	2,314
Preference security dividend of subsidiary	—	—	2,310		—	30,458

Total fixed charges	$202,737	$250,940	$295,836	$	$141,410	$168,709	$

Ratio of earnings to fixed charges	1.5	1.3	1.8		2.9	2.3

(a)	In the year ended December 31, 2009 and 2010 and the six months ended June 30, 2011, there were no outstanding shares of preferred stock.

Description of our other indebtedness

Senior revolving credit facility

At June 30, 2012, we had approximately $1.1 billion of borrowing capacity available under our senior revolving credit facility, which had aggregate commitments of $1.4 billion and a borrowing base of $2.3 billion. The borrowing base is redetermined on an annual basis, with us and the lenders each having the right to one annual interim unscheduled redetermination, and adjusted based on our oil and gas properties, reserves, other indebtedness and other relevant factors. The terms of our senior revolving credit facility require that the borrowing base be automatically reduced by an amount equal to the product of 0.25 and the stated principal amount of any note issuance unless the majority lenders otherwise agree; the bank group under our existing senior revolving credit facility has approved our request that the borrowing base not be reduced by any proceeds from this offering. Our senior revolving credit facility is secured by at least 75% of the total present value of our proved oil and gas properties.

The commitments of each lender to make loans to us under our senior revolving credit facility are several and not joint. Accordingly, if any lender fails to make loans to us, our available liquidity could be reduced by an amount up to the aggregate amount of such lender’s commitments under our senior revolving credit facility. The commitments are from a diverse syndicate of 21 lenders with no single lender’s commitment representing more than 9% of the total commitments.

Our senior revolving credit facility contains negative covenants that limit our ability, as well as the ability of our restricted subsidiaries, among other things, to incur additional debt, pay dividends on stock, make distributions of cash or property, change the nature of our business or operations, redeem stock or redeem debt, make investments, create liens, enter into leases, dispose of assets, sell capital stock of subsidiaries, guarantee other indebtedness, enter into agreements that restrict dividends from subsidiaries, enter into certain types of swap agreements, enter into take-or-pay or other prepayment arrangements, merge or consolidate and enter into transactions with affiliates. In addition, we are required to maintain a ratio of debt to EBITDAX (as defined therein) of no greater than 4.50 to 1.00.

POI senior credit facility

The POI senior credit facility is guaranteed on a senior basis by PXP and certain of its subsidiaries, and is secured on a pari passu basis by liens on the same collateral that secures the senior revolving credit facility. POI is subject to certain affirmative and negative covenants, including restrictions on liens and incurring other indebtedness, as well as customary events of default, including a cross-default to our senior revolving credit facility.

Short-term credit facility

We have an uncommitted short-term unsecured credit facility, or short-term facility, under which we may make borrowings from time to time until June 1, 2013, not to exceed at any time the maximum principal amount of $75.0 million. No advance under the short-term facility may have a term exceeding fourteen days and all amounts outstanding are due and payable no later than June 1, 2013. Each advance under the short-term facility shall bear interest at a rate per annum mutually agreed on by the bank and us. No amounts were outstanding under the short-term facility at June 30, 2012.

Financing related to the GOM Acquisition

Amended and restated senior credit facilities

In connection with the GOM Acquisition, in September 2012, we entered into a commitment letter with JPMorgan Chase Bank, N.A. and J.P. Morgan Securities LLC and certain other lenders providing for the amendment and restatement of our senior revolving credit facility upon the satisfaction of certain conditions, including the substantially concurrent consummation of the BP acquisition. We expect that the amended and restated senior credit facilities will mature in five years from the date of amendment and restatement.

We expect that the amended and restated senior credit facilities will have commitments of $3 billion for revolving loans, which includes a swingline loan option providing for borrowings of up to $100 million. Borrowings comprised of revolving loans are expected to bear interest, at our election, at a rate of either (i) the Eurodollar rate, which is based on LIBOR, plus an additional variable amount ranging from 1.50% to 2.50%, or (ii) a variable amount ranging from 0.50% to 1.50% plus the ABR, which will be the highest of (1) the prime rate, as determined by JPMorgan Chase Bank, N.A. (2) the federal funds rate, plus 1/2 of 1% and (3) the Eurodollar rate applicable for an interest period of one month plus 1%. The Eurodollar spread and the ABR spread set forth above will be increased 0.25% while any term loans are outstanding. The additional variable amount of interest payable is expected to be based on the utilized rate as a percentage of (a) the outstanding borrowings under both the amended and restated senior credit facilities and the POI senior credit facility (net of any cash collateral posted by us pursuant to our guarantee thereof) and (b) the borrowing base under the amended and restated senior credit facilities. Commitment fees are expected to range from 0.375% to 0.50% for amounts available for borrowing (which amount will include the amount of any swingline loan borrowings).

We also expect the amended and restated senior credit facilities to include a five-year senior secured term loan credit facility in the amount of $750 million and a seven-year senior secured term loan credit facility in the amount of $1.25 billion, both of which will be subject to the borrowing base. Borrowings comprised of term loans are expected to bear interest, at our election, at a rate of either (i) the Eurodollar rate plus 3%, or (ii) the ABR plus 2%. Notwithstanding the foregoing, in no event shall the Eurodollar rate for the seven-year term loan be less than 1% per year.

We expect that the amended and restated senior credit facilities will have a borrowing base of $5.3 billion, which will be redetermined annually in the same manner as the borrowing base of our senior revolving credit facility. As with our senior revolving credit facility, we expect that the borrowing base under the amended and restated senior credit facilities will be automatically reduced by an amount equal to the product of 0.25 and the stated principal amount of any note issuance unless the majority lenders otherwise agree. We expect borrowings under the amended and restated senior credit facilities to be secured by liens on 100% of the shares of stock in certain of our domestic subsidiaries, 65% of the shares of stock in certain foreign subsidiaries and secured subordinated intercompany debt and mortgages covering at least 75% of the total present value of our domestic proved oil and gas properties.

We expect the amended and restated senior credit facilities to contain negative covenants substantially similar to those contained in our senior revolving credit facility, and to require us to maintain a ratio of debt to EBITDAX of no greater than 4.50 to 1.00.

Senior unsecured bridge term loan facility

In connection with the GOM Acquisition and upon the satisfaction of certain conditions, including the substantially concurrent consummation of the BP acquisition, we may enter into a bridge term loan facility with certain lenders. Pursuant to the bridge term loan facility, the lenders will make senior unsecured loans to us in an aggregate principal amount equal to $2.0 billion less the aggregate principal amount of the notes offered hereby. We expect borrowings under the bridge term loan facility to be jointly and severally guaranteed on a senior unsecured basis by certain of our existing domestic subsidiaries. We expect that the bridge term loan facility will mature in one year from the date of the closing of the bridge term loan facility, which date we refer to as the initial maturity date.

The interest rate under the bridge term loan facility is expected to be the sum of (i) the greater of (1) 1.0% and (2) the rate for Eurodollar deposits for the applicable three-month period and (ii) 7.50%. During the term of the bridge loan, the interest rate is expected to increase at the end of each three-month period by increments of 50 basis points, subject to a cap during the period prior to the initial maturity date.

The bridge term loan facility is expected to include customary affirmative and negative covenants, which are not expected to be more restrictive than the corresponding covenants under the amended and restated senior credit facilities. The bridge term loan facility is not expected to include any financial maintenance covenants. If any bridge loans are not repaid prior to the initial maturity date, the lenders will have the right to receive notes in exchange for such loans. We expect the indenture governing such notes to have covenants and events of default that are customary for high yield indentures. The notes are expected to bear interest at a rate equal to the cap on the rate to which bridge loans are subject prior to the initial maturity date.

We do not expect to borrow under our new senior unsecured bridge term loan facility to fund a portion of the purchase price of the GOM Acquisition unless the net proceeds from this offering are less than $2.0 billion.

6  3/4% senior notes due 2022

We have $1.0 billion aggregate principal amount of 6  3/4% senior notes due 2022 outstanding and pay interest semi-annually on February 1 and August 1 of each year. These notes will mature on February 1, 2022.

We may, at our option, redeem all or part of these notes at any time prior to February 1, 2017 at the make-whole price set forth in the applicable supplemental indenture, and on or after such date at fixed redemption prices, plus accrued and unpaid interest, if any, to the date of redemption.

At any time before February 1, 2015, we may redeem up to 35% of these notes with money that we raise in equity offerings at a redemption price of 106.75% of the principal amount of the notes redeemed, plus accrued and unpaid interest, as long as:

•	at least 65% of the aggregate principal amount of the notes issued remains outstanding after the redemption; and

•	we redeem such notes within 180 days of completing the equity offering.

We issued our outstanding 6  3/4% senior notes pursuant to the same indenture that will govern the notes offered by this prospectus supplement. Except as described in the immediately preceding three paragraphs, the covenants and provisions governing our outstanding 6  3/4% senior notes are substantially identical to those governing the notes offered by this prospectus supplement.

6 5/8% senior notes due 2021

We have $600 million aggregate principal amount of 6  5/8% senior notes due 2021 outstanding and pay interest semi-annually on May 1 and November 1 of each year. These notes will mature on May 1, 2021.

We may, at our option, redeem all or part of these notes at any time prior to May 1, 2016 at the make-whole price set forth in the applicable supplemental indenture, and on or after such date at fixed redemption prices, plus accrued and unpaid interest, if any, to the date of redemption.

At any time before May 1, 2014, we may redeem up to 35% of these notes with money that we raise in equity offerings at a redemption price of 106.625% of the principal amount of the notes redeemed, plus accrued and unpaid interest, as long as:

•	at least 65% of the aggregate principal amount of the notes issued remains outstanding after the redemption; and

•	we redeem such notes within 180 days of completing the equity offering.

We issued our outstanding 6 5/8% senior notes pursuant to the same indenture that will govern the notes offered by this prospectus supplement. Except as described in the immediately preceding three paragraphs, the covenants and provisions governing our outstanding 6 5/8% senior notes are substantially identical to those governing the notes offered by this prospectus supplement.

7 5/8% senior notes due 2020

We have $300 million aggregate principal amount of 7 5/8% senior notes due 2020 outstanding and pay interest semi-annually on April 1 and October 1 of each year. These notes will mature on April 1, 2020.

We may, at our option, redeem all or part of these notes at any time prior to April 1, 2015 at the make-whole price set forth in the applicable supplemental indenture, and on or after such date at fixed redemption prices, plus accrued and unpaid interest, if any, to the date of redemption.

At any time before April 1, 2013, we may redeem up to 35% of these notes with money that we raise in equity offerings at a redemption price of 107.625% of the principal amount of the notes redeemed, plus accrued and unpaid interest, as long as:

•	at least 65% of the aggregate principal amount of the notes issued remains outstanding after the redemption; and

•	we redeem such notes within 180 days of completing the equity offering.

We issued our outstanding 7 5/8% senior notes pursuant to the same indenture that will govern the notes offered by this prospectus supplement. Except as described in the immediately preceding three paragraphs, the covenants and provisions governing our outstanding 7  5/8% senior notes are substantially identical to those governing the notes offered by this prospectus supplement.

8 5/8% senior notes due 2019

We have $400 million aggregate principal amount of 8  5/8% senior notes due 2019 outstanding and pay interest semi-annually on April 15 and October 15 of each year. These notes will mature on October 15, 2019.

We may, at our option, redeem all or part of these notes at any time prior to October 15, 2014 at the make-whole price set forth in the applicable supplemental indenture, and on or after such date at fixed redemption prices, plus accrued and unpaid interest, if any, to the date of redemption.

We issued our outstanding 8 5/8% senior notes pursuant to the same indenture that will govern the notes offered by this prospectus supplement. Except as described in the immediately preceding three paragraphs, the covenants and provisions governing our outstanding 8 5/8% senior notes are substantially identical to those governing the notes offered by this prospectus supplement.

6 1/8% senior notes due 2019

We have $750 million aggregate principal amount of 6 1/8% senior notes due 2019 outstanding and pay interest semi-annually on June 15 and December 15 of each year. These notes will mature on June 15, 2019.

We may, at our option, redeem all or part of these notes at any time prior to June 15, 2016 at the make-whole price set forth in the applicable supplemental indenture, and on or after such date at fixed redemption prices, plus accrued and unpaid interest, if any, to the date of redemption.

At any time before June 15, 2015, we may redeem up to 35% of these notes with money that we raise in equity offerings at a redemption price of 106.125% of the principal amount of the notes redeemed, plus accrued and unpaid interest, as long as:

•	at least 65% of the aggregate principal amount of the notes issued remains outstanding after the redemption; and

•	we redeem such notes within 180 days of completing the equity offering.

We issued our outstanding 6 1/8% senior notes pursuant to the same indenture that will govern the notes offered by this prospectus supplement. Except as described in the immediately preceding three paragraphs, the covenants and provisions governing our outstanding 6 1/8% senior notes are substantially identical to those governing the notes offered by this prospectus supplement.

7 5/8% senior notes due 2018

We have $400 million aggregate principal amount of 7 5/8% senior notes due 2018 outstanding and pay interest semi-annually on June 1 and December 1 of each year. These notes will mature on June 1, 2018.

We may, at our option, redeem all or part of these notes at any time prior to June 1, 2013 at the make-whole price set forth in the applicable supplemental indenture, and on or after such date at fixed redemption prices, plus accrued and unpaid interest, if any, to the date of redemption.

We issued our outstanding 7 5/8% senior notes pursuant to the same indenture that will govern the notes offered by this prospectus supplement. Except as described in the immediately preceding three paragraphs, the covenants and provisions governing our outstanding 7 5/8% senior notes are substantially identical to those governing the notes offered by this prospectus supplement.

10% senior notes due 2016

In December 2011, pursuant to a tender offer, we retired $380.1 million of the $565 million outstanding principal amount of our 10% senior notes due 2016. We currently have $184.9 million aggregate principal amount of our 10% senior notes outstanding and pay interest semi-annually on March 1 and September 1 of each year. These notes will mature on March 1, 2016.

We may, at our option, redeem all or part of these notes at any time prior to March 1, 2013 at the make-whole price set forth in the applicable supplemental indenture, and on or after such date at fixed redemption prices, plus accrued and unpaid interest, if any, to the date of redemption.

We issued our outstanding 10% senior notes pursuant to the same indenture that will govern the notes offered by this prospectus supplement. Except as described in the immediately preceding paragraphs, the covenants and provisions governing our outstanding 10% senior notes are substantially identical to those governing the notes offered by this prospectus supplement.

Description of notes

The following description of the particular terms of the notes supplements the general description of the debt securities included in the accompanying prospectus. You should review this description together with the description of the debt securities included in the accompanying prospectus. To the extent this description is inconsistent with the description in the accompanying prospectus, this description will control and replace the inconsistent description in the accompanying prospectus.

You can find the definitions of certain terms used in this description of notes under the subheading “Definitions.” As used in this description, the words “Plains,” “we,” “us” and “our” refer to Plains Exploration & Production Company, and not to any of its subsidiaries or affiliates.

In this offering, we will issue two series of notes, and we refer to each such series as a “series.” The first series, designated as our “     % Senior Notes due 2020,” will mature in 2020, and we refer to those notes as the “notes due 2020.” The second series, designated as our “     % Senior Notes due 2023,” will mature in 2023, and we refer to those notes as the “notes due 2023.” When we refer to the “notes,” we mean both such series of notes.

We have entered into an indenture dated March 13, 2007, which we refer to as the “base indenture,” between us and Wells Fargo Bank, N.A., as trustee, pursuant to which we may issue multiple series of debt securities from time to time. We issued our:

•	7 5/8% senior notes due 2018 pursuant to the seventh supplemental indenture to that base indenture;

•	10% senior notes due 2016 pursuant to the ninth supplemental indenture to that base indenture;

•	8 5/8% senior notes due 2019 pursuant to the tenth supplemental indenture to that base indenture;

•	7 5/8% senior notes due 2020 pursuant to the eleventh supplemental indenture to that base indenture;

•	6 5/8% senior notes due 2021 pursuant to the twelfth supplemental indenture to that base indenture;

•	6 3/4% senior notes due 2022 pursuant to the thirteenth supplemental indenture to that base indenture; and

•	6 1/8% senior notes due 2019 pursuant to the fourteenth supplemental indenture to that base indenture.

We will issue the notes due 2020 under the base indenture, as amended and supplemented by a sixteenth supplemental indenture to be entered into among us, the Subsidiary Guarantors and the trustee, setting forth the specific terms of the notes due 2020. We will issue the notes due 2023 under the base indenture, as amended and supplemented by a seventeenth supplemental indenture to be entered into among us, the Subsidiary Guarantors and the trustee, setting forth the specific terms of the notes due 2023. In this description, when we refer to the “indenture,” we mean the base indenture as so amended and supplemented by the sixteenth and seventeenth supplemental indentures.

We have summarized some of the material provisions of the notes and the indenture below. The summary supplements the description of the indenture contained in the accompanying prospectus, and we encourage you to read that description for additional material provisions that may be important to you. We also urge you to read the indenture because it, and not this description, defines your rights as a holder of notes. You may request copies of the indenture from us as set forth under “Where You Can Find More Information” in the accompanying prospectus. Capitalized terms defined in the accompanying prospectus and the indenture have the same meanings when used in this prospectus supplement. The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

The registered holder of any note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

Brief description of the notes and the subsidiary guarantees

The notes

The notes will:

•	be general unsecured, senior obligations of Plains;

•	rank senior in right of payment to all existing and future subordinated Indebtedness of Plains;

•	be pari passu in right of payment with any existing and future senior Indebtedness of Plains that is not by its terms subordinated to the notes;

•

rank effectively junior to Plains’ existing and future secured Indebtedness, including Indebtedness under the Senior Credit Agreement and our guarantee of the debt facility, dated November 18, 2011, among Plains Offshore Operations Inc., as borrower, each of the lenders that is a signatory thereto, and JPMorgan Chase Bank, N.A., as administrative agent, or the POI Credit Agreement, to the extent of the assets of Plains constituting collateral securing that Indebtedness;

•	be unconditionally guaranteed by the Subsidiary Guarantors on a senior unsecured basis; and

•

be structurally junior to all existing and future Indebtedness and other liabilities and preferred stock of Plains’ non-guarantor Subsidiaries (other than Indebtedness and liabilities owed to Plains or any Subsidiary Guarantor), including the shares of 8% convertible perpetual preferred stock issued by POI.

As of June 30, 2012, on a pro forma as adjusted basis after giving effect to the Transaction Adjustments, Plains would have had total indebtedness of approximately $10.3 billion ($4.5 billion of which would have been secured), excluding approximately $1.2 million in outstanding letters of credit, and approximately $548 million would have been available for borrowing under the Senior Credit Agreement and $300 million would have been available for borrowing under the POI Credit Agreement. In addition, our subsidiary POI, which will not guarantee the notes, has 450,000 shares of 8% convertible perpetual preferred stock outstanding, with an aggregate liquidation preference of at least $562.5 million plus accrued and unpaid dividends. For more information regarding this liquidation preference, see “Liquidity and Capital Resources” in our Annual Report on Form 10-K for the year ended December 31, 2011.

The subsidiary guarantees

The notes will be guaranteed initially on a senior basis by some of our existing domestic Restricted Subsidiaries. In the future, we will not be required to cause any domestic subsidiary to guarantee the notes, unless that domestic subsidiary is a Restricted Subsidiary and provides a guarantee or other credit support in respect of our Indebtedness in excess of $10.0 million or Indebtedness of any Subsidiary Guarantor in excess of $10.0 million.

Each guarantee of the notes will:

•	be a general unsecured obligation of the Subsidiary Guarantor;

•	rank senior in right of payment to all existing and future subordinated Indebtedness of that Subsidiary Guarantor;

•	rank pari passu in right of payment with any existing and future senior unsecured Indebtedness of that Subsidiary Guarantor; and

•

rank effectively junior to that Subsidiary Guarantor’s existing and future secured Indebtedness, including its guarantee of Indebtedness under the Senior Credit Agreement, to the extent of the value of the assets of such Subsidiary Guarantor constituting collateral securing that Indebtedness.

As of June 30, 2012, on a pro forma as adjusted basis after giving effect to the Transaction Adjustments, the Subsidiary Guarantors would have had approximately $10.3 billion in total combined consolidated Indebtedness outstanding ($4.5 billion of which would have been secured), and approximately $548 million would have been available for borrowing under the Senior Credit Agreement, which is guaranteed by the Subsidiary Guarantors, and approximately $300 million would have been available for borrowing under the POI Credit Agreement.

As of the Issue Date, only Arguello Inc., Latigo Petroleum, Inc., Plains Acquisition Corporation, Plains Resources Inc., Pogo Partners, Inc., PXP Producing Company LLC, PXP Aircraft LLC, PXP Gulf Coast LLC, PXP Louisiana L.L.C., PXP Louisiana Operations LLC and PXP Offshore LLC will guarantee the notes.

Not all of our existing or future subsidiaries are required to guarantee the notes. Unrestricted Subsidiaries will not be required to guarantee the notes. The notes will not be guaranteed by any foreign subsidiaries, unless we cause those foreign subsidiaries to provide a guarantee or other credit support in respect of our Indebtedness in excess of $10.0 million or Indebtedness of any Subsidiary Guarantor in excess of $10.0 million. Also, we will not be required to cause any domestic subsidiary that we create or acquire in the future to guarantee the notes, unless that future domestic subsidiary is a Restricted Subsidiary and provides a guarantee or other credit support in respect of our Indebtedness in excess of $10.0 million or Indebtedness of any Subsidiary Guarantor in excess of $10.0 million. See “—Covenants—Future subsidiary guarantors” for more detail regarding the requirement to cause certain Subsidiaries to guarantee the notes.

In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor subsidiaries, the non-guarantor subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us.

The indenture will permit us and our Subsidiaries to incur additional Indebtedness, including senior secured Indebtedness under the Senior Credit Agreement. The indenture does not impose any limitation on the incurrence by our subsidiaries of liabilities that are not considered Indebtedness.

As of the Issue Date, all of our Subsidiaries, other than Arroyo Grande Land Company, LLC, Lompoc Land Company LLC and Montebello Land Company LLC, will be “Restricted Subsidiaries.” However, under the circumstances described below under the caption “—Covenants— Designation of restricted and unrestricted subsidiaries,” we will be permitted to designate additional Subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture, and will not guarantee the notes.

Principal, maturity and interest

We will issue notes having an aggregate principal amount of $2.25 billion in this offering, of which $                     aggregate principal amount will consist of notes due 2020 and $         aggregate principal amount will consist of notes due 2023. Upon issuance of notes due 2020 and notes due 2023 in this offering, the indenture will provide that subject to compliance with the covenant described in “—Covenants—Incurrence of indebtedness and issuance of preferred stock,” we may issue additional notes due 2020 (the “Additional Notes due 2020”) and additional notes due 2023 (the “Additional Notes due 2023” and, together with the Additional Notes due 2020, the “Additional Notes”) without limitation as to aggregate principal amount of any such series of notes.

If after consummation of this offering, we issue any Additional Notes due 2020, those Additional Notes due 2020 will have terms and conditions identical to the notes due 2020 issued in this offering, will be treated as part of the same series of debt securities as the notes due 2020 offered hereby and will vote on all matters with the notes due 2020 offered in this offering. If after consummation of this offering, we issue any Additional Notes due 2023, those Additional Notes due 2023 will have terms and conditions identical to the notes due 2023 issued in this offering, will be treated as part of the same series of debt securities as the notes due 2023 offered hereby and will vote on all matters with the notes due 2023 offered in this offering.

The notes due 2020 will mature on            , 2020. The notes due 2023 will mature on            , 2023. The notes will be issued in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

Interest on the notes due 2020 will accrue at the rate of    % per annum, and interest on the notes due 2023 will accrue at the rate of    % per annum. Interest on the notes due 2020 will be payable semiannually in arrears on            and            , commencing on            , 2013. Interest on the notes due 2023 will be payable semiannually in arrears on            and            , commencing on            , 2013. We will make each interest payment with respect to the notes due 2020 to the holders of record of the notes of such series on the immediately preceding            and            . We will make each interest payment with respect to the notes due 2023 to the holders of record of the notes of such series on the immediately preceding            and            .

Notwithstanding the foregoing paragraph, upon any failure by Plains for 60 days to comply with the covenant described under the caption “—Covenants—Reports,” the interest rate on the notes of each series will increase by 50 basis points (0.5%) and remain at such increased rate thereafter but only for so long as there is a Default with respect to such series under such covenant, and upon resumption of compliance by Plains with such covenant, the interest rate on the notes of such series will be reset at the initial rate applicable thereto on the Issue Date with respect to the notes of such series. Interest on overdue principal and interest on overdue interest, if any, with respect to the notes of each series will accrue at the applicable interest rate on the notes of such series.

Interest on the notes of each series will accrue from the Issue Date with respect to such series or, if interest has already been paid with respect to the notes of such series, from the date it was most recently paid. Interest on the notes of each series will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of receiving payments on the notes

If a holder of notes has given wire transfer instructions to Plains, Plains will pay all principal, interest and premium, if any, on that holder’s notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar unless we elect to make interest payments by check mailed to the noteholders at their address set forth in the register of holders.

Paying agent and registrar

The trustee will initially act as paying agent and registrar for the notes. Plains may change the paying agent or registrar without prior notice to the holders of the notes, and Plains or any of the Restricted Subsidiaries may act as paying agent or registrar.

Transfer and exchange

A holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and Plains may require a holder to pay any taxes and fees required by law or permitted by the indenture. Plains is not required to transfer or exchange any note (or portion of a note) selected for redemption. Also, Plains is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Subsidiary guarantees of the notes

Arguello Inc., Latigo Petroleum, Inc., Plains Acquisition Corporation, Plains Resources Inc., Pogo Partners, Inc., PXP Producing Company LLC, PXP Aircraft LLC, PXP Gulf Coast LLC, PXP Louisiana L.L.C., PXP Louisiana Operations LLC and PXP Offshore LLC will be the only Subsidiary Guarantors at the time that the notes are expected to be delivered. We may be required to cause other Domestic Restricted Subsidiaries in the future to provide Subsidiary Guarantees of the notes as described below under “—Covenants—Future subsidiary guarantors.”

The Subsidiary Guarantees will be joint and several obligations of the Subsidiary Guarantors. The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk factors—Risks relating to the notes—If the subsidiary guarantees are deemed fraudulent conveyances or preferential transfers, a court may subordinate or void them.”

A Subsidiary Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (regardless of whether such Subsidiary Guarantor is the surviving Person), another Person, other than Plains or another Subsidiary Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) either:

(a) if it is not such Subsidiary Guarantor, the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Subsidiary Guarantor under the indenture (including its Subsidiary Guarantee) pursuant to a supplemental indenture satisfactory to the trustee, in which case the Subsidiary Guarantee of such Subsidiary Guarantor will be released as contemplated by the next paragraph; or

(b) the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture.

The Subsidiary Guarantee of a Subsidiary Guarantor will be released:

(1) in connection with any sale or other disposition of all or substantially all of the assets of that Subsidiary Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) Plains or a Restricted Subsidiary, if the sale or other disposition does not violate the “Asset Sale” provisions of the indenture;

(2) in connection with any sale or other disposition of all of the Capital Stock of a Subsidiary Guarantor to a Person that is not (either before or after giving effect to such transaction) Plains or a Restricted Subsidiary, if the sale or other disposition does not violate the “Asset Sale” provisions of the indenture;

(3) if Plains designates any Restricted Subsidiary that is a Subsidiary Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture;

(4) upon legal defeasance or satisfaction and discharge of the indenture as provided pursuant to the defeasance or satisfaction and discharge provisions of the indenture;

(5) upon the liquidation or dissolution of such Subsidiary Guarantor provided no Default or Event of Default has occurred or is continuing; or

(6) at such time as such Subsidiary Guarantor does not have outstanding any Guarantee of any Indebtedness (other than the notes) of Plains or any Subsidiary Guarantor in excess of $10.0 million in aggregate principal amount.

Redemption

Optional redemption

Except as described below, (i) the notes due 2020 are not redeemable until            , 2015 and (ii) the notes due 2023 are not redeemable until            , 2018. On and after (i)            , 2015, in the case of the notes due 2020 and (ii)            , 2018, in the case of the notes due 2023, Plains may redeem all or a part of the notes of such series, from time to time upon not less than 30 nor more than 60 days’ notice, at the following redemption prices (expressed as a percentage of principal amount) plus accrued and unpaid interest on the notes to be redeemed to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on (i)             of the years indicated below, in the case of the notes due 2020 and (ii)             of the years indicated below, in the case of the notes due 2023:

	Redemption price
Year	Notes due 2020	Notes due 2023

2015		—
2016		—
2017	100%	—
2018	100%
2019	100%
2020 and thereafter	—	100%

The notes will also be redeemable, in whole or in part, at Plains’ option at any time or from time to time, prior to (i)            , 2015, in the case of the notes due 2020 or (ii)            , 2018, in the case of the notes due 2023, at the applicable Make-Whole Price (as defined below), in accordance with the provisions of the indenture.

“Make-Whole Price” with respect to any notes to be redeemed, means an amount equal to the greater of:

(1) 100% of the principal amount of such notes; and

(2) the sum of the present values of (a) the redemption price of such notes at (i)                , 2015, in the case of the notes due 2020, or (ii)                , 2018, in the case of the notes due 2023 (in each case, as set forth above), and (b) the remaining scheduled payments of interest from the redemption date to (i)                , 2015, in the case of the notes due 2020, or (ii)                , 2018, in the case of the notes due 2023 (not including any portion of such payments of interest accrued as of the redemption date), discounted back to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 50 basis points;

plus, in the case of both (1) and (2), accrued and unpaid interest on such notes to the redemption date. Unless Plains defaults in payment of the Make-Whole Price, on and after the applicable redemption date, interest will cease to accrue on the notes to be redeemed.

“Comparable Treasury Issue” means, with respect to notes to be redeemed, the U.S. Treasury security selected by an Independent Investment Banker as having a maturity most nearly equal to the period from the redemption date to (i)                , 2015, in the case of the notes due 2020 or (ii)                , 2018, in the case of the notes due 2023, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities; provided if such period is less than one year, then the U.S. Treasury security having a maturity of one year shall be used.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2) if the trustee obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

“Independent Investment Banker” means J.P. Morgan Securities LLC, Barclays Capital Inc., BMO Capital Markets Corp., Citigroup Global Markets Inc., Wells Fargo Securities, LLC and their respective successors, at Plains’ option, or, if such firms or the successors, if any, to such firms, as the case may be, are unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by Plains.

“Reference Treasury Dealer” means J.P. Morgan Securities LLC, Barclays Capital Inc., BMO Capital Markets Corp., Citigroup Global Markets Inc., and one primary U.S. government securities dealer in New York City designated by Wells Fargo Securities, LLC, and their respective successors (provided, however, that if any such firm or any such successor, as the case may be, shall cease to be a primary U.S. government securities dealer in New York City, Plains shall substitute therefor another primary U.S. government securities dealer in New York City).

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(159)” or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the stated maturity, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined, and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated by the Company on the third business day preceding the redemption date.

The notice of redemption with respect to the foregoing redemption need not set forth the Make-Whole Price but only the manner of calculation thereof. Plains will notify the trustee of the Make-Whole Price with respect to any redemption promptly after the calculation, and the trustee shall not be responsible for such calculation.

Prior to             , 2015, in the case of the notes of each series, Plains may on any one or more occasions redeem up to 35% of the principal amount of the notes of such series (which may include Additional Notes of such series) with all or a portion of the net cash proceeds of one or more Equity Offerings at a redemption price equal to (i)     % in the case of the notes due 2020 or (ii)     % in the case of the notes due 2023 of the principal amount thereof, plus accrued and unpaid interest on the notes to be redeemed to, but not including, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided that

(1) at least 65% of the aggregate principal amount of the notes of such series issued and outstanding on the Issue Date with respect to such series, remains outstanding after each such redemption; and

(2) the redemption occurs within 180 days after the closing of such Equity Offering.

Notice of any redemption upon an Equity Offering may be given prior to the completion of the related Equity Offering, and any such redemption or notice may, at Plains’ discretion, be subject to one or more conditions precedent, including, but not limited to completion of the related Equity Offering.

Special redemption

If a Mandatory Redemption Event occurs, then on the Special Redemption Date, Plains will redeem all and not less than all of the notes then outstanding, at a redemption price (the “Special Redemption Price”) equal to 100% of the aggregate principal amount of the notes plus accrued and unpaid interest to, but not including, the Special Redemption Date. We refer to such a redemption as a “Special Mandatory Redemption.” In addition, if at any time Plains determines that a Mandatory Redemption Event is reasonably likely to occur, then Plains may, at its option, redeem all and not less than all of the notes then outstanding on the Special Redemption Date, at a redemption price equal to the Special Redemption Price. We refer to such a redemption as a “Special Optional Redemption,” and we refer to a Special Mandatory Redemption or Special Optional Redemption as a “Special Redemption.”

“Mandatory Redemption Event” means the first occurrence of either (a) the termination of the BP Purchase Agreement prior to the consummation of the BP GOM Asset Purchase or (b) the failure to consummate the BP GOM Asset Purchase on or before March 15, 2013.

“Special Redemption Date” means the earlier of (a) the last Business Day that is on or before the 15th day after a Mandatory Redemption Event or (b) any other Business Day selected by Plains and set forth in the notice of redemption, with respect to a Special Redemption, given in accordance with the provisions of the indenture.

Upon the consummation of the BP GOM Asset Purchase, the foregoing provisions regarding Special Redemptions will cease to apply.

Selection and notice

If less than all of the notes of a particular series are to be redeemed at any time, selection of such notes for redemption will be made, in the case of global notes, in accordance with the procedures of the DTC and, in the case of definitive notes, by the trustee in compliance with the requirements of the principal national securities exchange, if any, on which such notes are listed, or, if such notes are not so listed, on a pro rata basis, by lot or by such method as the trustee shall deem fair and appropriate. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address; provided, however, that a notice of a Special Redemption may be mailed less than 30 days (but at least 10 days) before the Special Redemption Date.

If any note is to be redeemed in part only, the notice of redemption that relates to such note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. If a Mandatory Redemption Event occurs, all notes shall become due and payable on the Special Redemption Date, regardless of whether previously called for redemption. On and after the redemption date, interest ceases to accrue on the notes or portions of the notes called for redemption, unless Plains defaults in making the redemption payment. Any redemption or notice of redemption may, at our discretion, be subject to one or more conditions precedent and, in the case of a redemption with the net cash proceeds of an Equity Offering, be given prior to the completion of the related Equity Offering; provided, however, that a Special Redemption may not be subject to any conditions precedent.

Open market purchases; no mandatory redemption or sinking fund

We may at any time and from time to time purchase notes in the open market or otherwise, in each case without any restriction under the indenture. Except as described above under “—Redemption—Special redemption,” we are not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase requirements at the option of holders

Change of control

If a Change of Control Triggering Event with respect to any series of notes occurs, each holder of notes of such series will have the right to require Plains to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that holder’s notes of such series pursuant to an offer (“Change of Control Offer”) on the terms set forth in the indenture. In the Change of Control Offer, Plains will offer a payment in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest on the notes repurchased to the date of purchase (the “Change of Control Payment Date”), subject to the rights of holders of notes of such series on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control Triggering Event with respect to any series of notes, Plains will mail a notice to each holder of notes of such series describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase notes of such series on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. Plains will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes of any series as a result of a Change of Control Triggering Event with respect to such series. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Triggering Event provisions of the indenture, Plains will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Triggering Event provisions of the indenture by virtue of such compliance. On the Change of Control Payment Date with respect to any series of notes, Plains will, to the extent lawful:

(1) accept for payment all notes of such series or portions of such notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes of such series or portions of such notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the notes of such series properly accepted together with an officers’ certificate stating the aggregate principal amount of notes of such series or portions of such notes being purchased by Plains.

The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for such notes (or, if all the notes of a particular series are then in global form, make such payment through the facilities of DTC), and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note of the same series equal in principal amount to any unpurchased portion of the notes of the same series surrendered, if any; provided that each such new note will be in a principal amount of $1,000 or an integral multiple thereof. Any note so accepted for payment will cease to accrue interest on and after the applicable Change of Control Payment Date unless Plains defaults in making the Change of Control Payment with respect to such note. Plains will publicly announce the results of any Change of Control Offer on or as soon as practicable after the Change of Control Payment Date with respect thereto.

The provisions described herein that require Plains to make a Change of Control Offer following a Change of Control Triggering Event will be applicable regardless of whether any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control Triggering Event, the indenture does not contain provisions that permit the holders of the notes to require that Plains repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

Plains will not be required to make a Change of Control Offer with respect to the notes of any series upon a Change of Control Triggering Event with respect to such series if (1) a third party makes a Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Plains and purchases all notes of such series properly tendered and not withdrawn under such Change of Control Offer, or (2) notice of redemption with respect to the notes of such series has been given pursuant to the indenture as described above under the caption “—Optional redemption,” unless and until there is a default in payment of the applicable redemption price.

A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon the occurrence of such Change of Control, if a definitive agreement is in place for a Change of Control at the time of making the Change of Control Offer. Notes repurchased by Plains pursuant to a Change of Control Offer will have the status of notes issued but not outstanding or will be retired and cancelled, at Plains’ option. Notes purchased by a third party pursuant to the preceding paragraph will have the status of notes issued and outstanding.

The Senior Credit Agreement generally prohibits Plains from repurchasing any notes pursuant to a Change of Control Offer prior to the repayment in full of the Indebtedness under the Senior Credit Agreement. Moreover, the occurrence of certain change of control events identified in the Senior Credit Agreement constitutes a default under the Senior Credit Agreement and can result in default under the POI Credit Agreement. Any future Credit Facilities or other agreements relating to the Indebtedness to which Plains becomes a party may contain similar restrictions and provisions. If a Change of Control Triggering Event with respect to any series of notes were to occur, Plains may not have sufficient available funds to pay the Change of Control Payment for all notes of such series that might be delivered by holders of notes seeking to accept the Change of Control Offer after first satisfying its obligations under the Senior Credit Agreement or other agreements relating to Indebtedness, if accelerated. The failure of Plains to make or consummate the Change of Control Offer with respect to any series of notes or pay the Change of Control Payment applicable to such series when due will constitute a Default under the indenture with respect to such series of notes and will otherwise give the trustee and the holders of notes of such series the rights described under “—Events of default.” See “Risk factors—Risks relating to the notes—We may not be able to repurchase the notes upon a change of control.”

The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Plains and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require Plains to repurchase such holder’s notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Plains and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

In the event that holders of at least 90% of the aggregate principal amount of the outstanding notes of a particular series accept a Change of Control Offer and Plains purchases all of the notes of that series held by such holders, Plains will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following the purchase pursuant to the Change of Control Offer described above, to redeem all of the notes of that series that remain outstanding following such purchase at a redemption price equal to the Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest on the notes of that series that remain outstanding, to the date of redemption (subject to the right of holders on the relevant record date to receive interest due on the relevant interest payment date).

Asset sales

Plains will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) Plains (or the Restricted Subsidiary, as the case may be) receives consideration at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) (a) at least 75% of the consideration received in the Asset Sale by Plains or such Restricted Subsidiary is in the form of cash or Cash Equivalents or (b) the Fair Market Value of all forms of consideration other than cash and Cash Equivalents received for all Asset Sales since March 13, 2007 does not exceed in the aggregate 10% of the Adjusted Consolidated Net Tangible Assets of Plains at the time each determination is made. For purposes of this provision, each of the following will be deemed to be cash:

(a) any liabilities, as shown on Plains’ most recent consolidated balance sheet, of Plains or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases Plains or such Restricted Subsidiary from further liability;

(b) any securities, notes or other obligations received by Plains or any such Restricted Subsidiary from such transferee that are converted by Plains or such Restricted Subsidiary into cash within 180 days after the date of the Asset Sale, to the extent of the cash received in that conversion;

(c) any stock or assets of the kind referred to in clause (2) or (4) of the next paragraph of this covenant; and

(d) accounts receivable of a business retained by Plains or any Restricted Subsidiary, as the case may be, following the sale of such business, provided that such accounts receivable (a) are not past due more than 90 days and (b) do not have a payment date greater than 120 days from the date of the invoice creating such accounts receivable.

Within 360 days after the receipt of any Net Proceeds from an Asset Sale, Plains (or any of its applicable Restricted Subsidiaries) may:

(1) apply an amount equal to such Net Proceeds to repay Senior Debt;

(2) apply an amount equal to such Net Proceeds to invest in Additional Assets;

(3) apply an amount equal to such Net Proceeds to make capital expenditures in respect of a Related Business of Plains or any of its Restricted Subsidiaries; or

(4) enter into a bona fide binding contract with a Person other than an Affiliate of Plains to apply an amount equal to the Net Proceeds pursuant to clause (2) or (3) above, provided that such binding contract shall be treated as a permitted application of the Net Proceeds from the date of such contract until the earlier of

(a) the date on which such acquisition or expenditure is consummated, and

(b) the 180th day following the expiration of the aforementioned 360-day period.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in clauses (1) through (4) above will constitute “Excess Proceeds.”

On the 361st day (or upon the failure to close the contract referred to in clause (4) of the second paragraph of this covenant within the 180 day time period thereafter) after the Asset Sale (or, at Plains’ option, any earlier date), if the aggregate amount of Excess Proceeds then exceeds $40.0 million, Plains will make an offer (the “Asset Sale Offer”) to all holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets, to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, Plains may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

Plains will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, Plains will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such compliance.

The Senior Credit Agreement contains, and future agreements may contain, prohibitions of certain events, including events that would constitute a Change of Control Triggering Event or an Asset Sale and including repurchases of or other prepayments in respect of the notes. The exercise by the holders of notes of their right to require Plains to repurchase the notes upon a Change of Control Triggering Event or an Asset Sale could cause a default under these other agreements, even if the Change of Control Triggering Event or Asset Sale itself does not, due to the financial effect of such repurchases on Plains or otherwise. In the event a Change of Control or Asset Sale occurs at a time when Plains is prohibited from purchasing notes, Plains could seek the consent of the applicable lenders to the purchase of notes or could attempt to refinance the Indebtedness that contains such prohibitions. If Plains does not obtain a consent or repay that Indebtedness, Plains will remain prohibited from purchasing notes. In that case, Plains’ failure to purchase tendered notes would constitute an Event of Default under the indenture which could, in turn, constitute a default under other Indebtedness. Finally, Plains’ ability to pay cash to the holders of notes upon a repurchase may be limited by Plains’ then-existing financial resources. See “Risk factors—Risks relating to the notes—We may not be able to repurchase the notes upon a change of control.”

In addition, the POI Credit Agreement is guaranteed by Plains and certain of its subsidiaries and contains provisions resulting in a default thereunder in the event of any default under the Senior Credit Agreement.

Covenants

Restricted payments

Plains will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of Plains’ or any of its Restricted Subsidiaries’ Equity Interests or to the direct or indirect holders of Plains’ or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than (i) dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Plains, (ii) dividends or distributions payable to Plains or a Restricted Subsidiary and (iii) payments permitted by the next succeeding clauses (2) and (4));

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, any such purchase, redemption, acquisition or retirement made in connection with any merger or consolidation involving Plains) any Equity Interests of Plains or any direct or indirect parent or other Affiliate of Plains that is not a Restricted Subsidiary;

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Debt, except a payment of interest or principal at the Stated Maturity thereof (excluding (a) any intercompany Indebtedness between or among Plains and any of its Restricted Subsidiaries or (b) the purchase, repurchase or other acquisition of Subordinated Debt purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition); or

(4) make any Restricted Investment;

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2) Plains would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of indebtedness and issuance of preferred stock;” and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Plains and its Restricted Subsidiaries since March 13, 2007 (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (8), (9), (10) and (14) of the next succeeding paragraph), is equal to or less than the sum, without duplication, of:

(a) 50% of the Consolidated Net Income of Plains for the period (taken as one accounting period) from July 1, 2006 to the end of Plains’ most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(b) 100% of (A)(i) the aggregate net cash proceeds and (ii) the Fair Market Value of (x) marketable securities (other than marketable securities of Plains), (y) Capital Stock of a Person (other than Plains or an Affiliate of Plains) engaged primarily in any Related Business and (z) other assets used or useful in any Related Business, in the case of clauses (i) and (ii), received by Plains since July 3, 2002 as a contribution to its common equity capital or from the issue or sale of Equity Interests of Plains (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Plains that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of Plains); provided, however, that the aggregate amount calculated pursuant to this clause (A) shall not include $731.6 million (representing the Fair Market Value of the common stock of Nuevo Energy Company and shares of common stock of 3TEC Energy Corporation, in each case, received by Plains during the years 2003 and 2004 in exchange for shares of its common stock), (B) the amount by which Indebtedness of Plains or any Restricted Subsidiary is reduced on Plains’ consolidated balance sheet upon the conversion or exchange after March 13,

2007 of any such Indebtedness into or for Equity Interests of Plains (other than Disqualified Stock or Subordinated Debt), and (C) the aggregate net cash proceeds, if any, received by Plains or any of its Restricted Subsidiaries upon any conversion or exchange described in clause (A) or (B) above; plus

(c) the amount equal to the net reduction in Restricted Investments made by Plains or any of its Restricted Subsidiaries in any Person resulting from repurchases or redemptions of such Restricted Investments by such Person, proceeds realized upon the sale of such Restricted Investment to a purchaser other than Plains or a Subsidiary of Plains, or repayments of loans or advances or other transfers of assets (including by way of dividend or distribution) by such Person to Plains or any Restricted Subsidiary; provided, however, that no amount will be included under this clause (c) to the extent it is already included in Consolidated Net Income; plus

(d) to the extent that any Unrestricted Subsidiary is redesignated as a Restricted Subsidiary after March 13, 2007, the Fair Market Value of Plains’ Investment in such Subsidiary as of the date of such redesignation.

So long as no Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

(1) the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of the indenture;

(2) the making of any Restricted Payment in exchange for, or out of the net cash proceeds from the substantially concurrent sale (other than to a Restricted Subsidiary of Plains) of, Equity Interests of Plains (other than Disqualified Stock and other than Equity Interests issued or sold to an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan, option plan or similar trust is financed by loans from or guaranteed by Plains or any of its Restricted Subsidiaries unless such loans have been repaid with cash on or prior to the date of determination) or from the substantially concurrent contribution of common equity capital to Plains; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(b) of the preceding paragraph;

(3) the repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Debt (including the payment of any required premium and any fees and expenses incurred in connection with such repurchase, redemption, defeasance or other acquisition) with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(4) the defeasance, repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Plains or any Restricted Subsidiary held by any of Plains’ (or any of its Restricted Subsidiaries’) current or former directors or employees in connection with the exercise or vesting of any equity compensation (including, without limitation, stock options, restricted stock and phantom stock) in order to satisfy Plains’ or such Restricted Subsidiary’s tax withholding obligation with respect to such exercise or vesting;

(5) repurchases of Capital Stock deemed to occur upon the exercise of stock options if such Capital Stock represents a portion of the exercise price thereof;

(6) payments to fund the purchase, redemption or other acquisition for value by Plains of fractional shares arising out of stock dividends, splits or combinations, business combinations or other transactions permitted by the indenture;

(7) any transfer to an Unrestricted Subsidiary of any direct or indirect interest of Plains and its Restricted Subsidiaries in real property so long as such interests at the time of such sale or transfer (i) do not include any material proved Hydrocarbons and (ii) include a surface interest, and any disposition (by dividend or distribution in respect of Equity Interests of Plains or otherwise) of any such Unrestricted Subsidiary;

(8) the defeasance, repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Plains or any Restricted Subsidiary held by any of Plains’ (or any of its Restricted Subsidiaries’) current or former directors or employees; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $3.0 million in any twelve-month period (with unused amounts in any 12-month period being permitted to be carried over into succeeding 12-month periods); provided, further, that the amounts in any 12-month period may be increased by an amount not to exceed (A) the cash proceeds received by Plains or any of its Restricted Subsidiaries from the sale of Plains’ Equity Interests (other than Disqualified Stock) to any such directors or employees that occurs after March 13, 2007 (provided that the amount of such cash proceeds utilized for any such repurchase, retirement or other acquisition or retirement will not increase the amount available for Restricted Payments under clause (3) of the immediately preceding paragraph) to the extent such proceeds have not otherwise been applied to the payment of Restricted Payments plus (B) the cash proceeds of key man life insurance policies received by Plains and its Restricted Subsidiaries after March 13, 2007;

(9) the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of Plains or any Restricted Subsidiary issued on or after March 13, 2007 in accordance with the Fixed Charge Coverage Ratio test described below under the caption “—Incurrence of indebtedness and issuance of preferred stock;”

(10) the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary to the holders (other than Plains or any Restricted Subsidiary) of Equity Interests (other than Disqualified Stock) of such Restricted Subsidiary; provided that such dividend or similar distribution is paid to all holders of such Equity Interests on a pro rata basis based their respective holdings of such Equity Interests;

(11) any Restricted Payment as long as on the date of such Restricted Payment, after giving pro forma effect thereto and to any related financing transactions as if the same had occurred at the beginning of Plains’ most recently ended four full fiscal quarters for which internal financial statements are available, Plains’ Leverage Ratio would not have exceeded 2.5 to 1;

(12) the purchase or redemption of any Acquired Subordinated Indebtedness of Plains or any of its Restricted Subsidiaries, by application of (i) cash provided from operations in the ordinary course of business or (ii) proceeds from borrowings under the revolving portion of the Senior Credit Agreement (so long as within 30 days prior to such purchase or redemption, a corresponding amount of borrowings under the revolving portion of the Senior Credit Agreement was repaid from cash provided from operations in the ordinary course of business); provided, in any such case, that Plains is able to incur an additional $1.00 of Indebtedness pursuant to the first paragraph of the covenant described under the caption “—Incurrence of indebtedness and issuance of preferred stock” after giving effect to such purchase or redemption; provided further, that this clause (12) shall not permit the application any proceeds from any other borrowings under any Credit Facility to effect any such purchase or redemption;

(13) repurchases of Subordinated Debt at a purchase price not greater than (a) 101% of the principal amount of such Subordinated Debt and accrued and unpaid interest thereon in the event of a Change of Control or (b) 100% of the principal amount of such Subordinated Debt and accrued and unpaid interest thereon in the event of an Asset Sale, in each case plus accrued interest, in connection with any change of control offer or asset sale offer required by the terms of such Subordinated Debt, but only if:

(i) in the case of a Change of Control Triggering Event, Plains has first complied with and fully satisfied its obligations under the covenant described under “—Repurchase requirements at the option of holders—Change of control;” or

(ii) in the case of an Asset Sale, Plains has complied with and fully satisfied its obligations under the covenant described under “—Repurchase requirements at the option of holders—Asset sales;” or

(14) other Restricted Payments in an amount not to exceed $50.0 million.

The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by Plains or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment.

The Fair Market Value of any cash Restricted Payment shall be its face amount, and the Fair Market Value of any non-cash Restricted Payment exceeding $15.0 million shall be determined conclusively by two senior officers of Plains acting in good faith whose conclusions with respect thereto shall be set forth in an Officers’ Certificate delivered to the trustee, provided, however, that if the Fair Market Value of any non-cash Restricted Payment exceeds $40.0 million, such Fair Market Value shall be determined conclusively by the Board of Directors of Plains and set forth in a board resolution, and a certified copy of such board resolution shall be delivered to the trustee. For purposes of determining compliance with this covenant, in the event that a Restricted Payment meets the criteria of more than one of the exceptions described in (1) through (14) above or is entitled to be made pursuant to the first paragraph of this covenant, Plains shall, in its sole discretion, classify such Restricted Payment, or later classify, reclassify or re-divide all or a portion of such Restricted Payment, in any manner that complies with this covenant.

Incurrence of indebtedness and issuance of preferred stock

Plains will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur;” with “incurrence” having a correlative meaning) any Indebtedness (including Acquired Debt), and Plains will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that Plains may incur Indebtedness (including Acquired Debt) and issue Disqualified Stock, and Restricted Subsidiaries may incur Indebtedness (including Acquired Debt) and issue preferred stock, if the Fixed Charge Coverage Ratio for Plains’ most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued, as the case may be, would have been at least 2.25 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

Notwithstanding the foregoing, the first paragraph of this covenant will not prohibit the incurrence of any of the following (the items of Indebtedness described below in this paragraph being referred to collectively as “Permitted Debt”):

(1) the incurrence by Plains and any Restricted Subsidiary of Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Plains and its Restricted Subsidiaries thereunder) not to exceed the greater of (i) $1.1 billion and (ii) 20% of Adjusted Consolidated Net Tangible Assets, determined as of the date of the incurrence of such Indebtedness after giving pro forma effect to such incurrence and the application of the proceeds therefrom;

(2) the incurrence by Plains and its Restricted Subsidiaries of the Existing Indebtedness;

(3) the incurrence by Plains and the Subsidiary Guarantors of Indebtedness represented by the notes or the Guarantees of the notes to be incurred by Plains or any of the Subsidiary Guarantors on the Issue Date of the notes;

(4) the incurrence by Plains or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of Plains or any of its Restricted Subsidiaries, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed $50.0 million at any time outstanding;

(5) the incurrence by Plains or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance, replace, defease or discharge Indebtedness (other than intercompany Indebtedness) or Disqualified Stock of Plains, or Indebtedness (other than intercompany Indebtedness) or preferred stock of a Restricted Subsidiary, in each case that was permitted by the indenture to be incurred or issued under the first paragraph of this covenant or clause (2), (3), (4) or (10) of this paragraph or this clause (5);

(6) the incurrence by Plains or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Plains and any of its Restricted Subsidiaries; provided, however, that (a) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Plains or a Restricted Subsidiary and (b) any sale or other transfer of any such Indebtedness to a Person that is not either Plains or a Restricted Subsidiary will be deemed, in each case, to constitute an incurrence of such Indebtedness by Plains or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the issuance by any of Plains’ Restricted Subsidiaries to Plains or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(a) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than Plains or a Restricted Subsidiary; and

(b) any sale or other transfer of any such preferred stock to a Person that is not either Plains or a Restricted Subsidiary,

will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (7);

(8) the incurrence of obligations of Plains or a Restricted Subsidiary pursuant to Interest Rate and Currency Hedges, in each case entered into in the ordinary course of business for the purpose of limiting risks that arise in the ordinary course of business of Plains and its Restricted Subsidiaries;

(9) the guarantee by Plains or any of the Guarantors of Indebtedness of Plains or a Restricted Subsidiary that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the notes, then the guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(10) Permitted Acquisition Indebtedness;

(11) the incurrence by Plains or any Restricted Subsidiary of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days;

(12) Indebtedness consisting of the financing of insurance premiums in customary amounts consistent with the operations and business of Plains and the Restricted Subsidiaries;

(13) the incurrence by Plains or any Restricted Subsidiary of Indebtedness arising from agreements of Plains or any of its Restricted Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or Capital Stock of a Subsidiary, provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by Plains and its Restricted Subsidiaries in connection with such disposition;

(14) the incurrence by Plains or any Restricted Subsidiary of Indebtedness arising from Guarantees of Indebtedness of joint ventures at any time outstanding not to exceed the greater of $50.0 million and 1.0% of Adjusted Consolidated Net Tangible Assets determined as of the date of incurrence of such Indebtedness after giving pro forma effect to such incurrence and the application of proceeds thereof; and

(15) the incurrence by Plains or any of its Restricted Subsidiaries of Indebtedness in an aggregate principal amount (or accreted value, as applicable) that, when taken together with all other Indebtedness of Plains outstanding on the date of such incurrence (other than Indebtedness permitted by clauses (1) through (14) above or the first paragraph of this covenant) does not exceed the greater of (a) 2.5% of Adjusted Consolidated Net Tangible Assets determined as of the date of incurrence of such Indebtedness and (b) $125.0 million.

For purposes of determining compliance with this “Incurrence of indebtedness and issuance of preferred stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (15) of the second paragraph of this covenant, or is entitled to be incurred pursuant to the first paragraph of this covenant, Plains will be permitted to divide and classify such item of Indebtedness on the date of its incurrence, or later divide and reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will be deemed not to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount of any such accrual, accretion or payment is included in Fixed Charges of Plains as accrued.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness and issuance of preferred stock, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that Plains may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Permitted Refinancing Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Permitted Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

Limitation on liens

Plains will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur or permit to exist any Lien (other than Permitted Liens) upon any Principal Property or any shares of stock or Indebtedness of any Restricted Subsidiary that owns or leases any Principal Property (whether such Principal Property, shares of stock or Indebtedness are now owned or hereafter acquired), securing any Subordinated Debt or other Indebtedness, unless:

(1) in the case of Liens securing Subordinated Debt of Plains or a Subsidiary Guarantor, the notes or Subsidiary Guarantee, as applicable, are secured by a Lien on such Principal Property or such shares of stock or Indebtedness on a senior basis to the Subordinated Debt so secured with the same priority as the notes or such Subsidiary Guarantee, as applicable, has to such Subordinated Debt until such time as such Subordinated Debt is no longer so secured by a Lien; and

(2) in the case of Liens securing other Indebtedness of Plains or a Subsidiary Guarantor, the notes or Subsidiary Guarantees, as applicable, are secured by a Lien on such Principal Property or such shares of stock or Indebtedness on an equal and ratable basis with the other Indebtedness so secured until such time as such other Indebtedness is no longer so secured by a Lien.

Dividend and other payment restrictions affecting subsidiaries

Plains will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(a) pay dividends or make any other distributions on its Capital Stock to Plains or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to Plains or any of its Restricted Subsidiaries;

(b) make loans or advances to Plains or any of its Restricted Subsidiaries; or

(c) sell, lease or transfer any of its properties or assets to Plains or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements governing Existing Indebtedness and Credit Facilities as in effect on the Issue Date and any amendments, restatements, modifications, renewals, supplements, increases, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, increases, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Issue Date;

(2) the indenture, the notes and the Subsidiary Guarantees;

(3) applicable law, rule, regulation, order, approval, permit or similar restriction;

(4) any instrument governing Indebtedness or Capital Stock of a Person acquired by Plains or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(5) customary non-assignment provisions in contracts, leases and licenses (including, without limitation, licenses of intellectual property) entered into in the ordinary course of business;

(6) any agreement for the sale or other disposition of assets, including without limitation an agreement for the sale or other disposition of the Capital Stock or assets of a Restricted Subsidiary, that restricts distributions by the applicable Restricted Subsidiary pending the sale or other disposition;

(7) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(8) Liens permitted to be incurred under the provisions of the covenant described above under the caption “—Limitation on liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(9) the issuance of preferred stock by a Restricted Subsidiary or the payment of dividends thereon in accordance with the terms thereof; provided that issuance of such preferred stock is permitted pursuant to the covenant described under the caption “—Incurrence of indebtedness and issuance of preferred stock” and the terms of such preferred stock do not expressly restrict the ability of a Restricted Subsidiary to pay dividends or make any other distributions on its Capital Stock (other than requirements to pay dividends or liquidation preferences on such preferred stock prior to paying any dividends or making any other distributions on such other Capital Stock);

(10) other Indebtedness of Plains or any of its Restricted Subsidiaries permitted to be incurred pursuant to an agreement entered into subsequent to March 13, 2007 in accordance with the covenant described under the caption “—Incurrence of indebtedness and issuance of preferred stock;” provided that the provisions relating to such encumbrance or restriction contained in such Indebtedness are not materially less favorable to Plains and its Restricted Subsidiaries taken as a whole, as determined by Plains in good faith, than the provisions contained in the Credit Facilities and in the indenture as in effect on March 13, 2007;

(11) customary provisions restricting subletting or assignment of any lease governing a leasehold interest;

(12) Hedging Obligations permitted from time to time under the indenture;

(13) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

(14) with respect only to encumbrances or restrictions of the type referred to in clause (c) of the immediately preceding paragraph:

(a) customary nonassignment provisions (including provisions forbidding subletting) in leases governing leasehold interests or Farm-In Agreements or Farm-Out Agreements relating to leasehold interests in oil and gas properties to the extent such provisions restrict the transfer of the lease, the property leased thereunder or the other interests therein;

(b) provisions limiting the disposition or distribution of assets or property in, or transfer of Capital Stock of, joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into (i) in the ordinary course of business, consistent with past practice or (ii) with the approval of Plains’ Board of Directors, which limitations are applicable only to the assets, property or Capital Stock that are the subject of such agreements; and

(c) Capital Lease Obligations, security agreements, mortgages, purchase money agreements or similar instruments to the extent such encumbrance or restriction restricts the transfer of the property (including Capital Stock) subject to such Capital Lease Obligations, security agreements, mortgages, purchase money agreements or similar instruments.

Transactions with affiliates

Plains will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Plains (each, an “Affiliate Transaction”), unless:

(1) the Affiliate Transaction is on terms that are no less favorable to Plains or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Plains or such Restricted Subsidiary with an unrelated Person; and

(2) Plains delivers to the trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, a resolution of the Board of Directors of Plains set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of Plains; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $40.0 million, an opinion as to the fairness to Plains or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any employment, consulting or similar agreement or other compensation, or arrangement, stock option or stock ownership plan, employee benefit plan, officer or director indemnification agreement, restricted stock agreement, severance agreement or other compensation plan or arrangement entered into by Plains or any of its Restricted Subsidiaries in the ordinary course of business and payments, awards, grants or issuances of securities pursuant thereto;

(2) transactions between or among Plains and/or its Restricted Subsidiaries;

(3) transactions with a Person that is an Affiliate of Plains solely because Plains owns, directly or through a Subsidiary, an Equity Interest in, or controls, such Person;

(4) reasonable fees and expenses and compensation paid to, and indemnity or insurance provided on behalf of, officers, directors or employees of Plains or any Restricted Subsidiaries;

(5) any issuance of Equity Interests (other than Disqualified Stock) of Plains to, or receipt of a capital contribution from, Affiliates (or a Person that becomes an Affiliate) of Plains;

(6) any Permitted Investments or Restricted Payments that do not violate the provisions of the indenture described above under the caption “—Restricted payments;”

(7) loans or advances to employees in the ordinary course of business or consistent with past practice;

(8) advances to or reimbursements of employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business;

(9) the performance of obligations of Plains or any of its Restricted Subsidiaries under the terms of any written agreement to which Plains or any of its Restricted Subsidiaries was a party on March 13, 2007, as these agreements may be amended, modified or supplemented from time to time; provided, however, that any future amendment, modification or supplement entered into after March 13, 2007 will be permitted to the extent that its terms do not materially and adversely affect the rights of any holders of the notes (as determined in good faith by the Board of Directors of Plains) as compared to the terms of the agreements in effect on March 13, 2007;

(10) (a) guarantees of performance by Plains and its Restricted Subsidiaries of Plains’ Unrestricted Subsidiaries in the ordinary course of business, except for guarantees of Indebtedness in respect of borrowed money, and (b) pledges of Equity Interests of Plains’ Unrestricted Subsidiaries for the benefit of lenders of Plains’ Unrestricted Subsidiaries; and

(11) transactions between Plains and any person, a director of which is also a director of Plains; provided, however, that such director abstains from voting as a director of Plains on any matter involving such other Person.

Designation of restricted and unrestricted subsidiaries

The Board of Directors of Plains may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by Plains and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted (the “Gross Investment Amount”) will be deemed to be an Investment made as of the time of the designation. Such Investment will reduce the amount available for Restricted Payments under the covenant described above under the caption “—Restricted payments” or under one or more clauses of the definition of Permitted Investments, as determined by Plains, by an amount equal to (a) Gross Investment Amount less, without duplication, (b) the amount of Restricted Investments made or held (including Restricted Investments received as a Permitted Investment by another Person or otherwise) by the Subsidiary designated as Unrestricted (or any of such Subsidiary’s Subsidiaries) that have previously reduced (but only to the extent of such reduction) the amount available for Restricted Payments under the covenant described above under the caption “—Restricted payments” or under one or more clauses of the definition of Permitted Investments. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Any designation of a Subsidiary of Plains as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of a resolution of the Board of Directors of Plains giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Restricted payments.” If, at any time, any Unrestricted

Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Incurrence of indebtedness and issuance of preferred stock,” Plains will be in default of such covenant. The Board of Directors of Plains may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Incurrence of indebtedness and issuance of preferred stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

Reports

Regardless of whether required by the rules and regulations of the SEC, so long as any notes are outstanding, Plains will file with the SEC for public availability, within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing, in which case Plains will furnish to the holders of notes or cause the trustee to furnish to the holders of notes, within the time periods specified in the SEC’s rules and regulations):

(1) all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if Plains were required to file such reports; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if Plains were required to file such reports.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each Annual Report on Form 10-K will include a report on Plains’ consolidated financial statements by Plains’ certified independent accountants.

If, at any time, Plains is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, Plains will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. Plains will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept Plains’ filings for any reason, Plains will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if Plains were required to file those reports with the SEC.

If Plains has designated any of its Subsidiaries as Unrestricted Subsidiaries, then, to the extent material, the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of Plains and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Plains.

Future subsidiary guarantors

If any Domestic Restricted Subsidiary that is not a Subsidiary Guarantor is or becomes obligated under any Indebtedness pursuant to a Guarantee of Indebtedness of Plains or any Subsidiary Guarantor (other than the notes), and the maximum principal amount of Indebtedness of such Domestic Restricted Subsidiary under such Guarantee exceeds $10.0 million, then Plains shall cause that Domestic Restricted Subsidiary to Guarantee the notes and become a Subsidiary Guarantor, pursuant to the Subsidiary Guarantee provisions of the indenture, by executing a supplemental indenture and delivering it to the trustee within 30 days after the date on which such Domestic Restricted Subsidiary Guaranteed such Indebtedness of Plains or a Subsidiary Guarantor; provided, however, that Plains shall not be required to cause such Domestic Restricted Subsidiary to so Guarantee the notes and become a Subsidiary Guarantor prior to the 180th day after the consummation of any transaction (including without limitation any merger, consolidation or purchase) pursuant to which such Domestic Restricted Subsidiary becomes a Subsidiary of Plains.

Merger, consolidation or sale of substantially all assets

Plains will not, directly or indirectly, consolidate, amalgamate or merge with or into another Person (regardless of whether Plains is the surviving corporation), convert into another form of entity or continue in another jurisdiction, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to another Person, unless:

(1) either: (a) Plains is the surviving corporation; or (b) the Person formed by or surviving any such consolidation, amalgamation or merger or resulting from such conversion (if other than Plains) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation, limited liability company or limited partnership organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2) the Person formed by or surviving any such conversion, consolidation, amalgamation or merger (if other than Plains) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of Plains under the notes and the indenture pursuant to agreements reasonably satisfactory to the trustee; provided that, unless such Person is a corporation, a corporate co-issuer of the notes will be added to the indenture by agreements reasonably satisfactory to the trustee;

(3) immediately after such transaction or transactions, no Default or Event of Default exists; and

(4) Plains or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than Plains), or to which such sale, assignment, transfer, conveyance or other disposition has been made:

(a) would have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of Plains immediately preceding the transaction;

(b) would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional

Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of indebtedness and issuance of preferred stock;” or

(c) would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, have a Fixed Charge Coverage Ratio that is not less than the Fixed Charged Coverage Ratio of Plains and its Restricted Subsidiaries immediately prior to such transaction.

For purposes of this covenant, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of Plains, which properties and assets, if held by Plains instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of Plains on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the assets of Plains.

The surviving entity will succeed to, and be substituted for, and may exercise every right and power of, Plains under the indenture; provided, however, that Plains will not be released from the obligation to pay the principal of and interest on the notes except in the case of a sale of all of Plains’ assets in a transaction that is subject to, and that complies with the provisions of, this covenant.

Notwithstanding the restrictions described in clause (4) of the first paragraph of this covenant, any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to Plains, Plains may merge into a Restricted Subsidiary for the purpose of reincorporating Plains in another jurisdiction, and any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to another Restricted Subsidiary.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a Person.

Covenant termination

From and after the occurrence of an Investment Grade Rating Event with respect to any series of notes, we and our Restricted Subsidiaries will no longer be subject to the provisions of the indenture applicable to that series of notes described above under the following headings:

•	“—Repurchase requirements at the option of holders—Change of control;”

•	“—Repurchase requirements at the option of holders—Asset sales;”

•	“—Covenants—Restricted payments;”

•	“—Covenants—Incurrence of indebtedness and issuance of preferred stock;”

•	“—Covenants—Dividend and other payment restrictions affecting subsidiaries;”

•	clause (4) of the covenant described under “—Covenants—Merger, consolidation or sale of substantially all assets;”

•	“—Covenants—Transactions with affiliates;” and

•	“—Covenants—Designation of restricted and unrestricted subsidiaries.”

(collectively, the “Terminated Covenants”). Consequently, after the date on which we and our Restricted Subsidiaries are no longer subject to the Terminated Covenants with respect to a particular series of notes, the notes of that series will be entitled to substantially reduced covenant protection.

Events of default

Under the indenture, an Event of Default with respect to each series of notes is defined as any of the following:

(1) default in any payment of interest on any note of such series under the indenture when due, continued for 30 days;

(2) default in the payment of principal of or premium, if any, on any note of such series under the indenture when due at its Stated Maturity, upon optional or mandatory redemption, upon required repurchase, upon declaration or otherwise;

(3) failure by Plains to comply with its obligations under “—Covenants—Merger, consolidation or sale of substantially all assets” or to consummate a purchase of notes of such series when required pursuant to the covenants described under the caption “—Repurchase requirements at the option of holders;”

(4) failure by Plains or any of its Restricted Subsidiaries for 30 days after notice from the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes of such series to comply with the provisions described under the captions “—Covenants—Restricted payments” or “—Covenants—Incurrence of indebtedness and issuance of preferred stock” or to comply with the provisions described under the captions “—Repurchase requirements at the option of holders” to the extent not described in clause (3) above;

(5) (a) except as addressed in subclause (b) of this clause (5), failure by Plains or any of its Restricted Subsidiaries for 60 days after notice from the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes of such series to comply with any of the other agreements in the indenture or the notes of such series or (b) failure by Plains for 180 days after notice from the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes of such series to comply with the covenant described under the caption “—Covenants—Reports;”

(6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Plains or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Plains or any of its Restricted Subsidiaries), other than Indebtedness owed to Plains or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists, or is created after the Issue Date with respect to the notes of such series, which default:

(a) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness (“payment default”); or

(b) results in the acceleration of such Indebtedness prior to its maturity;

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $50.0 million or more;

(7) failure by Plains or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for Plains and its Restricted Subsidiaries), would constitute a Significant Subsidiary to pay final judgments aggregating in excess of $50.0 million (net of any amounts that a reputable and creditworthy insurance company has acknowledged liability for in writing), which judgments are not paid, discharged or stayed for a period of 60 days;

(8) any Subsidiary Guarantee shall be held in a judicial proceeding, or be asserted by Plains or any Subsidiary Guarantor, as applicable, not to be, enforceable or valid or shall cease to be in full force and effect (except pursuant to the release or termination of any such Subsidiary Guarantee in accordance with the indenture); or

(9) certain events of bankruptcy, insolvency or reorganization of Plains or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for Plains and its Restricted Subsidiaries), would constitute a Significant Subsidiary.

The indenture provides that in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Plains, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries of Plains that, taken together, would constitute a Significant Subsidiary, all then outstanding notes will become due and payable immediately without further action or notice. However, the effect of such provision may be limited by applicable law. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes of a particular series may declare all of the notes of such series to be due and payable immediately by notice in writing to Plains and, in case of a notice by holders, also to the trustee specifying the respective Event of Default and that it is a notice of acceleration.

Upon any failure by Plains for 60 days to comply with the covenant described under the caption “—Covenants—Reports,” the interest rate on the notes of each series will increase by 50 basis points (0.5%) and remain at such increased rate thereafter but only for so long as there is a Default with respect to such Series under such covenant, and upon resumption of compliance by Plains with such covenant, the interest rate on the notes of such series will be reset at the initial rate applicable thereto on the Issue Date with respect to the notes of such series.

Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding notes of each series may direct the trustee in its exercise of any trust or power with respect to the notes of such series. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or premium, if any.

Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of notes unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest, when due, no holder of a note of any series may pursue any remedy with respect to the indenture or the notes of that series unless:

(a) such holder has previously given the trustee notice of a continuing Event of Default with respect to the notes of that series;

(b) holders of at least 25% in aggregate principal amount of the then outstanding notes of that series have requested the trustee to pursue the remedy;

(c) such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

(d) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(e) holders of a majority in aggregate principal amount of the then outstanding notes of that series have not given the trustee a direction inconsistent with such request within such 60-day period.

The holders of a majority in aggregate principal amount of the then outstanding notes of each series by notice to the trustee may, on behalf of the holders of all of the notes of such series, rescind an acceleration or waive any existing Default or Event of Default with respect to the notes of such series and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or premium, if any, on, or the principal of, the notes of such series.

Notwithstanding the foregoing, if an Event of Default specified in clause (6) above shall have occurred and be continuing, such Event of Default and any consequential acceleration shall be automatically rescinded if (i) the Indebtedness that is the subject of such Event of Default has been repaid, or (ii) if the default relating to such Indebtedness is waived or cured and if such Indebtedness has been accelerated, then the holders thereof have rescinded their declaration of acceleration in respect of such Indebtedness.

Plains is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, Plains is required within five business days to deliver to the trustee a statement specifying such Default or Event of Default.

Defeasance

The defeasance provisions of the indenture described in the accompanying prospectus will apply to the notes. In particular, Plains may, at its option and at any time, elect to have its obligations released with respect to the provisions of the indenture described above under “—Repurchase requirements at the option of holders” and under “—Covenants” (other than the covenant described under “—Covenants—Merger, consolidation or sale of substantially all assets,” except to the extent described below) and the limitation imposed by clause (4) under “—Covenants— Merger, consolidation or sale of substantially all assets” (such release and termination being referred to as “Covenant defeasance”), and thereafter any omission to comply with such obligations or provisions will not constitute a Default or Event of Default. In the event Covenant Defeasance occurs in accordance with the indenture, the Events of Default described under clauses (3) through (7) under the caption “—Events of default” and the Event of Default described under clause (9) under the caption “—Events of default” (but only with respect to Subsidiaries of Plains), in each case, will no longer constitute an Event of Default.

Concerning the trustee

Wells Fargo Bank, N.A. is the trustee under the indenture and has been appointed by Plains as initial registrar and paying agent with regard to the notes.

Additional information

Anyone who receives this prospectus may obtain a copy of the indenture without charge by writing to Plains Exploration & Production Company, 700 Milam, Suite 3100, Houston, Texas 77002.

Governing law

The indenture, the notes and the Subsidiary Guarantees will be governed by the laws of the State of New York.

Definitions

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, regardless of whether such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person, but excluding Indebtedness which is extinguished, retired or repaid in connection with such Person merging with or becoming a Subsidiary of such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquired Subordinated Indebtedness” means Subordinated Debt of Plains or any of its Restricted Subsidiaries, that is Acquired Debt and was not incurred in connection with, or in contemplation of, another Person merging with or into, or becoming a Restricted Subsidiary of, Plains or any of its Subsidiaries.

“Additional Assets” means:

(1) any property or assets (other than Indebtedness and Capital Stock) to be used by Plains or a Restricted Subsidiary in a Related Business;

(2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by Plains or a Restricted Subsidiary;

(3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary; or

(4) Capital Stock of any Subsidiary of Plains; provided that all the Capital Stock of such Subsidiary held by Plains or any of its Restricted Subsidiaries shall entitle Plains or such Restricted Subsidiary to not less than a pro rata portion of all dividends or other distributions made by such Subsidiary upon any of such Capital Stock; provided further, however, that, in the case of clauses (2), (3) and (4), such Subsidiary is primarily engaged in a Related Business.

“Adjusted Consolidated Net Tangible Assets” means (without duplication), as of the date of determination, the remainder of:

(a) the sum of:

(i) discounted future net revenues from proved oil and gas reserves of Plains and its Restricted Subsidiaries calculated in accordance with SEC guidelines before any provincial, territorial, state, Federal or foreign income taxes, as estimated by Plains in a reserve report prepared as of the end of Plains’ most recently completed fiscal year for which audited financial statements are available and giving effect to applicable Oil and Natural Gas Hedging Contracts, as increased by, as of the date of determination, the estimated discounted future net revenues from:

(A) estimated proved oil and gas reserves acquired since such year end, which reserves were not reflected in such year end reserve report, and

(B) estimated oil and gas reserves attributable to upward revisions of estimates of proved oil and gas reserves (including previously estimated development costs incurred during the period and the accretion of discount since the prior period end) since such year end due to exploration, development, exploitation or other activities, in each case calculated in accordance with SEC guidelines, and decreased by, as of the date of determination, the estimated discounted future net revenues from:

(C) estimated proved oil and gas reserves reflected in such reserve report produced or disposed of since such year end, and

(D) estimated oil and gas reserves attributable to downward revisions of estimates of proved oil and gas reserves reflected in such reserve report since such year end due to changes in geological conditions or other factors which would, in accordance with standard industry practice, cause such revisions, in each case calculated substantially in accordance with SEC guidelines, in each case as estimated by Plains’ petroleum engineers or any independent petroleum engineers engaged by Plains for that purpose;

(ii) the capitalized costs that are attributable to oil and gas properties of Plains and its Restricted Subsidiaries to which no proved oil and gas reserves are attributable, based on Plains’ books and records as of a date no earlier than the date of Plains’ latest available annual or quarterly financial statements;

(iii) the Net Working Capital (excluding, to the extent included in the determination of discounted future net revenues under clause (i)(A) above, any adjustments made pursuant to FAS 143) on a date no earlier than the date of Plains’ latest annual or quarterly financial statements; and

(iv) the greater of:

(A) the net book value of other tangible assets of Plains and its Restricted Subsidiaries, as of a date no earlier than the date of Plains’ latest annual or quarterly financial statements, and

(B) the appraised value, as estimated by independent appraisers, of other tangible assets of Plains and its Restricted Subsidiaries, as of a date no earlier than the date of Plains’ latest audited financial statements (provided that Plains shall not be required to obtain such appraisal solely for the purpose of determining this value); minus

(b) the sum of:

(i) the net book value of shares of stock of any class of Capital Stock of a Restricted Subsidiary that are not owned by Plains or a Restricted Subsidiary;

(ii) any net gas balancing liabilities of Plains and its Restricted Subsidiaries reflected in Plains’ latest audited financial statements;

(iii) to the extent included in (a)(i) above, the discounted future net revenues, calculated in accordance with SEC guidelines (utilizing the prices utilized in Plains’ year end reserve report), attributable to reserves which are required to be delivered to third parties to fully satisfy the obligations of Plains and its Restricted Subsidiaries with respect to Volumetric Production Payments (determined, if applicable, using the schedules specified with respect thereto); and

(iv) the discounted future net revenues, calculated in accordance with SEC guidelines, attributable to reserves subject to Dollar-Denominated Production Payments which, based on the estimates of production and price assumptions included in determining the discounted future net revenues specified in (a)(i) above, would be necessary to fully satisfy the payment obligations of Plains and its Subsidiaries with respect to Dollar- Denominated Production Payments (determined, if applicable, using the schedules specified with respect thereto).

If Plains changes its method of accounting from the full cost or a similar method to the successful efforts method of accounting, “Adjusted Consolidated Net Tangible Assets” will continue to be calculated as if Plains were still using the full cost or a similar method of accounting.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights (including by way of a Production Payment or a sale and leaseback transaction); provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of Plains and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “—Repurchase requirements at the option of holders— Change of control” and/or the provisions described above under the caption “—Covenants— Merger, consolidation or sale of substantially all assets” and not by the provisions of the Asset Sale covenant; and

(2) the issuance of Equity Interests in any of Plains’ Restricted Subsidiaries (other than directors’ qualifying shares and other than Capital Stock issued upon the exercise or conversion of other Capital Stock or debt securities issued in accordance with the terms of the indenture) or the sale of Equity Interests held by Plains or its Subsidiaries in any of its Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $20.0 million;

(2) a transfer of assets between or among Plains and its Restricted Subsidiaries;

(3) an issuance of Equity Interests by a Restricted Subsidiary to Plains or to a Restricted Subsidiary;

(4) the sale or lease of equipment, inventory, products, services, accounts receivable or other assets in the ordinary course of business, and any sale or other disposition of damaged, worn-out or obsolete assets or assets that are no longer useful in the conduct of the business of Plains and its Restricted Subsidiaries;

(5) the sale or other disposition of cash or Cash Equivalents;

(6) a Restricted Payment that does not violate the covenant described above under the caption “—Covenants—Restricted payments;”

(7) the consummation of a Permitted Investment, including, without limitation, unwinding any Hedging Obligations;

(8) a disposition of Hydrocarbons or mineral products inventory in the ordinary course of business;

(9) the sale or transfer (regardless of whether in the ordinary course of business) of crude oil and natural gas properties or direct or indirect interests in real property; provided that at the time of such sale or transfer such properties do not have associated with them any proved reserves;

(10) the farm-out, lease or sublease of developed or undeveloped crude oil or natural gas properties owned or held by Plains or such Restricted Subsidiary in exchange for crude oil and natural gas properties owned or held by another Person;

(11) any trade or exchange by Plains or any Restricted Subsidiaries of oil and gas properties or other properties or assets for oil and gas properties or other properties or assets owned or held by another Person, provided that the fair market value of the properties or assets traded or exchanged by Plains or such Restricted Subsidiary (together with any cash) is reasonably equivalent to the fair market value of the properties or assets (together with any cash) to be received by Plains or such Restricted Subsidiary, and provided further that any net cash received must be applied in accordance with the provisions described above under the caption “—Repurchase requirements at the option of holders— Asset sales;”

(12) the creation or perfection of a Lien (but not, except to the extent contemplated in clause (13) below, the sale or other disposition of the properties or assets subject to such Lien);

(13) the creation or perfection of a Permitted Lien and the exercise by any Person in whose favor a Permitted Lien is granted of any of its rights in respect of that Permitted Lien;

(14) the licensing or sublicensing of intellectual property, including, without limitation, licenses for seismic data, in the ordinary course of business and which do not materially interfere with the business of Plains and its Restricted Subsidiaries;

(15) surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind; and

(16) the disposition of oil and natural gas properties in connection with tax credit transactions complying with Section 29 of the Internal Revenue Code or any successor or analogous provisions of the Internal Revenue Code.

“Board of Directors” means, as to any Person, the board of directors of such Person or any duly authorized committee thereof.

“BP GOM Asset Purchase” means the purchase of all or substantially all of the Properties (as defined in the BP Purchase Agreement) on substantially the terms described in this prospectus supplement.

“BP Purchase Agreement” means the Purchase and Sale Agreement, dated as of September 4, 2012, by and among BP Exploration & Production, Inc., BP America Production Company and Plains.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, regardless of whether such debt securities include any right of participation with Capital Stock.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Cash Equivalents” means:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

(3) marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition thereof, having a credit rating of “A” or better from either S&P or Moody’s;

(4) certificates of deposit, demand deposit accounts and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2), (3) and (4) above entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within one year after the date of acquisition;

(7) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition; and

(8) deposits in any currency available for withdrawal on demand with any commercial bank that is organized under the laws of any country in which Plains or any Restricted Subsidiary maintains its chief executive office or is engaged in the Related Business, provided that all such deposits are made in such accounts in the ordinary course of business.

“Change of Control” means:

(1) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of Plains (or its successor by merger, consolidation or purchase of all or substantially all of its assets) (for the purposes of this clause, such person or group shall be deemed to beneficially own any Voting Stock of Plains held by an entity, if such person or group “beneficially owns” (as defined above), directly or indirectly, more than 50% of the voting power of the Voting Stock of such entity);

(2) the first day on which a majority of the members of the Board of Directors of Plains are not Continuing Directors;

(3) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of Plains and its Restricted Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act); or

(4) the adoption of a plan or proposal for the liquidation or dissolution of Plains.

“Change of Control Triggering Event” with respect to any series of notes means the occurrence of both a Change of Control and a Rating Decline with respect to the notes of such series.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale (together with any related provision for taxes and any related non-recurring charges relating to any premium or penalty paid, write-off of deferred financing costs or other financial recapitalization charges in connection with redeeming or retiring any Indebtedness prior to its Stated Maturity), to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3) the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(4) exploration and abandonment expense (if applicable) to the extent deducted in calculating Consolidated Net Income; plus

(5) depreciation, depletion, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period), impairment, other non-cash expenses and other non-cash items (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, depletion, amortization, impairment and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(6) any interest expense attributable to any Oil and Natural Gas Hedging Contract, to the extent that such interest expense was deducted in computing such Consolidated Net Income; plus

(7) the accretion of interest charges on future plugging and abandonment obligations and future retirement benefits, to the extent such charges were deducted in computing such Consolidated Net Income; minus

(8) non-cash items increasing such Consolidated Net Income for such period, other than items that were accrued in the ordinary course of business; and minus

(9) the sum of (a) the amount of deferred revenues that are amortized during such period and are attributable to reserves that are subject to Volumetric Production Payments and (b) amounts recorded in accordance with GAAP as repayments of principal and interest pursuant to Dollar-Denominated Production Payments;

in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the foregoing, the provision for taxes on the income or profits of, and the depreciation, depletion and amortization and other non-cash charges and expenses of, a Restricted Subsidiary of the referent Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in the same proportion) that the Net Income of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be dividended to the referent Person by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders. Furthermore, solely for the purpose of calculating Consolidated Cash Flow, any expenses attributable to stock appreciation rights will not be deducted in computing Consolidated Net Income prior to payment of such expenses in cash.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders; provided, however that the operation of this clause (2) shall be suspended with respect to any Restricted Subsidiary that is acquired by Plains or any of its Subsidiaries (regardless of whether such acquisition is effected pursuant to a merger or otherwise) (such Restricted Subsidiary being referred to as a “Newly Acquired Restricted Subsidiary”), but such suspension shall cease immediately after the first six months following such acquisition; provided further, however that the Net Income for such period of any Newly Acquired Restricted Subsidiary that is acquired by Plains or any of its Restricted Subsidiaries during such period, shall be included;

(3) the cumulative effect of a change in accounting principles will be excluded;

(4) any gain (loss) realized upon the sale or other disposition of any property, plant or equipment of such Person or its consolidated Restricted Subsidiaries (including pursuant to any sale or leaseback transaction) which is not sold or otherwise disposed of in the ordinary course of business and any gain (loss) realized upon the sale or other disposition of any Capital Stock of any Person will be excluded;

(5) any asset impairment writedowns on Oil and Gas Properties under GAAP or SEC guidelines will be excluded;

(6) any non-cash mark-to-market adjustments to assets or liabilities resulting in unrealized gains or losses in respect of Hedging Obligations (including those resulting from the application of SFAS 133) shall be excluded;

(7) to the extent deducted in the calculation of Net Income, any non-cash or nonrecurring charges associated with any premium or penalty paid, write-off of deferred financing costs or other financial recapitalization charges in connection with redeeming or retiring any Indebtedness will be excluded; and

(8) any net losses or expenses associated with the Pre-Issue Date Hedge Buyouts and/or the Oil and Natural Gas Hedging Contracts mentioned in the definition of “Pre-Issue Date Hedge Buyouts” will be excluded.

“Consolidated Net Worth” means, with respect to any specified Person as of any date, the sum of:

(1) the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date; plus

(2) the respective amounts reported on such Person’s balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of Plains who:

(1) was a member of such Board of Directors on March 13, 2007; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Credit Facilities” means, with respect to Plains or any of its Restricted Subsidiaries, one or more debt facilities (including, without limitation, the Senior Credit Agreement), commercial paper facilities or Debt Issuances providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to any lenders, other financiers or to special purpose entities formed to borrow from (or sell such receivables to) any lenders or other financiers against such receivables), letters of credit, bankers’ acceptances, other borrowings or Debt Issuances, in each case, as amended, restated, modified, renewed, extended, refunded, replaced or refinanced (in each case, without limitation as to amount), in whole or in part, from time to time (including through one or more Debt Issuances) and any agreements and related documents governing Indebtedness or obligations incurred to refinance amounts then outstanding or permitted to be outstanding, whether provided under the original agreement, indenture or other documentation relating thereto.

“Currency Agreement” means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement as to which such Person is a party or a beneficiary.

“Debt Issuances” means, with respect to Plains or any Restricted Subsidiary, one or more issuances after March 13, 2007 of Indebtedness evidenced by notes, debentures, bonds or other similar securities or instruments.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Disqualified Stock” with respect to each series of notes means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes of such series mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Plains to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Plains may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Covenants—Restricted payments.” The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that Plains and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Dollar-Denominated Production Payments” means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Domestic Restricted Subsidiary” means any Restricted Subsidiary that was formed under the laws of the United States or any state of the United States or the District of Columbia or that Guarantees or otherwise provides direct credit support for any Indebtedness of Plains or any Subsidiary Guarantor.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means (1) an offering for cash by Plains of its Capital Stock (other than Disqualified Stock), or options, warrants or rights with respect to its Capital Stock or (2) a contribution of cash to Plains in exchange for its Capital Stock (other than Disqualified Stock).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Indebtedness” means Indebtedness of Plains and its Subsidiaries (other than Indebtedness under the Senior Credit Agreement, the notes and the Guarantees thereof) in existence on the Issue Date, in each case, until such amounts are repaid.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors or management of Plains (unless otherwise provided in the indenture), which determination will be conclusive for all purposes under the indenture.

“Farm-In Agreement” means an agreement whereby a Person agrees to pay all or a share of the drilling, completion or other expenses of an exploratory or development well (which agreement may be subject to a maximum payment obligation, after which expenses are shared in accordance with the working or participation interest therein or in accordance with the agreement of the parties) or perform the drilling, completion or other operation on such well in exchange for an ownership interest in an oil or gas property.

“Farm-Out Agreement” means a Farm-In Agreement, viewed from the standpoint of the party that transfers an ownership interest to another.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers, consolidations or otherwise (including acquisitions of assets used or useful in a Related Business), or by any Person or any of its Restricted

Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, shall be deemed to have occurred on the first day of the four-quarter reference period and the Consolidated Cash Flow for such reference period will be calculated giving pro forma effect to any expense and cost reductions that have occurred or, in the reasonable judgment of the chief accounting or chief financial officer of Plains, are reasonably expected to occur (regardless of whether those operating improvements or cost savings could then be reflected in pro forma financial statements prepared in accordance with Regulation S-X under the Securities Act or any other regulation or policy of the SEC related thereto);

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4) any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5) any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(6) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (excluding (i) any interest attributable to Production Payments and Reserve Sales, (ii) write-off of deferred financing costs and (iii) accretion of interest charges on future plugging and abandonment obligations, future retirement benefits and other obligations that do not constitute Indebtedness, but including, without limitation, amortization of debt issuance costs and original issue discount, noncash interest payments, the interest component of any deferred payment obligations other than that attributable to any Oil and Natural Gas Hedging Contract, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings), and net of the effect of all payments made or received pursuant to Interest Rate Agreements; plus

(2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest on Indebtedness of another Person (other than a Restricted Subsidiary of such specified Person) that is guaranteed by the specified Person or one or more of its Restricted Subsidiaries or secured by a Lien on assets of such specified Person or one or more of its Restricted Subsidiaries, regardless of whether such Guarantee or Lien is called upon; plus

(4) all dividends, whether paid or accrued and regardless of whether in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of Plains (other than Disqualified Stock) or to Plains or a Restricted Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the indenture will be computed in conformity with GAAP.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to maintain financial statement conditions or otherwise), or entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part).

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate and Currency Hedges and any Oil and Natural Gas Hedging Contracts.

“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and products refined or processed therefrom.

“Indebtedness” means, with respect to any specified Person, without duplication, any indebtedness of such Person, regardless of whether contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations;

(5) in respect of any Guarantee by such Person of production or payment with respect to a Production Payment (but not any other contractual obligation in respect of such Production Payment);

(6) representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed, except any such balance that constitutes an accrued expense or a trade payable; or

(7) representing any Interest Rate and Currency Hedges,

if and to the extent any of the preceding items (other than letters of credit and Interest Rate and Currency Hedges) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes (a) all indebtedness of any other Person, of the types described above in clauses (1) through (7), secured by a Lien on any asset of the specified Person (regardless of whether such indebtedness is assumed by the specified Person), provided that the amount of such indebtedness will be the lesser of (i) the Fair Market Value of such asset at such date of determination and (ii) the amount of such indebtedness of such other Person, and (b) to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of any other Person, of the types described above in clauses (1) through (7).

Notwithstanding the foregoing, the following shall not constitute “Indebtedness:”

(i) accrued expenses and trade accounts payable arising in the ordinary course of business;

(ii) except as provided in clause (5) of the first paragraph of this definition, any obligation in respect of any Production Payment and Reserve Sales;

(iii) any obligation in respect of any Farm-In Agreement;

(iv) any indebtedness which has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or United States government bonds (in an amount sufficient to satisfy all such indebtedness obligations at maturity or redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such indebtedness, and subject to no other Liens, and the other applicable terms of the instrument governing such indebtedness;

(v) oil or natural gas balancing liabilities incurred in the ordinary course of business and consistent with past practice;

(vi) any obligation in respect of any Oil and Natural Gas Hedging Contract;

(vii) any unrealized losses or charges in respect of Hedging Obligations (including those resulting from the application of FAS 133);

(viii) any obligations in respect of (a) bid, performance, completion, surety, appeal and similar bonds, (b) obligations in respect of bankers acceptances, (c) insurance obligations or bonds and other similar bonds and obligations and (d) any guaranties or letters of credit functioning as or supporting any of the foregoing bonds or obligations; provided, however, that such bonds or obligations mentioned in subclause (a), (b), (c) or (d) of this clause (viii), are incurred in the ordinary course of the business of Plains and its Restricted Subsidiaries and do not relate to obligations for borrowed money;

(ix) any obligations in respect of completion bonds, performance bonds, bid bonds, appeal bonds, surety bonds, bankers acceptances, letters of credit, insurance obligations or bonds and other similar bonds and obligations incurred by Plains or any Restricted Subsidiary in the ordinary course of business and any guaranties and obligations of Plains or any Restricted Subsidiary with respect to or letters of credit functioning as or supporting any of the foregoing bonds or obligations;

(x) any obligation arising from any agreement providing for indemnities, guarantees, purchase price adjustments, holdbacks, contingency payment obligations based on the performance of the acquired or disposed assets or similar obligations (other than guaranties of Indebtedness) incurred by any Person in connection with the acquisition or disposition of assets; and

(xi) all contracts and other obligations, agreements instruments or arrangements described in clauses (21), (22), (23) and (24) of the definition of “Permitted Liens.”

“Interest Rate Agreement” means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

“Interest Rate and Currency Hedges” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

“Investment Grade Rating” with respect to any series of notes means a rating equal to or higher than:

(1) Baa3 (or the equivalent) by Moody’s; or

(2) BBB- (or the equivalent) by S&P,

or, if either such entity ceases to rate the notes of such series for reasons outside of Plains’ control, the equivalent investment grade credit rating from any other Rating Agency.

“Investment Grade Rating Event” with respect to any series of notes means the first day on which the notes of such series have an Investment Grade Rating from a Rating Agency and no Default with respect to the notes of such series has occurred and is then continuing under the indenture.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding endorsements of negotiable instruments and documents in the ordinary course of business, and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Plains or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Plains such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary, Plains will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of Plains’ Investments in such Restricted Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Covenants—Restricted payments.” The acquisition by Plains or any Subsidiary of Plains of a Person that holds an Investment in a third Person will be deemed to be an Investment by Plains or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Covenants—Restricted payments.” Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Issue Date” with respect to each series of notes means the first date on which notes of such series were or are issued under the indenture.

“Leverage Ratio” means, with respect to any Person as of any date of determination, the ratio of (x) the total consolidated Indebtedness of such Person and its Restricted Subsidiaries as of the end of the most recent fiscal quarter for which internal financial statements are available, which would be reflected as a liability on a consolidated balance sheet of such Person and its Restricted Subsidiaries prepared as of such date in accordance with GAAP, to (y) the aggregate amount of Consolidated Cash Flow of such Person for the then most recent four fiscal quarters for which internal financial statements are available, in each case with such pro forma adjustments to the amount of consolidated Indebtedness and Consolidated Cash Flow as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any Asset Sale or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2) any extraordinary or nonrecurring gain or loss, together with any related provision for taxes on such extraordinary or nonrecurring gain or loss.

“Net Proceeds” means the aggregate cash proceeds received by Plains or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of:

(1) all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expense incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Sale;

(2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Sale, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law be repaid out of the proceeds from such Asset Sale;

(3) all distributions and other payments required to be made to holders of minority interests in Subsidiaries or joint ventures as a result of such Asset Sale; and

(4) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, or held in escrow, in either case for adjustment in respect of the sale price or for any liabilities associated with the assets disposed of in such Asset Sale and retained by Plains or any Restricted Subsidiary after such Asset Sale.

“Net Working Capital” means (a) all current assets of Plains and its Restricted Subsidiaries except current assets from Oil and Natural Gas Hedging Contracts, less (b) all current liabilities of Plains and its Restricted Subsidiaries, except current liabilities included in Indebtedness and any current liabilities from Oil and Natural Gas Hedging Contracts, in each case as set forth in the consolidated financial statements of Plains prepared in accordance with GAAP (excluding any adjustments made pursuant to FAS 133).

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither Plains nor any Restricted Subsidiary (a) provides any Guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise), in each case other than Liens on and pledges of the Equity Interests of any Unrestricted Subsidiary or any joint venture owned by Plains or any Restricted Subsidiary to the extent securing otherwise Non-Recourse Debt of such Unrestricted Subsidiary or joint venture; and

(2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of Plains or any Restricted Subsidiary to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

“Officer” means, in the case of Plains, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer or the Secretary of Plains and, in the case of any Subsidiary Guarantor, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer or the Secretary of such Subsidiary Guarantor.

“Officers’ Certificate” means, in the case of Plains, a certificate signed by two Officers or by an Officer and either an Assistant Treasurer or an Assistant Secretary of Plains and, in the case of any Subsidiary Guarantor, a certificate signed by two Officers or by an Officer and either an Assistant Treasurer or an Assistant Secretary of such Subsidiary Guarantor.

“Oil and Gas Properties” means all Properties, including equity or other ownership interests therein, owned by such Person which contain “proved oil and gas reserves” as defined in Rule 4-10 of Regulation S-X of the Securities Act.

“Oil and Natural Gas Hedging Contract” means any oil and natural gas hedging agreements and other agreements or arrangements entered into in the ordinary course of business in the oil and gas industry for the purpose of protecting against fluctuations in oil or natural gas prices.

“Permitted Acquisition Indebtedness” means Indebtedness or Disqualified Stock of Plains or any of Plains’ Restricted Subsidiaries to the extent such Indebtedness or Disqualified Stock was Indebtedness or Disqualified Stock of:

(1) a Subsidiary prior to the date on which such Subsidiary became a Restricted Subsidiary; or

(2) a Person that was merged, consolidated or amalgamated into Plains or a Restricted Subsidiary, provided that on the date such Subsidiary became a Restricted Subsidiary or the date such Person was merged, consolidated and amalgamated into Plains or a Restricted Subsidiary, as applicable, after giving pro forma effect thereto,

(a) the Restricted Subsidiary or Plains, as applicable, would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described under “—Covenants—Incurrence of indebtedness and issuance of preferred stock,”

(b) the Fixed Charge Coverage Ratio for the Restricted Subsidiary or Plains, as applicable, would be greater than the Fixed Charge Coverage Ratio for such Restricted Subsidiary or Plains immediately prior to such transaction, or

(c) the Consolidated Net Worth of the Restricted Subsidiary or Plains, as applicable, would be greater than the Consolidated Net Worth of such Restricted Subsidiary or Plains immediately prior to such transaction.

“Permitted Business Investments” means Investments and expenditures made in the ordinary course of, and of a nature that is or shall have become customary in, a Related Business as means of actively exploiting, exploring for, acquiring, developing, processing, gathering, marketing or transporting oil, natural gas, other hydrocarbons and minerals (including with respect to plugging and abandonment) through agreements, transactions, interests or arrangements that permit one to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of a Related Business jointly with third parties, including without limitation, (i) ownership interests in oil, natural gas, other hydrocarbons and minerals properties or gathering, transportation, processing, storage or related systems and (ii) any operating agreements, joint ventures, partnership agreements, working interests, royalty interests, mineral leases, processing agreements, Farm-In Agreements, Farm-Out Agreements, contracts for the sale, transportation or exchange of oil, natural gas and other hydrocarbons, unitization agreements, pooling arrangements, joint bidding agreements, service contracts, partnership agreements, limited liability company agreements, subscription agreements, stock purchase agreements, stockholder agreements, area of mutual interest agreements, production sharing agreements or other similar or customary agreements, transactions, properties, interests, or arrangements, and Investments and expenditures in connection therewith or pursuant thereto.

“Permitted Holders” means (1) James C. Flores and his spouse and lineal descendants, and their respective estates or legal representatives, (2) trusts created for the benefit of such Persons and (3) entities 80% or more of the Voting Stock of which is directly or indirectly owned by any of the preceding Persons.

“Permitted Investments” means:

(1) any Investment in Plains or in a Restricted Subsidiary;

(2) any Investment in Cash Equivalents;

(3) any Investment by Plains or any Restricted Subsidiary in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Plains or a Restricted Subsidiary;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase requirements at the option of holders—Asset sales;”

(5) any Investments received in compromise or resolution of (a) obligations of trade creditors or customers that were incurred in the ordinary course of business of Plains or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (b) litigation, arbitration or other disputes with Persons who are not Affiliates;

(6) Investments represented by Hedging Obligations;

(7) advances to or reimbursements of employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business;

(8) loans or advances to employees in the ordinary course of business or consistent with past practice;

(9) advances and prepayments for asset purchases in the ordinary course of business in a Related Business of Plains or any of its Restricted Subsidiaries;

(10) receivables owing to Plains or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as Plains or any such Restricted Subsidiary deems reasonable under the circumstances;

(11) surety and performance bonds and workers’ compensation, utility, lease, tax, performance and similar deposits and prepaid expenses in the ordinary course of business;

(12) Guarantees of Indebtedness permitted under the covenant contained under the caption “—Covenants—Incurrence of indebtedness and issuance of preferred stock;”

(13) guarantees by Plains or any of its Restricted Subsidiaries of operating leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by any Restricted Subsidiary in the ordinary course of business;

(14) Investments of a Restricted Subsidiary acquired after March 13, 2007 or of any entity merged into Plains or merged into or consolidated or amalgamated with a Restricted Subsidiary in accordance with the covenant described under “—Covenants—Merger, consolidation or sale of substantially all assets” or the covenant described in the third paragraph under “—Subsidiary guarantees of the notes” (as applicable) to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, consolidation or amalgamation and were in existence on the date of such acquisition, merger or consolidation;

(15) Permitted Business Investments;

(16) Investments received as a result of a foreclosure by Plains or any of its Restricted Subsidiaries with respect to any secured Investment in default;

(17) any Investment in any Person solely (except to the extent of cash payments in lieu of fractional shares) in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Plains or any of its Subsidiaries;

(18) Investments in any units of any oil and gas royalty trust;

(19) Investments existing on March 13, 2007, and any extension, modification or renewal of any such Investments existing on March 13, 2007, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases of such Investments (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investments as in effect on March 13, 2007);

(20) repurchases of or other Investments in the notes; and

(21) other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (21) that are at the time outstanding not to exceed the greater of (a) 1.0% of Adjusted Consolidated Net Tangible Assets or (b) $50.0 million.

“Permitted Liens” means, with respect to any Person:

(1) Liens securing Indebtedness incurred under Credit Facilities pursuant to the covenant described under the caption “—Covenants—Incurrence of indebtedness and issuance of preferred stock;”

(2) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled “—Covenants—Incurrence of indebtedness and issuance of preferred stock” covering only the assets acquired with or financed by such Indebtedness;

(3) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits or cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case incurred in the ordinary course of business;

(4) landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or similar Liens arising by contract or statute in the ordinary course of business and with respect to amounts which are not yet delinquent or are being contested in good faith by appropriate proceedings;

(5) Liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings provided appropriate reserves required pursuant to GAAP have been made in respect thereof;

(6) Liens in favor of the issuers of surety or performance bonds or letters of credit or bankers’ acceptances issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

(7) encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(8) Liens securing Hedging Obligations, so long as the related Indebtedness, if any, is, and is permitted under the indenture to be, secured by a Lien on the same property securing such Hedging Obligation;

(9) leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of Plains and its Restricted Subsidiaries, taken as a whole;

(10) any attachment or judgment Liens not giving rise to an Event of Default;

(11) Liens for the purpose of securing the payment of all or a part of the purchase price of, or Capitalized Lease Obligations with respect to, or the repair, improvement or construction cost of, assets or property acquired or repaired, improved or constructed in the ordinary course of business; provided that:

(a) the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be incurred under the indenture and does not exceed the cost of the assets or property so acquired or repaired, improved or constructed plus fees and expenses in connection therewith; and

(b) such Liens are created within 180 days of repair, improvement or construction or acquisition of such assets or property and do not encumber any other assets or property of Plains or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto (including improvements);

(12) Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained or deposited with a depositary institution; provided that:

(a) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by Plains in excess of those set forth by regulations promulgated by the Federal Reserve Board; and

(b) such deposit account is not intended by Plains or any Restricted Subsidiary to provide collateral to the depository institution;

(13) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by Plains and its Restricted Subsidiaries in the ordinary course of business;

(14) Liens existing on March 13, 2007;

(15) Liens on property at the time Plains or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into Plains or a Restricted Subsidiary; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that such Liens may not extend to any other property owned by Plains or any Restricted Subsidiary other than those of the Person merged or consolidated with Plains or the Restricted Subsidiary;

(16) Liens on property or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary; provided further, however, that such Liens may not extend to any other property owned by Plains or any Restricted Subsidiary;

(17) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to Plains or a Subsidiary Guarantor;

(18) Liens securing the notes, the Subsidiary Guarantees and other obligations arising under the indenture;

(19) Liens securing Permitted Refinancing Indebtedness of Plains or a Restricted Subsidiary incurred to refinance Indebtedness of Plains or a Restricted Subsidiary that was previously so secured; provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property or assets that is the security for a Permitted Lien hereunder;

(20) Liens in respect of Production Payments and Reserve Sales;

(21) Liens on pipelines and pipeline facilities that arise by operation of law;

(22) Liens arising under joint venture agreements, partnership agreements, oil and gas leases or subleases, assignments, purchase and sale agreements, division orders, contracts for the sale, purchasing, processing, transportation or exchange of oil or natural gas, unitization and pooling declarations and agreements, development agreements, area of mutual interest agreements, licenses, sublicenses, net profits interests, participation agreements, Farm-Out Agreements, Farm-In Agreements, carried working interest, and joint operating, unitization, royalty, sales and similar agreements relating to the exploration or development of, or production from, oil and gas properties entered into in the ordinary course of business in a Related Business;

(23) Liens reserved in oil and gas mineral leases for bonus, royalty or rental payments and for compliance with the terms of such leases;

(24) Liens on, or related to, properties or assets to secure all or part of the costs incurred in the ordinary course of a Related Business for exploration, drilling, development, production, processing, transportation, marketing, storage, abandonment or operation;

(25) Liens arising under the indenture in favor of the trustee for its own benefit and similar Liens in favor of other trustees, agents and representatives arising under instruments governing Indebtedness permitted to be incurred under the indenture, provided that such Liens are solely for the benefit of the trustees, agents or representatives in their capacities as such and not for the benefit of the holders of the Indebtedness;

(26) Liens securing obligations of Plains and its Restricted Subsidiaries under Hedging Obligations;

(27) Liens on and pledges of the Equity Interests of any Unrestricted Subsidiary or any joint venture owned by Plains or any Restricted Subsidiary to the extent securing Non-Recourse Debt of such Unrestricted Subsidiary or joint venture; and

(28) Liens incurred in the ordinary course of business of Plains or any Restricted Subsidiary with respect to obligations that, at any one time outstanding, do not exceed the greater of $20.0 million and 0.5% of Adjusted Consolidated Net Tangible Assets.

“Permitted Refinancing Indebtedness” means any Indebtedness of Plains or any of its Restricted Subsidiaries, any Disqualified Stock of Plains or any preferred stock of any Restricted Subsidiary issued (a) in exchange for, or the net proceeds of which are used to extend, renew, refund, refinance, replace, defease, discharge or otherwise retire for value, in whole or in part, or (b) constituting an amendment, modification or supplement to or a deferral or renewal of ((a) and (b) above, collectively, a “Refinancing”), any other Indebtedness of Plains or any of its Restricted Subsidiaries (other than intercompany Indebtedness), any Disqualified Stock of Plains or any preferred stock of a Restricted Subsidiary in a principal amount or, in the case of Disqualified Stock of Plains or preferred stock of a Restricted Subsidiary, liquidation preference, not to exceed (after deduction of reasonable and customary fees and expenses incurred in connection with the Refinancing) the lesser of:

(1) the principal amount or, in the case of Disqualified Stock or preferred stock, liquidation preference, of the Indebtedness, Disqualified Stock or preferred stock so Refinanced (plus, in the case of Indebtedness, the amount of premium, if any paid in connection therewith); and

(2) if the Indebtedness being Refinanced was issued with any original issue discount, the accreted value of such Indebtedness (as determined in accordance with GAAP) at the time of such Refinancing.

Notwithstanding the preceding, no Indebtedness, Disqualified Stock or preferred stock will be deemed to be Permitted Refinancing Indebtedness, unless:

(1) such Indebtedness, Disqualified Stock or preferred stock has a final maturity date or redemption date, as applicable, later than the final maturity date or redemption date, as applicable, of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness, Disqualified Stock or preferred stock being Refinanced;

(2) if the Indebtedness, Disqualified Stock or preferred stock being Refinanced is contractually subordinated or otherwise junior in right of payment to the notes, such Indebtedness, Disqualified Stock or preferred stock has a final maturity date or redemption date, as applicable, later than the final maturity date or redemption date, as applicable, of, and is contractually subordinated or otherwise junior in right of payment to, the notes, on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness, Disqualified Stock or preferred stock being Refinanced at the time of the Refinancing; and

(3) such Indebtedness or Disqualified Stock is incurred or issued by Plains or such Indebtedness, Disqualified Stock or preferred stock is incurred or issued by the Restricted Subsidiary who is the obligor on the Indebtedness being Refinanced or the issuer of the Disqualified Stock or preferred stock being Refinanced; provided that a Restricted Subsidiary that is also a Subsidiary Guarantor may guarantee Permitted Refinancing Indebtedness incurred by Plains, whether or not such Restricted Subsidiary was an obligor or guarantor of the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision hereof or any other entity.

“Point Arguello Partnerships” means the following partnerships of which Arguello Inc. is a managing general partner: (1) Gaviota Gas Plant Company, (2) Point Arguello Natural Gas Line Company, (3) Point Arguello Pipeline Company and (4) Point Arguello Terminal Company.

“Pre-Issue Date Hedge Buyouts” means the series of transactions consummated prior to March 13, 2007 to terminate or unwind, and the associated settlement and accounting of, Oil and Natural Gas Hedging Contracts pertaining to (1) 2006 crude oil price swaps for 15,000 barrels of oil per day at an average price of $25.28 per barrel, (2) 2006 crude oil price collars for 22,000 barrels per day with a floor price of $25.00 and an average ceiling price of $34.76, (3) 2007 crude oil price collars for 22,000 barrels of oil per day with a floor price of $25.00 per barrel and an average ceiling price of $34.76 per barrel and (4) 2008 crude oil price collars for 22,000 barrels of oil per day with a floor price of $25.00 per barrel and an average ceiling price of $34.76 per barrel.

“Principal Property” means any property owned or leased by Plains or any Subsidiary of Plains, the gross book value of which exceeds one percent of Consolidated Net Worth of Plains.

“Production Payments” means Dollar-Denominated Production Payments and Volumetric Production Payments, collectively.

“Production Payments and Reserve Sales” means the grant or transfer by Plains or a Subsidiary of Plains to any Person of a royalty, overriding royalty, net profits interest, Production Payment, partnership or other interest in oil and gas properties, reserves or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties, including any such grants or transfers pursuant to incentive compensation programs on terms that are reasonably customary in the oil and gas business for geologists, geophysicists and other providers of technical services to Plains or a Subsidiary of Plains.

“Rating Agency” with respect to any series of notes means each of S&P and Moody’s, or if S&P or Moody’s or both shall not make a rating on the notes of such series publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by Plains which shall be substituted for S&P or Moody’s, or both, as the case may be.

“Rating Decline” with respect to any series of notes means the occurrence of:

(1) a decrease of one or more gradations (including gradations within rating categories as well as between rating categories) in the rating of the notes of such series by either Rating Agency; or

(2) a withdrawal of the rating of the notes of such series by either Rating Agency; provided, however, that such decrease or withdrawal occurs on, or within 90 days before or after the earlier of (a) a Change of Control, (b) the date of public notice of the occurrence of a Change of Control or (c) public notice of the intention by Plains to effect a Change of Control (which period shall be extended so long as the rating of the notes of such series is under publicly announced consideration for downgrade by either Rating Agency).

“Related Business” means any business which is the same as or related, ancillary or complementary to any of the businesses of Plains and its Restricted Subsidiaries on March 13, 2007, which includes (1) the acquisition, exploration, exploitation, development, production, operation and disposition of interests in oil, gas and other hydrocarbon properties, and the utilization of Plains’ and its Restricted Subsidiaries’ properties, (2) the gathering, marketing, treating, processing, storage, refining, selling and transporting of any production from such interests or properties and products produced in association therewith, (3) any power generation and electrical transmission business, (4) oil field sales and services and related activities, (5) development, purchase and sale of real estate and interests therein, and (6) any business or activity relating to, arising from, or necessary, appropriate or incidental to the activities described in the foregoing clauses (1) through (5) of this definition.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Subsidiary” means any Subsidiary of Plains other than an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Credit Agreement” means, with respect to Plains, one or more debt facilities (including, without limitation, the Amended and Restated Credit Agreement, dated as of August 3, 2010, as amended by the Consent and Amendment No. 1 to the Amended and Restated Credit Agreement, dated as of October 8, 2010, by Amendment No. 2 to the Amended and Restated Credit Agreement, dated as of May 4, 2011, by Omnibus Amendment No. 3 to the Amended and Restated Credit Agreement, dated as of November 17, 2011, by Amendment No. 4 to the Amended and Restated Credit Agreement, dated as of December 8, 2011, and by Omnibus Amendment No. 5 to the Amended and Restated Credit Agreement, dated as of April 18, 2012, among Plains, the Subsidiary Guarantors, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders and agents parties thereto from time to time) as provided for in one or more agreements or instruments in each case, as amended, restated, modified, supplemented, increased, renewed, refunded, replaced (including replacement after the termination of such credit facility), supplemented, restructured or refinanced in whole or in part from time to time in one or more agreements or instruments.

“Senior Debt” means:

(1) all Indebtedness of Plains or any of its Restricted Subsidiaries outstanding under Credit Facilities and all Hedging Obligations with respect thereto;

(2) any other Indebtedness of Plains or any of its Restricted Subsidiaries permitted to be incurred under the terms of the indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the notes or any Subsidiary Guarantee; and

(3) all Obligations with respect to the items listed in the preceding clauses (1) and (2).

Notwithstanding anything to the contrary in the preceding sentence, Senior Debt will not include:

(a) any intercompany Indebtedness of Plains or any of its Subsidiaries to Plains or any of its Affiliates;

(b) any Indebtedness that is incurred in violation of the indenture; or

(c) any trade payables or taxes owed or owing by Plains or any Restricted Subsidiary.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of Plains within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of the indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Debt” means Indebtedness of Plains or a Guarantor that is contractually subordinated in right of payment, in any respect (by its terms or the terms of any document or instrument relating thereto), to the notes or the Subsidiary Guarantee of such Guarantor, as applicable.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof); provided that the Point Arguello Partnerships, Sepulveda Oil and Gas Company and Nuevo Energy Company are not Subsidiaries of Plains.

“Subsidiary Guarantee” means any guarantee of the notes by any Subsidiary Guarantor in accordance with the provisions of the indenture described under the caption “—Subsidiary guarantees of the notes.”

“Subsidiary Guarantor” means each Restricted Subsidiary that has become obligated under a Subsidiary Guarantee, in accordance with the terms of the guarantee provisions of the indenture, but only for so long as such Subsidiary remains so obligated pursuant to the terms of the indenture.

“Unrestricted Subsidiary” means any Subsidiary of Plains that is designated by the Board of Directors of Plains as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) except as permitted by the covenant described above under the caption “—Covenants—Transactions with affiliates,” is not party to any agreement, contract, arrangement or understanding with Plains or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Plains or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Plains;

(3) is a Person with respect to which neither Plains nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Plains or any of its Restricted Subsidiaries, other than pursuant to a Subsidiary Guarantee.

“Volumetric Production Payments” means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all related undertakings and obligations.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

United States federal income tax considerations

The following general discussion summarizes the material U.S. federal income tax considerations of the ownership and disposition of the notes by holders who purchase notes for cash at their original issuance at their “issue price” (i.e. the first price at which a substantial amount of the notes is sold to the public, excluding sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters). This discussion is based upon the Internal Revenue Code of 1986 as amended (“Code”), regulations of the Treasury Department (“Treasury Regulations”), Internal Revenue Service (“IRS”) rulings and pronouncements, and judicial decisions now in effect, all of which are subject to change (possibly on a retroactive basis). We have not and will not seek any rulings or opinions from the IRS regarding the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the purchase, ownership or disposition of the notes which are different from those discussed below.

This discussion is a summary for general information only and does not consider all aspects of U.S. federal income taxation that may be relevant to the purchase, ownership and disposition of the notes. In addition, this discussion is limited to the U.S. federal income tax consequences to initial holders who hold the notes as capital assets (generally, property held for investment). It does not describe any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction, any estate or gift tax consequences, or the U.S. federal income tax consequences to investors subject to special treatment under the U.S. federal income tax laws, such as:

•	dealers in securities, commodities or foreign currency;

•	tax-exempt entities;

•	banks, insurance companies or other financial institutions;

•	regulated investment companies or real estate investment trusts;

•	traders in securities that have elected the mark-to-market method of accounting for their securities;

•	persons that hold notes as part of a “straddle,” a “hedge” or a “conversion transaction” or other risk reduction transaction;

•	persons liable for alternative minimum tax;

•	foreign persons or entities (except to the extent specifically set forth below);

•	expatriates and certain former citizens or long-term residents of the United States;

•	U.S. holders (as defined below) that have a “functional currency” other than the U.S. dollar;

•	pass-through entities (e.g., partnerships) or investors who hold the notes through pass-through entities;

•	passive foreign investment companies; and

•	controlled foreign corporations.

If a partnership, including any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, is a beneficial owner of notes, the treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership that is considering purchasing notes, you should consult with your tax advisor.

U.S. holders

As used in this discussion, a “U.S. holder” is a beneficial owner of notes that, for U.S. federal income tax purposes, is:

•	an individual who is a citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation created or organized under the laws of the United States, any of its states or the District of Columbia;

•	an estate if its income is subject to U.S. federal income taxation regardless of its source; or

•

a trust if a U.S. court is able to exercise primary supervision over administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust, or that has validly elected to continue to be treated as a domestic trust.

Taxation of interest—stated interest

It is anticipated, and the following discussion assumes, that the notes will not be issued with more than a de minimis amount of original issue discount. Stated interest on the notes is generally taxable to you as ordinary income:

•	when it accrues, if you use the accrual method of accounting for U.S. federal income tax purposes; or

•	when you receive it, if you use the cash method of accounting for U.S. federal income tax purposes.

Certain debt instruments that provide for one or more contingent payments are subject to Treasury Regulations governing contingent payment debt instruments. In certain circumstances (see the discussion of “Redemption—Optional redemption”, “Repurchase requirements at the option of holders—Change of control” and “Principal, maturity and interest” under “Description of notes”), we may pay amounts on the notes that are in excess of the stated interest and principal of the notes. We intend to take the position, and the following discussion assumes, that the notes should not be treated as contingent payment debt instruments. This position is based, in part, on our assumptions regarding the likelihood, as of the date of issuance of the notes, that such additional payments will not have to be paid. Assuming such position is respected, any such additional amounts paid to you pursuant to “Description of notes—Redemption—Optional redemption” or “Description of notes—Repurchase requirements at the option of holders—Change of control” should be taxable as described below in “—Sale or other disposition of the notes,” and any additional interest paid to you pursuant to “Description of notes—Principal, maturity and interest” should be taxable as described above in this section. Our determination is binding on you unless you disclose your contrary position to the IRS in the manner that is required by applicable Treasury Regulations. Our determination is not, however, binding on the IRS. It is possible that the IRS might take a different position from that described above, in which case the timing, character and amount of taxable income in respect of the notes may be materially different from that described in this section.

Sale or other disposition of notes

Upon the sale, exchange, redemption, retirement or other taxable disposition of the notes, you will generally recognize capital gain or loss equal to the difference between:

•

the amount of cash proceeds and the fair market value of any property received on such disposition (less any amount attributable to accrued and unpaid interest on the notes, which will generally be taxable as ordinary income to the extent that you have not previously included such amount in income); and

•	your adjusted tax basis in the notes.

Your adjusted tax basis in a note generally will equal the cost of the note to you, decreased by any payment on the note other than a payment of interest. Any capital gain or loss that is recognized on the disposition of the notes will be long-term capital gain or loss if you have held the notes for more than one year. The deductibility of capital losses is subject to limitations.

Information reporting and backup withholding

Information reporting will generally apply to payments of interest on, or the proceeds of the sale or other disposition of, notes held by you, unless you are an exempt recipient. Backup withholding generally will apply to such payments unless you provide us or the appropriate intermediary with a taxpayer identification number, and comply with certain certification procedures, or you otherwise establish an exemption from backup withholding. U.S. backup withholding tax is not an additional tax. Any amount withheld under the backup withholding rules is allowable as a credit against your U.S. federal income tax liability, if any, and a refund may be obtained if the amounts withheld exceed your actual U.S. federal income tax liability and you timely provide the required information or appropriate claim form to the IRS.

Non-U.S. holders

You are a non-U.S. holder for purposes of this discussion if you are a beneficial owner of notes that is for U.S. federal income tax purposes an individual, corporation, estate or trust that is not a U.S. holder.

Payment on the notes

Payments of interest on a note that is not effectively connected with your conduct of a trade or business within the United States will generally not be subject to U.S. federal income tax, and U.S. federal withholding tax will not be required on such payments, provided that:

•	you are not:

•	an actual or constructive owner of 10% or more of the total voting power of all classes of our voting stock;

•	a controlled foreign corporation related (directly or indirectly) to us through stock ownership; or

•	a bank that received such interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

• we or our paying agent receives:

•

from you, a properly completed Form W-8BEN (or substitute Form W-8BEN or the appropriate successor form) signed under penalties of perjury, which provides your name and address and certifies that you are a non-U.S. holder; or

•

from a security clearing organization, bank or other financial institution that holds the notes in the ordinary course of its trade or business (a “financial institution”) on behalf of you, certification under penalties of perjury that such a Form W-8BEN (or substitute Form W-8BEN or the appropriate successor form) has been received by it, or by another such financial institution, from you, and a copy of the Form W-8BEN (or substitute Form W-8BEN or the appropriate successor form) must be attached to such certification.

Special rules may apply to holders who hold notes through “qualified intermediaries” within the meaning of U.S. federal income tax laws.

If interest on a note is effectively connected with your conduct of a trade or business in the United States and, if you are entitled to benefits under an applicable tax treaty, is attributable to a permanent establishment or a fixed base maintained by you in the United States, then such income generally will be subject to U.S. federal income tax on a net basis at the rates applicable to U.S. persons generally (and, if you are a corporate holder, such income may also be subject to a 30% branch profits tax or such lower rate as may be available under an applicable income tax treaty). If interest is subject to U.S. federal income tax on a net basis in accordance with the rules described in the preceding sentence, payments of such interest will not be subject to U.S. withholding tax so long as you provide us or our paying agent with a properly completed Form W-8ECI, signed under penalties of perjury.

If you do not qualify for exemption from withholding under the preceding paragraphs, you generally will be subject to withholding of U.S. federal income tax at the rate of 30% on payments of interest on the notes unless you provide us with a properly executed IRS Form W-8BEN (or a substitute or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable United States income tax treaty.

NON-U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS ABOUT ANY APPLICABLE INCOME TAX TREATIES, WHICH MAY PROVIDE FOR AN EXEMPTION FROM OR A LOWER RATE OF WITHHOLDING TAX, EXEMPTION FROM OR REDUCTION OF BRANCH PROFITS TAX, OR OTHER RULES DIFFERENT FROM THOSE DESCRIBED ABOVE.

In certain circumstances (see the discussions of “Redemption—Optional redemption”, “Repurchase requirements at the option of holders—Change of control” and “Principal, maturity and interest” under “Description of notes”), we may be obligated to pay amounts in excess of stated interest and principal on the notes. Such payments may be treated as interest subject to the rules applicable to interest payments discussed above and below, as additional amounts paid for the notes and subject to the rules applicable to taxable dispositions of notes discussed below, or as other income subject to United States federal withholding tax. A non-U.S. Holder who is subject to United States federal withholding tax on any additional payments should consult the holder’s own tax advisor as to whether the holder can obtain a refund for all or a portion of the withholding tax.

Sale or other disposition of notes

Any gain realized by you on the sale, exchange, redemption, retirement or other disposition of a note (other than any amount allocable to accrued and unpaid interest, which is taxable as interest and may be subject to the rules discussed above) generally will not be subject to U.S. federal income or withholding tax, unless:

•

such gain is effectively connected with your conduct of a trade or business in the United States and, if you are entitled to benefits under an applicable tax treaty, is attributable to a permanent establishment or a fixed base maintained by you in the United States; or

•	you are an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are satisfied.

If the first bullet point applies, you generally will be subject to U.S. federal income tax with respect to such gain in the same manner as U.S. holders, as described above, unless an applicable income tax treaty provides otherwise. In addition, if you are a corporation, you may also be subject to the branch profits tax described above. If the second bullet point applies, you generally will be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate under an applicable income tax treaty) on the amount by which your capital gains from U.S. sources exceed capital losses allocable to U.S. sources.

Information reporting and backup withholding

You will generally not be subject to backup withholding and information reporting with respect to payments that we make to you provided that we do not have actual knowledge or reason to know that you are a United States person, as defined under the Code, and you have given us the statement described above under “—Non-U.S. holders—Payment on the notes.” In addition, you will not be subject to backup withholding or information reporting with respect to the proceeds of the sale of a note within the United States or conducted through certain United States-related brokers, if the broker receives the statement described above and does not have actual knowledge or reason to know that you are a United States person, as defined under the Code, or you otherwise establish an exemption. However, we may be required to report annually to the Internal Revenue Service and to you the amount of, and the tax withheld with respect to, any interest paid to you, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which you reside.

Any amount withheld under the backup withholding rules may be credited against your U.S. federal income tax liability and any excess may be refundable if the proper information is provided in a timely manner to the IRS. U.S. backup withholding tax is not an additional tax.

Foreign account tax compliance act

Withholding taxes may apply to certain types of payments made to “foreign financial institutions” (as specially defined in the Code) and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on interest on, and gross proceeds from the sale or other disposition of, the notes paid to a foreign financial institution or to a non-financial foreign entity, unless (1) the foreign financial institution undertakes certain diligence and reporting, (2) the non-financial foreign entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (1) above, it must enter into an agreement with the U.S.

Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to non-compliant foreign financial institutions and certain other account holders.

Although these rules currently apply to applicable payments made after December 31, 2012 (other than interest payments made on certain debt securities discussed below), the IRS has issued proposed Treasury Regulations providing that the withholding provisions described above will generally apply to payments of interest made on or after January 1, 2014 and to payments of gross proceeds from a sale or other disposition of debt securities on or after January 1, 2015. In addition, although these rules currently would not apply to debt securities outstanding on March 18, 2012, the proposed Treasury Regulations extend the date of their initial application and indicate that this withholding tax would not apply to debt securities issued before January 1, 2013 (and not materially modified after December 31, 2012).

The proposed Treasury Regulations described above will not be effective until they are issued in their final form, and as of the date of this prospectus supplement, it is not possible to determine whether the proposed regulations will be finalized in their current form or at all. Prospective investors should consult their tax advisors regarding these withholding provisions.

THE PRECEDING DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING, AND DISPOSING OF OUR NOTES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

Underwriting; Conflicts of interest

Subject to the terms and conditions in the underwriting agreement between us and the underwriters, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the principal amount of notes that appears opposite its name in the table below:

	Principal amount of notes due 2020	Principal amount of notes due 2023
J.P. Morgan Securities LLC	$	$
Barclays Capital Inc.
BMO Capital Markets Corp.
Citigroup Global Markets Inc.
Wells Fargo Securities, LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
RBC Capital Markets, LLC
Scotia Capital (USA) Inc.
TD Securities (USA) LLC
Capital One Southcoast, Inc.
Deutsche Bank Securities Inc.
Goldman, Sachs & Co.
ING Financial Markets LLC
SunTrust Robinson Humphrey, Inc.
UBS Securities LLC
BNP Paribas Securities Corp.
CIBC World Markets Corp.
Comerica Securities, Inc.
Fifth Third Securities, Inc.
Mizuho Securities USA Inc.

Total	$	$

The underwriters initially propose to offer the notes to the public at the public offering price that appears on the cover page of this prospectus supplement. The underwriters may offer the notes to selected dealers at the public offering price minus a concession of up to     % of the principal amount of the notes due 2020 and up to     % of the principal amount of the notes due 2023. In addition, the underwriters may allow, and those selected dealers may reallow, a concession of up to     % of the principal amount of the notes due 2020 and up to     % of the notes due 2023 to certain other dealers. After the initial offering, the underwriters may change the public offering price and any other selling terms. The underwriters may offer and sell notes through certain of their affiliates. The expenses of the offering, not including the underwriting discount, are estimated to be approximately $1.5 million, and are payable by us.

In the underwriting agreement, we have agreed that:

•

We will not offer or sell any of our debt securities (other than the notes) for a period of 45 days after the date of this prospectus supplement without the prior consent of J.P. Morgan Securities LLC.

•

We will indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or contribute to payments that the underwriters may be required to make in respect of those liabilities.

The notes are a new issue of securities for which there is no established trading market. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the notes. However, they are not obligated to do so and they may discontinue any market making at any time in their sole discretion. Therefore, we cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices that you receive when you sell will be favorable.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of the notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive and the 2010 PD Amending Directive to the extent implemented, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive or the 2010 PD Amending Directive if the relevant provision has been implemented;

•

to fewer than (i) 100 natural or legal persons per Relevant Member State (other than qualified investors as defined in the Prospectus Directive or the 2010 PD Amending Directive if the relevant provision has been implemented) or (ii) if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons per Relevant Member State (other than qualified investors as defined in the Prospectus Directive or the 2010 PD Amending Directive if the relevant provision has been implemented), subject to obtaining the prior consent of the relevant dealer or dealers nominated by the company for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive or Article 3(2) of the 2010 PD Amending Directive to the extent implemented.

For the purposes of this provision, the expression an “offer of the notes to the public,” in relation to any notes in any Relevant Member State, means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, the expression “Prospectus Directive” means Directive 2003/71/EC, and includes any relevant implementing measure in that Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EC.

This communication is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Each underwriter has represented and agreed that:

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the Financial Services and Markets Act 2000 does not apply to us; and

•

it has complied and will comply with all applicable provisions of the Financial Services and Markets Act 2000 with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

In connection with this offering of the notes, the underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the Securities Exchange Act of 1934. Overallotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes, as applicable. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions.

Stabilizing transactions and syndicate covering transactions may cause the price of the notes to be higher than it would otherwise be in the absence of those transactions. If any underwriter engages in stabilizing or syndicate covering transactions, it may discontinue them at any time.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. From time to time, the underwriters and their respective affiliates have directly and indirectly provided investment banking, commercial banking and financial advisory services to us for which they have received customary compensation and expense reimbursement. The underwriters and their affiliates may in the future provide similar services. An affiliate of Wells Fargo Securities, LLC is the lender under our short-term revolving credit facility. In addition, certain underwriters or their affiliates are lenders under our senior revolving credit facility and will receive a portion of the net proceeds from this offering through repayment of the borrowings they have extended under that facility. In addition, certain of the underwriters and their affiliates have entered into a commitment letter with us to amend and restate our existing senior revolving credit facility and provide us with the amended and restated senior credit facilities, as more fully described under “Summary—Recent developments—Commitment letter” and “Description of our other indebtedness.” Also, Wells Fargo Bank, N.A. serves as trustee under the indenture governing the notes offered hereby as well as our existing senior notes. From time to time, certain of our underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future. In addition, affiliates of J.P. Morgan Securities LLC and Goldman, Sachs & Co. purchase oil production from us. J.P. Morgan Securities LLC is also acting as our financial advisor in connection with the BP acquisition, for which it will receive a customary fee if the BP acquisition is consummated.

In the ordinary course of their various business activities, the underwriters and their respective affiliates have made or held, and may in the future make or hold, a broad array of investments, including serving as counterparties to certain derivative and hedging arrangements, and may have actively traded, and in the future may actively trade, debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may have in the past and at any time in the future hold long and short positions in such securities and instruments. Such investment and securities activities may have involved, and in the future may involve, our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Conflicts of interest

We intend to use at least five percent of the net proceeds of this offering to repay indebtedness owed by us to affiliates of certain of the underwriters who are lenders under our senior revolving credit facility. See “Use of proceeds.” Consequently, certain of the underwriters, including J.P. Morgan Securities LLC, Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, BMO Capital Markets Corp., BNP Paribas Securities Corp., Capital One Southcoast, Inc., Citigroup Global Markets Inc., Comerica Securities, Inc., Goldman, Sachs & Co., ING Financial Markets LLC, RBC Capital Markets, LLC, TD Securities (USA) LLC, Scotia Capital (USA) Inc., UBS Securities LLC and Wells Fargo Securities, LLC, may have a conflict of interest within the meaning of FINRA Rule 5121. Accordingly, this offering is being made in compliance with the requirements of Rule 5121. This rule provides that if at least five percent of the net offering proceeds from the sale of debt securities, not including underwriting compensation, are used to reduce or retire the balance of a loan or credit facility extended by any underwriter or its affiliates, a “qualified independent underwriter,” or QIU, meeting certain standards must participate in the preparation of the registration statement and the prospectus and exercise the usual standards of due diligence with respect thereto. To comply with Rule 5121, each of J.P. Morgan Securities LLC, Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, BMO Capital Markets Corp., BNP Paribas Securities Corp., Capital One Southcoast, Inc., Citigroup Global Markets Inc., Comerica Securities, Inc., Goldman, Sachs & Co., ING Financial Markets LLC, RBC Capital Markets, LLC, TD Securities (USA) LLC, Scotia Capital (USA) Inc., UBS Securities LLC and Wells Fargo Securities, LLC will not confirm any sales to any account over which it exercises discretionary authority without the specific written approval of the transaction from the account holder and only to the extent that it retains documentation of such approval in its records. Deutsche Bank Securities Inc. is assuming the responsibilities of acting as the QIU in connection with this offering. We have agreed to indemnify Deutsche Bank Securities Inc. against certain liabilities incurred in connection with it acting as a QIU for this offering, including liabilities under the Securities Act.

Legal matters

Latham & Watkins LLP, Houston, Texas will pass upon the validity of the notes offered hereby. Certain matters will be passed upon for the underwriters by Andrews Kurth LLP, Houston, Texas.

Experts

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2011 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The Statements of Revenues and Direct Operating Expenses of the BP Exploration & Production Inc. and BP America Production properties to be acquired incorporated in this prospectus supplement by reference to our Current Report on Form 8-K, dated October 23, 2012, have been so incorporated in reliance upon the report of Ernst & Young LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audited Statements of Revenues and Direct Operating Expenses of the oil and gas properties to be acquired by PXP from Shell Offshore Inc. included as Exhibit 99.2 to Plains Exploration & Production Company’s Current Report on Form 8-K, dated October 23, 2012 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Certain information with respect to the oil and gas reserves associated with our oil and gas prospects is derived from the reports of Netherland, Sewell & Associates, Inc. and Ryder Scott Company, L.P., each an independent petroleum consulting firm, and has been included in this prospectus supplement, and incorporated by reference herein, upon the authority of said firms as experts with respect to the matters covered by such reports and in giving such reports.

Glossary of oil and gas terms

The following are abbreviations and definitions of certain terms commonly used in the oil and gas industry and this document:

Analogous reservoir.    Analogous reservoirs, as used in resource assessments, have similar rock and fluid properties, reservoir conditions (depth, temperature, and pressure) and drive mechanisms, but are typically at a more advanced stage of development than the reservoir of interest and thus may provide concepts to assist in the interpretation of more limited data and estimation of recovery. When used to support proved reserves, analogous reservoir refers to a reservoir that shares all of the following characteristics with the reservoir of interest: (i) the same geological formation (but not necessarily in pressure communication with the reservoir of interest); (ii) the same environment of deposition; (iii) similar geologic structure; and (iv) the same drive mechanism.

Bbl.    One stock tank barrel, or 42 U.S. gallons liquid volume, used in reference to oil or other liquid hydrocarbons.

BOE.    One stock tank barrel equivalent of oil, calculated by converting gas volumes to equivalent oil barrels at a ratio of 6 Mcf to 1 Bbl of oil.

Developed oil and gas reserves.    Developed oil and gas reserves are reserves of any category that can be expected to be recovered: (i) through existing wells with existing equipment and operating methods or in which the cost of the required equipment is relatively minor compared to the cost of a new well; and (ii) through installed extraction equipment and infrastructure operational at the time of the reserves estimate if the extraction is by means not involving a well.

Development project.    A development project is the means by which petroleum resources are brought to the status of economically producible. As examples, the development of a single reservoir or field, an incremental development in a producing field or the integrated development of a group of several fields and associated facilities with a common ownership may constitute a development project.

Development well.    A well drilled within the proved area of an oil or gas reservoir to the depth of a stratigraphic horizon known to be productive.

Differential.    An adjustment to the price of oil or gas from an established spot market price to reflect differences in the quality and/or location of oil or gas.

Economically producible.    The term economically producible, as it relates to a resource, means a resource which generates revenue that exceeds, or is reasonably expected to exceed, the costs of the operation. The value of the products that generate revenue shall be determined at the terminal point of oil and gas producing activities.

Estimated ultimate recovery.    Estimated ultimate recovery is the sum of reserves remaining as of a given date and cumulative production as of that date.

Exploratory well.    A well drilled to find a new field or to find a new reservoir in a field previously found to be productive of oil or gas in another reservoir. Generally, an exploratory well is any well that is not a development well, an extension well, a service well or a stratigraphic test well.

Gas.    Natural gas.

MBbl.    One thousand barrels of oil or other liquid hydrocarbons.

MBOE.    One thousand BOE.

Mcf.    One thousand cubic feet of gas.

MMcf.    One million cubic feet of gas.

NGL.    Natural gas liquids.

Oil.    Crude oil, condensate and NGL, except where the context indicates otherwise.

Operator.    The individual or company responsible for the exploration and/or production of an oil or gas well or lease.

Play.    A geographic area with hydrocarbon potential.

Probabilistic estimate.    The method of estimation of reserves or resources is called probabilistic when the full range of values that could reasonably occur for each unknown parameter (from the geoscience and engineering data) is used to generate a full range of possible outcomes and their associated probabilities of occurrences.

Probable reserves.    Probable oil and gas reserves are those quantities of oil and gas that are less certain to be recovered than proved reserves, but which, together with proved reserves, are as likely as not to be recovered.

When deterministic methods are used, it is as likely as not that actual remaining quantities recovered will exceed the sum of estimated proved plus probable reserves. When probabilistic methods are used, there should be at least a 50% probability that the actual quantities recovered will equal or exceed the proved plus probable reserves estimates.

Probable reserves may be assigned to areas of a reservoir adjacent to proved reserves where data control or interpretations of available data are less certain, even if the interpreted reservoir continuity of structure or productivity does not meet the reasonable certainty criterion. Probable reserves may be assigned to areas that are structurally higher than the proved area if these areas are in communication with the proved reservoir.

Probable reserves estimates also include potential incremental quantities associated with a greater percentage recovery of the hydrocarbons in place than assumed for proved reserves.

The proved plus probable reserves estimate must be based on reasonable alternative technical and commercial interpretations within the reservoir or subject project that are clearly documented, including comparisons to results in successful similar projects.

Where direct observation has defined a highest known oil, or HKO, elevation and the potential exists for an associated gas cap, proved oil reserves should be assigned in the structurally higher portions of the reservoir above the HKO only if the higher contact can be established with reasonable certainty through reliable technology. Portions of the reservoir that do not meet this reasonable certainty criterion may be assigned as probable oil or gas based on reservoir fluid properties and pressure gradient interpretations.

Proved oil and gas reserves. Proved oil and gas reserves are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for estimation. The project to extract the hydrocarbons must have commenced, or the operator must be reasonably certain that it will commence the project, within a reasonable time.

The area of the reservoir considered as proved includes all of the following: (i) the area identified by drilling and limited by fluid contacts, if any; and (ii) adjacent undrilled portions of the reservoir that can, with reasonable certainty, be judged to be continuous with it and to contain economically producible oil and gas on the basis of available geoscience and engineering data.

In the absence of data on fluid contacts, proved quantities in a reservoir are limited by the lowest known hydrocarbons as seen in a well penetration unless geoscience, engineering or performance data and reliable technology establish a lower contact with reasonable certainty.

Where direct observation from well penetrations has defined a highest known oil elevation and the potential exists for an associated gas cap, proved oil reserves may be assigned in the structurally higher portions of the reservoir only if geoscience, engineering or performance data and reliable technology establish the higher contact with reasonable certainty.

Reserves which can be produced economically through application of improved recovery techniques (including, but not limited to, fluid injection) are included in the proved classification when: (i) successful testing by a pilot project in an area of the reservoir with properties no more favorable than in the reservoir as a whole, the operation of an installed program in the reservoir or an analogous reservoir or other evidence using reliable technology establishes the reasonable certainty of the engineering analysis on which the project or program was based; and (ii) the project has been approved for development by all necessary parties and entities, including governmental entities.

Existing economic conditions include prices and costs at which economic producibility from a reservoir is to be determined. The price shall be the average price during the twelve-month period prior to the ending date of the period covered by the report, determined as an unweighted arithmetic average of the first-day-of-the-month price for each month within such period, unless prices are defined by contractual arrangements, excluding escalations based upon future conditions.

Reasonable certainty.    If deterministic methods are used, reasonable certainty means a high degree of confidence that the quantities will be recovered. If probabilistic methods are used, there should be at least a 90% probability that the quantities actually recovered will equal or exceed the estimate. A high degree of confidence exists if the quantity is much more likely to be achieved than not, and, as changes due to increased availability of geoscience (geological, geophysical and geochemical), engineering and economic data are made to estimated ultimate recovery with time, reasonably certain estimated ultimate recovery is much more likely to increase or remain constant than to decrease.

Reliable technology.    Reliable technology is a grouping of one or more technologies (including computational methods) that has been field tested and has been demonstrated to provide reasonably certain results with consistency and repeatability in the formation being evaluated or in an analogous formation.

Reserves.    Reserves are estimated remaining quantities of oil and gas and related substances anticipated to be economically producible, as of a given date, by application of development projects to known accumulations. In addition, there must exist, or there must be a reasonable expectation that there will exist, the legal right to produce or a revenue interest in the production, installed means of delivering oil and gas or related substances to market and all permits and financing required to implement the project. Reserves should not be assigned to adjacent reservoirs isolated by major, potentially sealing, faults until those reservoirs are penetrated and evaluated as economically producible. Reserves should not be assigned to areas that are clearly separated from a known accumulation by a non-productive reservoir (i.e., absence of reservoir, structurally low reservoir or negative test results). Such areas may contain prospective resources (i.e., potentially recoverable resources from undiscovered accumulations).

Reserve life.    A measure of the productive life of an oil and gas property or a group of properties, expressed in years. Reserve life is calculated by dividing proved reserve volumes at year-end by production volumes. In our calculation of reserve life, production volumes are based on annualized fourth quarter production and are adjusted, if necessary, to reflect property acquisitions and dispositions.

Resources.    Resources are quantities of oil and gas estimated to exist in naturally occurring accumulations. A portion of the resources may be estimated to be recoverable and another portion may be considered unrecoverable. Resources include both discovered and undiscovered accumulations.

Royalty interest.    An interest in an oil and gas lease that gives the owner of the interest the right to receive a portion of the production from the leased acreage (or of the proceeds of the sale thereof), but generally does not require the owner to pay any portion of the costs of drilling or operating the wells on the leased acreage. Royalties may be either landowner’s royalties, which are reserved by the owner of the leased acreage at the time the lease is granted, or overriding royalties, which are usually reserved by an owner of the leasehold in connection with a transfer to a subsequent owner.

Standardized measure.    The present value, discounted at 10% per year, of estimated future net revenues from the production of proved reserves, computed by applying sales prices used in estimating proved oil and gas reserves to the year-end quantities of those reserves in effect as of the dates of such estimates and held constant throughout the productive life of the reserves (except for consideration of future price changes to the extent provided by contractual arrangements in existence at year-end), and deducting the estimated future costs to be incurred in developing, producing and abandoning the proved reserves (computed based on year-end costs and assuming continuation of existing economic conditions). Future income taxes are calculated by applying the appropriate year-end statutory federal and state income tax rate, with consideration of future tax rates already legislated, to pre-tax future net cash flows, net of the tax basis of the properties involved and utilization of available tax carryforwards related to proved oil and gas reserves.

Undeveloped oil and gas reserves.    Undeveloped oil and gas reserves are reserves of any category that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Reserves on undrilled acreage shall be limited to those directly offsetting development spacing areas that are reasonably certain of production when drilled, unless evidence using reliable technology exists that establishes reasonable certainty of economic producibility at greater distances. Undrilled locations can be classified as having proved undeveloped reserves only if a development plan has been adopted indicating that they are scheduled to be drilled within five years, unless the specific circumstances justify a longer time. Under no circumstances shall estimates for undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual projects in the same reservoir or an analogous reservoir, or by other evidence using reliable technology establishing reasonable certainty.

Upstream.    The portion of the oil and gas industry focused on acquiring, developing, exploring for and producing oil and gas.

Working interest.    An interest in an oil and gas lease that gives the owner of the interest the right to drill for and produce oil and gas on the leased acreage and requires the owner to pay a share of the costs of drilling and production operations.

The terms “analogous reservoir,” “developed oil and gas reserves,” “development project,” “development well,” “economically producible,” “estimated ultimate recovery,” “exploratory well,” “probabilistic estimate,” “probable reserves,” “proved oil and gas reserves,” “reasonable certainty,” “reliable technology,” “reserves,” “resources” and “undeveloped oil and gas reserves” are defined by the SEC.

PROSPECTUS

PXP

Plains Exploration & Production Company

COMMON STOCK

DEBT SECURITIES

GUARANTEES OF DEBT SECURITIES

We, Plains Exploration & Production Company, may offer from time to time common stock and debt securities, and certain of our subsidiaries may offer guarantees of our debt securities. This prospectus describes the general terms of these securities and the general manner in which we will offer the securities. The specific terms of any securities we offer will be included in a supplement to this prospectus. The prospectus supplement will also describe the specific manner in which we will offer the securities. Any prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.

Our common stock is listed on the New York Stock Exchange under the trading symbol “PXP.”

You should consider carefully “Risk Factors” on page 1 before investing in our securities.

None of the Securities and Exchange Commission, any state securities commission or any other regulatory body has approved or disapproved of these securities or determined if this prospectus or the accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated March 5, 2010.

You should rely only on the information contained or incorporated by reference in this prospectus, any prospectus supplement and any written communication from us or any underwriter specifying the final terms of a particular offering. We have not authorized anyone to provide you with additional or different information. You should not assume that the information in this prospectus, any prospectus supplement or any written communication from us or any underwriter specifying the final terms of a particular offering is accurate as of any date other than the date on its cover page and that any information we have incorporated by reference is accurate only as of the date of the documents incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the “SEC,” using a “shelf” registration process. Under this shelf registration process, we may, over time, offer and sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities that we may offer. Each time we offer securities, we will provide one or more prospectus supplements and, if applicable, pricing supplements, that will contain specific information about the terms of that offering. A prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement or pricing supplement together with the additional information described under the heading “Where You Can Find More Information” below. You should rely only on the information incorporated by reference or provided in this prospectus and the applicable prospectus supplement or pricing supplement. We have not authorized anyone else to provide you with different information. We are not making an offer to sell in any jurisdiction in which the offer is not permitted. You should not assume that the information in the prospectus, any prospectus supplement or any other document incorporated by reference in this prospectus is accurate as of any date other than the dates of those documents.

Unless the context requires otherwise or unless otherwise noted, all references in this prospectus or any prospectus supplement to “Plains” and to the “company,” “we,” “us” or “our” are to Plains Exploration & Production Company and its subsidiaries.

i

WHERE YOU CAN FIND MORE INFORMATION

Each time we offer to sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including any guarantees. The prospectus supplement may also add, update or change information contained in this prospectus. This prospectus, together with the applicable prospectus supplement, will include or refer you to all material information relating to each offering.

We file annual, quarterly and current reports, proxy statements and other information with the SEC (File No. 001- 31470). Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov and at our web site at http://www.pxp.com. You may also read and copy at prescribed rates any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330.

Our common stock is listed on the New York Stock Exchange under the symbol “PXP.” Our reports, proxy statements and other information may be read and copied at the New York Stock Exchange at 20 Broad Street, 7th Floor, New York, New York 10005.

The SEC allows us to “incorporate by reference” the information that we file with them, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents and all documents that we subsequently file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information furnished rather than filed):

•	our Annual Report on Form 10-K for the year ended December 31, 2009;

•	our Current Reports on Form 8-K filed on May 20, 2008, February 12, 2010 and February 25, 2010; and

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the description of our common stock contained in our Form 10 registration statement filed with the SEC on November 8, 2002, as amended by Amendment No. 1 filed November 21, 2002, Amendment No. 2 filed December 3, 2002, and Amendment No. 3 filed December 6, 2002.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing), at no cost, by writing to us at the following address or calling the following number:

Plains Exploration & Production Company

Attention: Corporate Secretary

700 Milam, Suite 3100

Houston, Texas 77002

(713) 579-6000

FORWARD-LOOKING STATEMENTS

This prospectus includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and the Private Securities Litigation Reform Act of 1995 about us that are subject to risks and uncertainties. All statements other than statements of historical fact included in this prospectus are forward-looking statements. Forward-looking statements may be found in this document regarding our financial position, business strategy, production and reserve growth, possible or assumed future results of operations, and other plans and objectives for our future operations.

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All forward-looking statements in this registration statement are made as of the date hereof, and you should not place undue reliance on these statements without also considering the risks and uncertainties associated with these statements and our business that are discussed in this registration statement and our other filings with the Securities and Exchange Commission. Forward-looking statements are subject to risks and uncertainties. Although we believe that in making such statements our expectations are based on reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected.

Except as required by law, we do not undertake any obligation to release publicly any revisions to any forward-looking statements, to report events or circumstances after the date of this prospectus, or to report the occurrence of unanticipated events.

Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “will,” “would,” “should,” “plans,” “likely,” “expects,” “anticipates,” “intends,” “believes,” “estimates,” “thinks,” “may,” and similar expressions, are forward-looking statements. The following important factors, in addition to those discussed under “Risk Factors” and elsewhere in this document, could affect the future results of the energy industry in general, and us in particular, and could cause those results to differ materially from those expressed in or implied by such forward-looking statements:

•	uncertainties inherent in the development and production of and exploration for oil and gas and in estimating reserves;

•	unexpected difficulties in integrating our operations as a result of any significant acquisitions;

•	unexpected future capital expenditures (including the amount and nature thereof);

•	the impact of oil and gas price fluctuations, including the impact on our reserve volumes and values and our earnings as a result of our derivative positions;

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the effects of our indebtedness, which could adversely restrict our ability to operate, could make us vulnerable to general adverse economic and industry conditions, could place us at a competitive disadvantage compared to our competitors that have less debt, and could have other adverse consequences;

•	the success of our derivative activities;

•	the success of our risk management activities;

•	the effects of competition;

•	the availability (or lack thereof) of acquisition or combination opportunities;

•	the availability (or lack thereof) of capital to fund our business strategy and/or operations;

•	the impact of current and future laws and governmental regulations, including those related to climate change;

•	environmental liabilities that are not covered by an effective indemnity or insurance;

•	the ability and willingness of our current or potential counterparties to fulfill their obligations to us or to enter into transactions with us in the future; and

•	general economic, market or business conditions.

All written and oral forward-looking statements attributable to us are expressly qualified in their entirety by such factors. For additional information with respect to these factors, see “Where You Can Find More Information” above.

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ABOUT US

We are an independent oil and gas company primarily engaged in the activities of acquiring, developing, exploring and producing oil and gas properties in the United States and were formed as a Delaware corporation in 2002. Our core areas of operations are:

•	Onshore California;

•	Offshore California;

•	the Gulf Coast Region;

•	the Gulf of Mexico;

•	the Mid-Continent Region; and

•	the Rocky Mountains.

Assets in our principal focus areas include mature properties with long-lived reserves and significant development opportunities as well as newer properties with development and exploration potential. In addition to the assets in our principal focus areas listed above, we also have an interest in an exploration block offshore Vietnam.

Our principal executive offices are located at 700 Milam, Suite 3100, Houston, Texas 77002, and our telephone number is (713) 579-6000. We maintain a website on the Internet at http://www.pxp.com. Unless specifically incorporated by reference in this prospectus, information that you may find on the website is not part of this prospectus.

RISK FACTORS

There are important factors that could cause our actual results, level of activity or performance to differ materially from our past results of operations or from the results, level of activity or performance implied by the forward-looking statements contained in this prospectus or in any prospectus supplement. In particular, you should carefully consider the risk factors described under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009, which is incorporated by reference into this prospectus. Other sections of this prospectus, any prospectus supplement and the documents incorporated by reference may include additional factors which could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time, and it is not possible for us to predict all risk factors, nor can we assess the impact of all risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

USE OF PROCEEDS

Unless indicated otherwise in a prospectus supplement, we expect to use the net proceeds from the sale of any securities offered pursuant to this prospectus and any prospectus supplement for general corporate purposes. These purposes may include, but are not limited to:

•	reduction or refinancing of debt or other corporate obligations;

•	acquisitions;

•	capital expenditures; and

•	working capital.

Any specific allocation of the net proceeds of an offering of securities to a specific purpose will be determined at the time of the offering and will be described in a prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated on a consolidated historical basis. All dollar amounts are reported in thousands.

	Year Ended December 31,
	2005	2006	2007	2008	2009
Pre-tax income (loss) from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees	$(344,870)	$984,607	$268,048	$(1,152,683)	$217,180
Fixed charges (see below)	63,161	76,640	111,640	200,881	202,737
Amortization of capitalized interest	1,356	1,378	1,850	2,486	7,606
Interest capitalized	(3,467)	(7,909)	(36,353)	(71,801)	(116,231)

Total adjusted earnings available for payment of fixed charges	$(283,820)	$1,054,716	$345,185	$(1,021,117)	$311,292

Fixed charges(a)
Interest expense	$55,421	$64,675	$68,908	$116,991	$73,811
Interest capitalized	3,467	7,909	36,353	71,801	116,231
Amortization of debt-related expenses	3,140	1,990	3,983	8,484	8,355
Rental expense representative of interest factor	1,133	2,066	2,396	3,605	4,340

Total fixed charges	$63,161	$76,640	$111,640	$200,881	$202,737

Ratio of earnings to fixed charges	(b )	13.8	3.1	(c )	1.5

(a)	For each of the periods presented, there were no outstanding shares of preferred stock.
(b)	Total fixed charges exceeded total adjusted earnings available for payment of fixed charges by $347.0 million.
(c)	Total fixed charges exceeded total adjusted earnings available for payment of fixed charges by $1,222 million, primarily due to impairment of oil and gas properties recorded in December 2008.

DESCRIPTION OF DEBT SECURITIES

Any debt securities that we offer under a prospectus supplement will be direct, unsecured general obligations. The debt securities will be either senior debt securities or subordinated debt securities. The debt securities will be issued under one or more separate indentures between us and a banking or financial institution, as trustee. Senior debt securities will be issued under the indenture, dated as of March 13, 2007, between us, certain of our subsidiaries and Wells Fargo Bank, N.A., as Trustee. Subordinated debt securities will be issued under a separate indenture to be entered into between us, a trustee that we will name in the prospectus supplement, and any of our subsidiaries parties thereto. Together, the senior indenture and the subordinated indenture are called the “indentures.” The indentures will be supplemented by supplemental indentures, the material provisions of which will be described in a prospectus supplement.

As used in this description, the words “Plains,” “we,” “us” and “our” refer to Plains Exploration & Production Company, and not to any of its subsidiaries or affiliates.

We have summarized some of the material provisions of the indentures below. This summary does not restate those agreements in their entirety. Our senior indenture and a form of subordinated indenture have been filed as exhibits to the registration statement of which this prospectus is a part. We urge you to read each of the indentures because each one, and not this description, defines the rights of holders of debt securities.

Capitalized terms defined in the indentures have the same meanings when used in this prospectus.

General

The debt securities issued under the indentures will be our direct, unsecured general obligations. The senior debt securities will rank equally with all of our other senior and unsubordinated debt. The subordinated debt securities will have a junior position to all of our senior debt.

A substantial portion of our assets are held by our operating subsidiaries. With respect to these assets, holders of senior debt securities that are not guaranteed by our operating subsidiaries and holders of subordinated debt securities will have a position junior to the prior claims of creditors of these subsidiaries, including trade creditors, debtholders, secured creditors, taxing authorities and guarantee holders, and any preferred stockholders, except to the extent that we may ourselves be a creditor with recognized claims against any subsidiary. Our ability to pay the principal, premium, if any, and interest on any debt securities is, to a large extent, dependent upon the payment to us by our subsidiaries of dividends, debt principal and interest or other charges.

The following description sets forth the general terms and provisions that could apply to debt securities that we may offer to sell. A prospectus supplement and an indenture relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title and type of the debt securities;

•	the total principal amount of the debt securities;

•	the percentage of the principal amount at which the debt securities will be issued and any payments due if the maturity of the debt securities is accelerated;

•	the dates on which the principal of the debt securities will be payable;

•	the interest rate which the debt securities will bear and the interest payment dates for the debt securities;

•	any conversion or exchange features;

•	any optional redemption periods;

•	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem some or all of the debt securities;

•	any provisions granting special rights to holders when a specified event occurs;

•	any changes to or additional events of default or covenants;

•	any special tax implications of the debt securities, including provisions for original issue discount securities, if offered; and

•	any other terms of the debt securities.

None of the indentures will limit the amount of debt securities that may be issued. Each indenture will allow debt securities to be issued up to the principal amount that may be authorized by us and may be in any currency or currency unit designated by us.

Debt securities of a series may be issued in registered, coupon or global form.

Subsidiary Guarantees

If the applicable prospectus supplement relating to a series of our senior debt securities provides that those senior debt securities will have the benefit of a guarantee by any or all of our operating subsidiaries, payment of the principal, premium, if any, and interest on those senior debt securities will be unconditionally guaranteed on an unsecured, unsubordinated basis by such subsidiary or subsidiaries. The guarantee of senior debt securities will rank equally in right of payment with all of the unsecured and unsubordinated indebtedness of such subsidiary or subsidiaries.

If the applicable prospectus supplement relating to a series of our subordinated debt securities provides that those subordinated debt securities will have the benefit of a guarantee by any or all of our operating subsidiaries, payment of the principal, premium, if any, and interest on those subordinated debt securities will be unconditionally guaranteed on an unsecured, subordinated basis by such subsidiary or subsidiaries. The guarantee of the subordinated debt securities will be subordinated in right of payment to all of such subsidiary’s or subsidiaries’ existing and future senior indebtedness (as defined in the related prospectus supplement), including any guarantee of the senior debt securities, to the same extent and in the same manner as the subordinated debt securities are subordinated to our senior indebtedness (as defined in the related prospectus supplement). See “—Subordination” below.

The obligations of our operating subsidiaries under any such guarantee will be limited as necessary to prevent the guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

Covenants

Under the indentures, we:

•	will pay the principal of, and interest and any premium on, the debt securities when due;

•	will maintain a place of payment;

•	will deliver a certificate to the trustee each fiscal year reviewing our compliance with our obligations under the indentures;

•	will preserve our corporate existence; and

•	will deposit sufficient funds with any paying agent on or before the due date for any principal, interest or premium.

Mergers and Sale of Assets

Each of the indentures will provide that we may not consolidate with or merge into any other person or sell, convey, transfer or lease all or substantially all of our properties and assets (on a consolidated basis) to another person, unless:

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either: (a) Plains is the surviving corporation; or (b) the person or entity formed by or surviving any such consolidation, amalgamation or merger or resulting from such conversion (if other than Plains) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation, limited liability company or limited partnership organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

•

the person or entity formed by or surviving any such conversion, consolidation, amalgamation or merger (if other than Plains) or the person or entity to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all of the obligations of Plains under such indenture and the debt securities governed thereby pursuant to agreements reasonably satisfactory to the trustee; provided that, unless such person or entity is a corporation, a corporate co-issuer of such debt securities will be added to the applicable indenture by agreements reasonably satisfactory to the trustee;

•	we or the successor will not immediately be in default under such indenture; and

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we deliver an officer’s certificate and opinion of counsel to the trustee stating that such consolidation or merger complies with such indenture and that all conditions precedent set forth in such indenture have been complied with.

Upon the assumption of our obligations under each indenture by a successor, we will be discharged from all obligations under such indenture.

Events of Default

Unless we inform you otherwise in the prospectus supplement, “Event of default,” when used in the indentures, with respect to debt securities of any series, will mean any of the following:

(1) default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of such default for a period of 30 days;

(2) default in the payment of the principal of (or premium, if any, on) any debt security of that series at its maturity;

(3) default in the performance, or breach, of any covenant set forth in Article Ten of the applicable indenture (other than a covenant a default in whose performance or whose breach is elsewhere specifically dealt with as an event of default or which has expressly been included in such indenture solely for the benefit of one or more series of debt securities other than that series), and continuance of such default or breach for a period of 90 days after there has been given, by registered or certified mail, to Plains by the trustee or to Plains and the trustee by the holders of at least 25% in principal amount of the then-outstanding debt securities of that series a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” thereunder;

(4) default in the performance, or breach, of any covenant in the applicable indenture (other than a covenant set forth in Article Ten of such indenture or any other covenant a default in whose performance or whose breach is elsewhere specifically dealt with as an event of default or which has expressly been included in such indenture solely for the benefit of one or more series of debt securities other than that series), and continuance of such default or breach for a period of 180 days after there has been given, by registered or certified mail, to Plains by the trustee or to Plains and the trustee by the holders of at least 25% in principal amount of the then-outstanding debt securities of that series a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” thereunder;

(5) Plains, pursuant to or within the meaning of any bankruptcy law, (i) commences a voluntary case, (ii) consents to the entry of any order for relief against it in an involuntary case, (iii) consents to the appointment of a custodian of it or for all or substantially all of its property, or (iv) makes a general assignment for the benefit of its creditors;

(6) a court of competent jurisdiction enters an order or decree under any bankruptcy law that (i) is for relief against Plains in an involuntary case, (ii) appoints a custodian of Plains or for all or substantially all of its property, or (iii) orders the liquidation of Plains ; and the order or decree remains unstayed and in effect for 60 consecutive days;

(7) default in the deposit of any sinking fund payment when due; or

(8) any other event of default provided with respect to debt securities of that series in accordance with provisions of the indenture related to the issuance of such debt securities.

An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under an indenture. The trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal, interest or any premium) if it considers the withholding of notice to be in the interests of the holders.

If an event of default for any series of debt securities occurs and continues, the trustee or the holders of a specified percentage in aggregate principal amount of the debt securities of the series may declare the entire principal of all of the debt securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a specified percentage of the aggregate principal amount of the debt securities of that series can void the declaration.

Other than its duties in case of a default, a trustee is not obligated to exercise any of its rights or powers under any indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. If they provide this reasonable indemnification, the holders of a majority in principal amount outstanding of any series of debt securities may direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for any series of debt securities.

Amendments and Waivers

Subject to certain exceptions, the indentures, the debt securities issued thereunder or the subsidiary guarantees may be amended or supplemented with the consent of the holders of a majority in aggregate principal amount of the then-outstanding debt securities of each series affected by such amendment or supplemental indenture, with each such series voting as a separate class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, debt securities) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with respect to each series of debt securities with the consent of the holders of a majority in principal amount of the then-outstanding debt securities of such series voting as a separate class (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, debt securities).

Without the consent of each holder of the outstanding debt securities affected, an amendment or waiver may not, among other things:

(1) change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security, or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or reduce the amount of the principal of an original issue discount security that would be due and payable upon a declaration of acceleration of the maturity thereof pursuant to the applicable indenture, or change any place of payment where, or the coin or currency in which, any debt security or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity thereof (or, in the case of redemption, on or after the redemption date therefor);

(2) reduce the percentage in principal amount of the then-outstanding debt securities of any series, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver (of compliance with certain provisions of the applicable indenture or certain defaults thereunder and their consequences) provided for in the applicable indenture;

(3) modify any of the provisions set forth in (i) the sections related to matters addressed in items (1) through (15) of this caption, “—Amendments and Waivers,” immediately below, (ii) the provisions of the applicable indenture related to the holder’s unconditional right to receive principal, premium, if any, and interest on the debt securities or (iii) the provisions of the applicable indenture related to the waiver of past defaults under such indenture except to increase any such percentage or to provide that certain other provisions of such indenture cannot be modified or waived without the consent of the holder of each then-outstanding debt security affected thereby; provided, however, that this clause shall not be deemed to require the consent of any holder with respect to changes in the references to “the trustee” and concomitant changes in this section of such indenture, or the deletion of this proviso in such indenture, in accordance with the requirements of such indenture;

(4) waive a redemption payment with respect to any debt security; provided, however, that any purchase or repurchase of debt securities shall not be deemed a redemption of the debt securities;

(5) release any guarantor from any of its obligations under its guarantee or the applicable indenture, except in accordance with the terms of such indenture (as supplemented by any supplemental indenture); or

(6) make any change in the foregoing amendment and waiver provisions.

Notwithstanding the foregoing, without the consent of any holder of debt securities, Plains, the guarantors and the trustee may amend each of the indentures or the debt securities issued thereunder to:

(1) cure any ambiguity or to correct or supplement any provision therein that may be inconsistent with any other provision therein;

(2) evidence the succession of another person or entity to Plains and the assumption by any such successor of the covenants of Plains therein and, to the extent applicable, to the debt securities;

(3) provide for uncertificated debt securities in addition to or in place of certificated debt securities; provided that the uncertificated debt securities are issued in registered form for purposes of Section 163(f) of the Internal Revenue Code of 1986, as amended (the “Code”), or in the manner such that the uncertificated debt securities are described in Section 163(f)(2)(B) of the Code;

(4) add a guarantee and cause any person or entity to become a guarantor, and/or to evidence the succession of another person or entity to a guarantor and the assumption by any such successor of the guarantee of such guarantor therein and, to the extent applicable, endorsed upon any debt securities of any series;

(5) secure the debt securities of any series;

(6) add to the covenants of Plains such further covenants, restrictions, conditions or provisions as Plains shall consider to be appropriate for the benefit of the holders of all or any series of debt securities (and if such covenants, restrictions, conditions or provisions are to be for the benefit of less than all series of debt securities, stating that such covenants are expressly being included solely for the benefit of such series) or to surrender any right or power therein conferred upon Plains and to make the occurrence, or the occurrence and continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default permitting the enforcement of all or any of the several remedies provided in the applicable indenture as set forth therein; provided, that in respect of any such additional covenant, restriction, condition or provision, such supplemental indenture may provide for a particular period of grace after default (which period may be shorter or longer than that allowed in the case of other defaults) or may provide for an immediate enforcement upon such an event of default or may limit the remedies available to the trustee upon such an event of default or may limit the right of the holders of a majority in aggregate principal amount of the debt securities of such series to waive such an event of default;

(7) make any change to any provision of the applicable indenture that does not adversely affect the rights or interests of any holder of debt securities issued thereunder;

(8) provide for the issuance of additional debt securities in accordance with the provisions set forth in the applicable indenture on the date of such indenture;

(9) add any additional defaults or events of default in respect of all or any series of debt securities;

(10) add to, change or eliminate any of the provisions of the applicable indenture to such extent as shall be necessary to permit or facilitate the issuance of debt securities in bearer form, registrable or not registrable as to principal, and with or without interest coupons;

(11) change or eliminate any of the provisions of the applicable indenture; provided that any such change or elimination shall become effective only when there is no debt security outstanding of any series created prior to the execution of such supplemental indenture that is entitled to the benefit of such provision;

(12) establish the form or terms of debt securities of any series as permitted thereunder, including to reopen any series of any debt securities as permitted thereunder;

(13) evidence and provide for the acceptance of appointment thereunder by a successor trustee with respect to the debt securities of one or more series and to add to or change any of the provisions of the applicable indenture as shall be necessary to provide for or facilitate the administration of the trusts thereunder by more than one trustee, pursuant to the requirements of such indenture;

(14) conform the text of the applicable indenture (and/or any supplemental indenture) or any debt securities issued thereunder to any provision of a description of such debt securities appearing in a prospectus or prospectus supplement or an offering memorandum or offering circular to the extent that such provision was intended to be a verbatim recreation of a provision of such indenture (and/or any supplemental indenture) or any debt securities issued thereunder; or

(15) modify, eliminate or add to the provisions of the applicable indenture to such extent as shall be necessary to effect the qualification of such indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), or under any similar federal statute subsequently enacted, and to add to such indenture such other provisions as may be expressly required under the Trust Indenture Act.

The consent of the holders is not necessary under either indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under an indenture becomes effective, Plains is required to mail to the holders of debt securities thereunder a notice briefly describing such amendment. However, the failure to give such notice to all such holders, or any defect therein, will not impair or affect the validity of the amendment.

Legal Defeasance and Covenant Defeasance

Each indenture provides that Plains may, at its option and at any time, elect to have all of its obligations discharged with respect to the debt securities outstanding thereunder and all obligations of any guarantors of such debt securities discharged with respect to their guarantees (“Legal Defeasance”), except for:

(1) the rights of holders of outstanding debt securities to receive payments in respect of the principal of, or interest or premium, if any, on such debt securities when such payments are due from the trust referred to below;

(2) Plains’ obligations with respect to the debt securities concerning issuing temporary debt securities, registration of debt securities, mutilated, destroyed, lost or stolen debt securities and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and Plains’ and each guarantor’s obligations in connection therewith; and

(4) the Legal Defeasance and Covenant Defeasance (as defined below) provisions of the applicable indenture.

In addition, Plains may, at its option and at any time, elect to have the obligations of Plains released with respect to certain provisions of each indenture, including certain provisions set forth in any supplemental indenture thereto (such release and termination being referred to as “Covenant Defeasance”), and thereafter any omission to comply with such obligations or provisions will not constitute a default or event of default. In the event Covenant Defeasance occurs in accordance with the applicable indenture, the events of default described under clauses (3) and (4) under the caption “—Events of Default”, in each case, will no longer constitute an event of default thereunder.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) Plains must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the debt securities, cash in U.S. dollars, non-callable government securities, or a combination of cash in U.S. dollars and non-callable U.S. government securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants to pay the principal of, or interest and premium, if any, on the outstanding debt securities on the stated date for payment thereof or on the applicable redemption date, as the case may be, and Plains must specify whether the debt securities are being defeased to such stated date for payment or to a particular redemption date;

(2) in the case of Legal Defeasance, Plains has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) Plains has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the issue date of the debt securities, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, Plains has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no default or event of default has occurred and is continuing on the date of such deposit (other than a default or event of default resulting from the borrowing of funds to be applied to such deposit);

(5) the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Plains or any guarantor is a party or by which Plains or any guarantor is bound;

(6) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the applicable indenture) to which Plains or any of its subsidiaries is a party or by which Plains or any of its subsidiaries is bound;

(7) Plains must deliver to the trustee an officers’ certificate stating that the deposit was not made by Plains with the intent of preferring the holders of debt securities over the other creditors of Plains with the intent of defeating, hindering, delaying or defrauding creditors of Plains or others;

(8) Plains must deliver to the trustee an officers’ certificate, stating that all conditions precedent set forth in clauses (1) through (7) of this paragraph have been complied with; and

(9) Plains must deliver to the trustee an opinion of counsel (which opinion of counsel may be subject to customary assumptions, qualifications, and exclusions), stating that all conditions precedent set forth in clauses (2), (3) and (5) of this paragraph have been complied with; provided that the opinion of counsel with respect to clause (5) of this paragraph may be to the knowledge of such counsel.

Satisfaction and Discharge

Each of the indentures will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of debt securities, as expressly provided for in such indenture) as to all outstanding debt securities issued thereunder and the guarantees issued thereunder when:

(1) either (a) all of the debt securities theretofore authenticated and delivered under such indenture (except lost, stolen or destroyed debt securities that have been replaced or paid and debt securities for whose payment money or certain United States governmental obligations have theretofore been deposited in trust or segregated and held in trust by Plains and thereafter repaid to Plains or discharged from such trust) have been delivered to the trustee for cancellation or (b) all debt securities not theretofore delivered to the trustee for cancellation have become due and payable or will become due and payable at their stated maturity within one year, or are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the expense, of Plains, and Plains or the guarantors have irrevocably deposited or caused to be deposited with the trustee funds or U.S. government obligations, or a combination thereof, in an amount sufficient to pay and discharge the entire indebtedness on the debt securities not theretofore delivered to the trustee for cancellation, for principal of and premium, if any, on and interest on the debt securities to the date of deposit (in the case of debt securities that have become due and payable) or to the stated maturity or redemption date, as the case may be, together with instructions from Plains irrevocably directing the trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2) Plains or the guarantors have paid all other sums then due and payable under such indenture by Plains; and

(3) Plains has delivered to the trustee an officers’ certificate and an opinion of counsel, which, taken together, state that all conditions precedent under such indenture relating to the satisfaction and discharge of such indenture have been complied with.

No Personal Liability of Directors, Officers, Employees, Partners and Stockholders

No director, officer, employee, incorporator, partner or stockholder of Plains or any guarantor, as such, shall have any liability for any obligations of Plains or the guarantors under the debt securities, the indentures, the guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder, upon Plains’ issuance of the debt securities and execution of the indentures, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the debt securities. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Denominations

Unless stated otherwise in the prospectus supplement for each issuance of debt securities, the debt securities will be issued in denominations of $1,000 each or integral multiples of $1,000.

Paying Agent and Registrar

The trustee will initially act as paying agent and registrar for the debt securities. Plains may change the paying agent or registrar without prior notice to the holders of the debt securities, and Plains may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange debt securities in accordance with the applicable indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and Plains may require a holder to pay any taxes and fees required by law or permitted by the applicable indenture. Plains is not required to transfer or exchange any debt security selected for redemption. In addition, Plains is not required to transfer or exchange any debt security for a period of 15 days before a selection of debt securities to be redeemed.

Subordination

The payment of principal of, premium, if any, and interest on, subordinated debt securities and any other payment obligations of Plains in respect of subordinated debt securities (including any obligation to repurchase subordinated debt securities) is subordinated in certain circumstances in right of payment, as set forth in the subordinated indenture, to the prior payment in full in cash of all senior debt.

Plains also may not make any payment, whether by redemption, purchase, retirement, defeasance or otherwise, upon or in respect of subordinated debt securities, except from the trust described under “— Legal Defeasance and Covenant Defeasance,” if

•	a default in the payment of all or any portion of the obligations on any senior debt (“payment default”) occurs, or

•

any other default occurs and is continuing with respect to designated senior debt pursuant to which the maturity thereof may be accelerated (“non-payment default”) and, solely with respect to this clause, the trustee for the subordinated debt securities receives a notice of the default (a “Payment Blockage Notice”) from the trustee or other representative for the holders of such designated senior debt.

Cash payments on subordinated debt securities will be resumed (a) in the case of a payment default, upon the date on which such default is cured or waived and (b) in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any designated senior debt has been accelerated or a bankruptcy event of default has occurred and is continuing. No new period of payment blockage may be commenced unless and until 360 days have elapsed since the date of commencement of the payment blockage period resulting from the immediately prior Payment Blockage Notice. No nonpayment default in respect of designated senior debt that existed or was continuing on the date of delivery of any Payment Blockage Notice to the trustee for the subordinated debt securities will be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been cured or waived for a period of no less than 90 consecutive days.

The subordinated indenture also requires that we promptly notify holders of senior debt if payment of subordinated debt securities is accelerated because of an event of default.

Upon any payment or distribution of assets or securities of Plains, in connection with any dissolution or winding up or total or partial liquidation or reorganization of Plains, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings or other marshalling of assets for the benefit of creditors, all amounts due or to become due upon all senior debt shall first be paid in full, in cash or cash equivalents, before the holders of the subordinated debt securities or the trustee on their behalf shall be entitled to receive any payment by Plains on account of the subordinated debt securities, or any payment to acquire any of the subordinated debt securities for cash, property or securities, or any distribution with respect to the subordinated debt securities of any cash, property or securities. Before any payment may be made by, or on behalf of, Plains on any subordinated debt security (other than with the money, securities or proceeds held under any defeasance trust established in accordance with the subordinated indenture), in connection with any such dissolution, winding up, liquidation or reorganization, any payment or distribution of assets or securities for Plains, to which the holders of subordinated debt securities or the trustee on their behalf would be entitled shall be made by Plains or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other similar person or entity making such payment or distribution or by the holders or the trustee if received by them or it, directly to the holders of senior debt or their representatives or to any trustee or trustees under any indenture pursuant to which any such senior debt may have been issued, as their respective interests appear, to the extent necessary to pay all such senior debt in full, in cash or cash equivalents, after giving effect to any concurrent payment, distribution or provision therefor to or for the holders of such senior debt.

As a result of these subordination provisions, in the event of the liquidation, bankruptcy, reorganization, insolvency, receivership or similar proceeding or an assignment for the benefit of the creditors of Plains or a marshalling of assets or liabilities of Plains, holders of subordinated debt securities may receive ratably less than other creditors.

Payment and Transfer

Principal, interest and any premium on fully registered debt securities will be paid at designated places. Payment will be made by check mailed to the persons in whose names the debt securities are registered on days specified in the indentures or any prospectus supplement. Debt securities payments in other forms will be paid at a place designated by us and specified in a prospectus supplement.

Fully registered debt securities may be transferred or exchanged at the corporation trust office of the trustee or at any other office or agency maintained by us for such purposes, without the payment of any service charge except for any tax or governmental charge.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global certificates that we will deposit with a depositary identified in the applicable prospectus supplement. Unless and until it is exchanged in whole or in part for the individual debt securities that it represents, a global security may not be transferred except as a whole:

•	by the applicable depositary to a nominee of the depositary;

•	by any nominee to the depositary itself or another nominee; or

•	by the depositary or any nominee to a successor depositary or any nominee of the successor.

We will describe the specific terms of the depositary arrangement with respect to a series of debt securities in the applicable prospectus supplement. We anticipate that the following provisions will generally apply to depositary arrangements.

When we issue a global security in registered form, the depositary for the global security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual debt securities represented by that global security to the accounts of persons that have accounts with the depositary (“participants”). Those accounts will be designated by the dealers, underwriters or agents with respect to the underlying debt securities or by us if those debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to participants or persons that may hold interests through participants. For interests of participants, ownership of beneficial interests in the global security will be shown on records maintained by the applicable depositary or its nominee. For interests of persons other than participants, that ownership information will be shown on the records of participants. Transfer of that ownership will be effected only through those records. The laws of some states require that certain purchasers of securities take physical delivery of securities in definitive form. These limits and laws may impair our ability to transfer beneficial interests in a global security.

As long as the depositary for a global security, or its nominee, is the registered owner of that global security, the depositary or nominee will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Except as provided below, owners of beneficial interests in a global security:

•	will not be entitled to have any of the underlying debt securities registered in their names;

•	will not receive or be entitled to receive physical delivery of any of the underlying debt securities in definitive form; and

•	will not be considered the owners or holders under the indenture relating to those debt securities.

Payments of principal of, any premium on and any interest on individual debt securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee as the registered owner of the global security representing such debt securities. Neither we, the trustee for the debt securities, any paying agent nor the registrar for the debt securities will be responsible for any aspect of the records relating to or payments made by the depositary or any participants on account of beneficial interests in the global security.

We expect that the depositary or its nominee, upon receipt of any payment of principal, any premium or interest relating to a global security representing any series of debt securities, immediately will credit participants’ accounts with the payments. Those payments will be credited in amounts proportional to the respective beneficial interests of the participants in the principal amount of the global security as shown on the records of the depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in the global security held through those participants will be governed by standing instructions and customary practices. This is now the case with securities held for the accounts of customers registered in “street name.” Those payments will be the sole responsibility of those participants.

If the depositary for a series of debt securities is at any time unwilling, unable or ineligible to continue as depositary and we do not appoint a successor depositary within 90 days, we will issue individual debt securities of that series in exchange for the global security or securities representing that series. In addition, we may at any time in our sole discretion determine not to have any debt securities of a series represented by one or more global securities. In that event, we will issue individual debt securities of that series in exchange for the global security or securities. Furthermore, if we specify, an owner of a beneficial interest in a global security may, on terms acceptable to us, the trustee and the applicable depositary, receive individual debt securities of that series in exchange for those beneficial interests. The foregoing is subject to any limitations described in the applicable prospectus supplement. In any such instance, the owner of the beneficial interest will be entitled to physical delivery of individual debt securities equal in principal amount to the beneficial interest and to have the debt securities registered in its name. Those individual debt securities will be issued in any authorized denominations.

Governing Law

Each indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

Notices

Notices to holders of debt securities will be given by mail to the addresses of such holders as they appear in the security register for such debt securities.

Information Concerning the Trustee

A banking or financial institution will be the trustee under the indentures. A successor trustee may be appointed in accordance with the terms of the indentures.

The indentures and the provisions of the Trust Indenture Act incorporated by reference therein, will contain certain limitations on the rights of the trustee, should it become a creditor of us, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (within the meaning of the Trust Indenture Act), it must eliminate such conflicting interest or resign.

A single banking or financial institution may act as trustee with respect to both the subordinated indenture and the senior indenture. If this occurs, and should a default occur with respect to either the subordinated debt securities or the senior debt securities, such banking or financial institution would be required to resign as trustee under one of the indentures within 90 days of such default, pursuant to the Trust Indenture Act, unless such default were cured, duly waived or otherwise eliminated.

DESCRIPTION OF GUARANTEES OF DEBT SECURITIES

Our subsidiaries may issue unconditional guarantees on an unsecured, unsubordinated basis with respect to senior debt securities that we offer in any prospectus supplement and may issue unconditional guarantees on an unsecured, subordinated basis with respect to subordinated debt securities that we offer in any prospectus supplement. The guarantee of senior debt securities will rank equally in right of payment with all of the unsecured and unsubordinated indebtedness of such subsidiary or subsidiaries. The guarantee of the subordinated debt securities will be subordinated in right of payment to all such subsidiary’s or subsidiaries’ existing and future senior indebtedness (as defined in the related prospectus supplement), including any guarantee of senior debt securities, to the same extent and in the same manner as the subordinated debt securities are subordinated to our senior indebtedness (as defined in the related prospectus supplement). Each guarantee will be issued under a supplement to an indenture. The prospectus supplement relating to a particular issue of guarantees will describe the terms of those guarantees, including the following:

•	the series of debt securities to which the guarantees apply;

•	whether the guarantees are secured or unsecured;

•	whether the guarantees are senior or subordinate to other guarantees or debt;

•	the terms under which the guarantees may be amended, modified, waived, released or otherwise terminated, if different from the provisions applicable to the guaranteed debt securities; and

•	any additional terms of the guarantees.

The obligations of our operating subsidiaries under any such guarantee will be limited as necessary to prevent the guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

DESCRIPTION OF COMMON STOCK

Pursuant to our certificate of incorporation, we have the authority to issue an aggregate of 255,000,000 shares of capital stock, consisting of 250,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. On January 31, 2010, we had 139.4 million shares of common stock outstanding and no shares of preferred stock outstanding.

Selected provisions of our organizational documents are summarized below; however, you should read the organizational documents for other provisions that may be important to you. In addition, you should be aware that the summary below does not give full effect to the terms of the provisions of statutory or common law which may affect your rights as a stockholder.

Common Stock

Voting rights. Each share of common stock is entitled to one vote in the election of directors and on all other matters submitted to a vote of our stockholders. Our stockholders do not have the right to cumulate their votes in the election of directors.

Dividends, distributions and stock splits. Holders of our common stock are entitled to receive dividends if, as and when such dividends are declared by our board out of assets legally available therefor after payment of dividends required to be paid on shares of preferred stock, if any. Our credit facility restricts, and future agreements may restrict, our ability to pay cash dividends.

Liquidation. In the event of any dissolution, liquidation or winding up of our affairs, whether voluntary or involuntary, after payment of our debts and other liabilities and making provision for any holders of our preferred stock who have a liquidation preference, our remaining assets will be distributed ratably among the holders of common stock.

Fully paid. All shares of common stock outstanding are fully paid and nonassessable.

Other rights. Holders of our common stock have no redemption or conversion rights and no preemptive or other rights to subscribe for our securities.

Preferred Stock

Our board of directors has the authority to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rates, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of that series, which may be superior to those of the common stock, without further vote or action by the stockholders. As of the date of this prospectus, there are no outstanding shares of preferred stock.

One of the effects of undesignated preferred stock may be to enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and as a result, to protect the continuity of our management. The issuance of shares of preferred stock by our board of directors as described above may adversely affect the rights of the holders of common stock. For example, preferred stock issued by us may rank superior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for our common stock or may otherwise adversely affect the market price of our common stock.

Delaware Anti-Takeover Law and Certain Charter and Bylaw Provisions

Our certificate of incorporation, bylaws and the Delaware General Corporation Law, or “DGCL” contain certain provisions that could discourage potential takeover attempts and make it more difficult for our stockholders to change management or receive a premium for their shares.

Delaware law. We are subject to Section 203 of the DGCL, an anti-takeover law. In general, the statute prohibits a publicly-held Delaware corporation from engaging in a business combination with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder. A “business combination” includes a merger, sale of 10% or more of our assets and certain other transactions resulting in a financial benefit to the stockholder. For purposes of Section 203, an “interested stockholder” is defined to include any person that is:

•	the owner of 15% or more of the outstanding voting stock of the corporation;

•

an affiliate or associate of the corporation and was the owner of 15% or more of the voting stock outstanding of the corporation, at any time within three years immediately prior to the relevant date; and

•	an affiliate or associate of the persons described in the foregoing bullet points.

However, the above provisions of Section 203 do not apply if:

•	our board approves the transaction that made the stockholder an interested stockholder prior to the date of that transaction;

•

after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding shares owned by our officers and directors; or

•

on or subsequent to the date of the transaction, the business combinations approved by our board and authorized at a meeting of our stockholders by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Stockholders may, by adopting an amendment to the corporation’s certificate of incorporation or bylaws, elect for the corporation not to be governed by Section 203, effective 12 months after adoption. Neither our certificate of incorporation nor our bylaws exempt us from the restrictions imposed under Section 203. It is anticipated that the provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with our board.

Charter and bylaw provisions. Our certificate of incorporation and bylaws provide that any action required or permitted to be taken by our stockholders may only be effected at a duly called annual or special meeting of the stockholders, and may not be taken by written consent of the stockholders unless our board of directors approves the taking of the action by written consent. If our board of directors authorizes our stockholders to take action by written consent, then the stockholders may take action by written consent if stockholders having not less than the minimum number of votes necessary to take the action sign the consent. Special meetings of stockholders may be called by our chairman, chief executive officer or by a majority of the board.

Directors may be removed with the approval of the holders of a majority of the shares then entitled to vote at an election of directors. Stockholders, with or without cause, may remove directors. Vacancies and newly-created directorships resulting from any increase in the number of directors may be filled by a majority of the directors then in office, though less than a quorum. If there are no directors in office, then an election of directors may be held in the manner provided by law.

Limitation of Liability; Indemnification

Our certificate of incorporation contains certain provisions permitted under the DGCL relating to the liability of directors. These provisions eliminate a director’s personal liability for monetary damages resulting from a breach of fiduciary duty, except that a director will be personally liable:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the DGCL relating to unlawful stock repurchases or dividends; and

•	for any transaction from which the director derives an improper personal benefit.

These provisions do not limit or eliminate our rights or those of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s fiduciary duty. These provisions will not alter a director’s liability under federal securities laws.

Our certificate of incorporation and bylaws also provide that we must indemnify our directors and officers to the fullest extent permitted by Delaware law and also provide that we must advance expenses, as incurred, to our directors and officers in connection with a legal proceeding to the fullest extent permitted by Delaware law, subject to very limited exceptions.

Stock Exchange

Our common stock is listed on the New York Stock Exchange under the symbol “PXP.”

Transfer Agent and Registrar

The Transfer Agent and Registrar for our common stock is American Stock Transfer and Trust Company. Its phone number is 1-800-937-5449.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered under this prospectus will be passed upon for us by Latham & Watkins LLP. Additional legal matters may be passed on for us, or any underwriters, dealers or agents, by counsel we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Plains Exploration & Production Company, and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Controls Over Financial Reporting), incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2009 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Pogo Producing Company, or Pogo, as of December 31, 2006 and 2005, and for each of the three years in the period ended December 31, 2006, and Pogo’s management’s assessment of the effectiveness of internal control over financial reporting (which is included in Pogo’s Management’s Report on Internal Controls Over Financial Reporting), incorporated in this prospectus by reference to the Current Report on Form 8-K, filed with the SEC on May 20, 2008, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Certain information with respect to the oil and gas reserves associated with our oil and gas properties is derived from the reports of (i) Netherland, Sewell & Associates, Inc., (ii) Ryder Scott Company, L.P. and (iii) Miller & Lents, Ltd., each an independent petroleum consulting firm, and have been incorporated by reference into this prospectus upon the authority of said firms as experts with respect to the matters covered by such reports and in giving such reports.

PXP